                                                               Exhibit 99.(a)(1)

                          OFFER TO PURCHASE FOR CASH
                   ALL COMMON SHARES OF BENEFICIAL INTEREST
          (INCLUDING THE ASSOCIATED PREFERRED SHARE PURCHASE RIGHTS)

                                      of

                            CABOT INDUSTRIAL TRUST

                                      at

                               $24 NET PER SHARE

                                      by

                           ROOSTER ACQUISITION CORP.
                           A WHOLLY OWNED SUBSIDIARY

                                      OF

                      CALWEST INDUSTRIAL PROPERTIES, LLC

 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
       TIME, ON TUESDAY, DECEMBER 4, 2001, UNLESS THE OFFER IS EXTENDED.

   A summary of the principal terms of the offer appears on pages (ii) through
(vi). You should read this entire document carefully before deciding whether to tender your shares.

                               -----------------

                              THE DEALER MANAGERS
                              FOR THE OFFER ARE:

                             Goldman, Sachs & Co.

                               -----------------

NOVEMBER 5, 2001

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----

SUMMARY TERM SHEET......................................................... ii

IMPORTANT.................................................................. vii

INTRODUCTION............................................................... 1

THE OFFER.................................................................. 3

1.TERMS OF THE OFFER; EXPIRATION DATE...................................... 3

2.ACCEPTANCE FOR PAYMENT AND PAYMENT....................................... 5

3.PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING COMMON SHARES........... 6

4.WITHDRAWAL RIGHTS........................................................ 9

5.MATERIAL FEDERAL INCOME TAX CONSEQUENCES................................. 10

6.PRICE RANGE OF THE SHARES; DIVIDENDS..................................... 10

7.POSSIBLE EFFECTS OF THE OFFER ON THE MARKET FOR THE COMMON SHARES;
  STOCK EXCHANGE LISTING; EXCHANGE ACT REGISTRATION; MARGIN
  REGULATIONS.............................................................. 11

8.CERTAIN INFORMATION CONCERNING CABOT..................................... 12

9.CERTAIN INFORMATION CONCERNING CALWEST AND ROOSTER
  ACQUISITION CORP......................................................... 14

10.BACKGROUND OF THE OFFER; CONTACTS WITH CABOT............................ 16

11.PURPOSE OF THE OFFER AND THE MERGER; THE MERGER AGREEMENT; OTHER
   AGREEMENTS; EFFECTS OF INABILITY TO CONSUMMATE THE MERGER;
   STATUTORY REQUIREMENTS; APPRAISAL RIGHTS; PLANS FOR CABOT............... 23

12.SOURCE AND AMOUNT OF FUNDS.............................................. 42

13.DIVIDENDS AND DISTRIBUTIONS............................................. 44

14.CONDITIONS OF THE OFFER................................................. 45

15.LEGAL MATTERS; REQUIRED REGULATORY APPROVALS............................ 47

16.CERTAIN FEES AND EXPENSES............................................... 47

17.MISCELLANEOUS........................................................... 48

SCHEDULE I

DIRECTORS, EXECUTIVE OFFICERS AND BOARD MEMBERS OF ROOSTER ACQUISITION
CORP., RREEF AMERICA L.C.C., ROPROPERTY HOLDING B.V., RODAMCO NORTH AMERICA
N.V., HASLEMERE N.V. AND RODAMCO EUROPE, N.V............................... I-1

SCHEDULE II

MEMBERS OF THE BOARD OF ADMINISTRATION AND EXECUTIVE OFFICERS OF THE
CALIFORNIA PUBLIC EMPLOYEES' RETIREMENT SYSTEM............................. II-1

                                      (i)

                              SUMMARY TERM SHEET

   Our name is Rooster Acquisition Corp. and we are offering to purchase all of the outstanding common shares of beneficial interest of Cabot Industrial Trust, a Maryland real estate investment trust ("Cabot"), for $24 net per share in cash, without any interest, pursuant to a merger agreement with Cabot. The following are some of the questions that you, as a shareholder of Cabot, may have and answers to those questions.

   We urge you to read carefully the remainder of this Offer to Purchase and the accompanying Letter of Transmittal and Cabot's Solicitation/Recommendation Statement on Schedule 14D-9, which is being mailed to you with these materials, because the information in this summary term sheet is not complete. Important additional information is contained in the remainder of this Offer to Purchase, the Letter of Transmittal and the Schedule 14D-9.

Q: WHO IS OFFERING TO BUY YOUR COMMON SHARES?

A: . Rooster Acquisition Corp. is a Maryland corporation that was formed solely to make the offer described in this Offer to Purchase. We are a wholly owned subsidiary of CalWest Industrial Properties, LLC, a California limited liability company ("CalWest").

   . CalWest was created in 1998 as a joint venture between the California
     Public Employees' Retirement System ("CalPERS"), a government employee pension fund and a unit of the State and Consumer Services Agency of the State of California, and RREEF America L.L.C., a Delaware limited liability company ("RREEF"), and its affiliates, to invest exclusively in industrial properties in the western United States.

   . CalPERS provides retirement and health benefits to more than 1.2 million members, including active workers and retirees, their families and beneficiaries, and their employers. CalPERS is the nation's largest public pension fund and the third largest in the world with assets totaling approximately $155.3 billion at July 31, 2001.

   . RREEF, a wholly owned indirect subsidiary of RoProperty Holding B.V., is a full service commercial real estate investment advisor. See Section 9.

Q: WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

A: We are seeking to purchase all of the issued and outstanding common shares of beneficial interest of Cabot (including the associated preferred share purchase rights) for $24 net per share in cash. See the "Introduction" to this Offer to Purchase for more information about the offer.

Q: HOW MUCH ARE WE OFFERING TO PAY, WHAT IS THE FORM OF PAYMENT AND WILL YOU
   HAVE TO PAY ANY FEES OR COMMISSIONS?

A: We are offering to pay you $24 net per share in cash, without any interest.
   If you are the registered owner of your common shares and you tender your common shares to us in our offer, you will not have to pay brokerage fees or similar fees. However, if you own your common shares through a broker or other nominee, your broker or nominee may charge you a fee to tender your common shares. You should consult your broker or nominee to determine whether any charges will apply. See the "Introduction" to this Offer to Purchase.

Q: DO WE HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

A: We have received from Goldman Sachs Mortgage Company a commitment to lend, subject to the conditions set forth in a commitment letter, up to $1.225 billion to us for the purpose of purchasing the Cabot common shares pursuant to the offer and providing working capital following the acquisition. Goldman Sachs

                                     (ii)

   Mortgage Company is obligated to provide funds under this commitment, unless certain customary conditions are not satisfied and unless the offer is not completed on or before January 15, 2002, subject to a 30 business day extension. These customary conditions are not conditions to our obligation to complete the offer. In addition to these customary conditions:

  . Goldman Sachs Mortgage Company also is not obligated to fund the loan provided by the commitment if certain specified serious events occur relating to New York Stock Exchange trading, commercial banking activities, war or a national emergency, or certain national or international financial, political or economic conditions and consequences.

  . Within 30 business days of the occurrence of one of these serious events which allows our lender not to fund the loan, our lender will once again be obligated to fund the loan if our lender determines that a stock exchange or banking activity related event has been resolved or the war, emergency or national or international condition has not materially impaired our collateral or the value of the loan.

  . During this 30 business day time period following such a serious event, we will be allowed to, and we have agreed with Cabot to use our efforts to, find alternative financing.

  . If, at the conclusion of such 30 business day time period, our lender relies on one of these serious events not to fund the loan and we have not obtained alternative financing, we will not be obligated to complete the offer or the merger.

See Sections 12 and 14.

Q: IS OUR FINANCIAL CONDITION RELEVANT TO YOUR DECISION TO TENDER YOUR COMMON
   SHARES IN THE OFFER?

   . We do not believe that our financial condition is relevant to your decision whether to tender common shares and accept the offer because:

   . the offer is being made for all outstanding common shares solely for cash,

   . as outlined above and as described in detail herein, we have received from Goldman Sachs Mortgage Company a commitment to loan to us sufficient funds to purchase for cash all outstanding common shares,

   . our obligation to purchase your shares in the offer is not subject to any financing related condition, other than a specified serious financial market, commercial banking, war, national emergency, or national or international financial, political or economic event, as outlined above,

   . if we complete the offer, we will acquire all remaining shares for the same cash price in the merger,

   . as outlined below, the offer is made pursuant to a merger agreement approved by Cabot's Board of Trustees, which Board has determined that the merger agreement, the offer and the merger are fair to and in the best interests of Cabot shareholders, and

   . Cabot's Board of Trustees has received a written opinion from its financial advisor, dated October 28, 2001, to the effect that, subject to certain customary limitations, the consideration to be received by shareholders in the offer, in the aggregate, is fair from a financial point of view.

   See "Introduction" and Sections 1, 11, 12 and 14 of the Offer to Purchase.

                                     (iii)

Q: WHAT DOES CABOT'S BOARD OF TRUSTEES THINK OF THE OFFER?

A: We are making the offer pursuant to a merger agreement among us, CalWest, Cabot and Cabot LP. Cabot's Board of Trustees unanimously approved the merger agreement, our offer and the proposed merger of Rooster Acquisition Corp. with and into Cabot. Cabot's Board of Trustees has determined that the merger agreement, the offer, the merger and the other transactions contemplated by the merger agreement, taken together, are fair to, advisable and in the best interests of Cabot and its shareholders. See the "Introduction" to this Offer to Purchase.

Q: WHAT ARE THE MOST IMPORTANT CONDITIONS TO THE OFFER?

A: The most important conditions to the offer are that:

    - shareholders validly tender, and do not withdraw, common shares before the expiration of our offer that, if accepted for payment and purchased by us, will represent at least two-thirds of the outstanding common shares on a fully diluted basis, after giving effect to the exercise or conversion of all options, rights, partnership units and other securities exercisable or convertible into common shares. Pursuant to shareholder and unitholder agreements entered into in connection with the merger agreement, holders of common shares and units of common limited partnership interests in Cabot LP representing approximately 7.5% of the outstanding common shares on a fully diluted basis (assuming conversion of such units of partnership interest in Cabot LP into common shares of Cabot) have agreed to tender their common shares in the offer,

    - our lender has not determined that there has occurred a specified, serious event relating to New York Stock Exchange trading, commercial banking activities, war or a national emergency, or national or international financial, political or economic conditions, as discussed above under "Do We Have The Financial Resources To Make Payment?" or, if our lender does determine that a specified serious event has occurred, our lender nevertheless determines within 30 business days following that occurrence to finance our purchase of the common shares,

    -  the merger agreement has not been terminated, and

    - there has not occurred any change of a specified type that is or is reasonably likely to

      . be materially adverse to Cabot and Cabot's subsidiaries taken as a whole, or

      . prevent or materially delay the performance by Cabot or Cabot LP of any of its obligations under the merger agreement.

   See Sections 1, 12 and 14.

Q: HOW DO YOU ACCEPT THE OFFER AND TENDER YOUR COMMON SHARES?

A: To tender your common shares, you must completely fill out the enclosed
   Letter of Transmittal and deliver it, along with the certificates representing your common shares, to the Depositary identified in the Letter of Transmittal prior to the expiration of the offer. If your common shares are held in street name (i.e., through a broker, dealer or other nominee), they can be tendered by your nominee through The Depository Trust Company. If you cannot deliver all necessary documents to the Depositary in time, you might be able to complete and deliver to the Depositary, in lieu of the missing documents, the enclosed Notice of Guaranteed Delivery, provided you are able to fully comply with its terms. See Section 3.

Q: HOW LONG DO YOU HAVE TO DECIDE WHETHER TO TENDER YOUR COMMON SHARES INTO THE
   OFFER?

A: You have until 12:00 midnight, New York City time, on Tuesday, December 4,
   2001 to decide whether to tender your common shares into the offer. Under certain circumstances, the offer may be extended. If the

                                     (iv)
   offer is extended, we will issue a press release announcing the extension on or before the morning of the first business day following the date the offer was then scheduled to expire. See Section 1.

Q: IF YOU ACCEPT THE OFFER, WHEN WILL YOU GET PAID?

A: Provided the conditions to the offer are satisfied and we complete the offer, we will mail to you a check in an amount equal to the number of common shares you tendered multiplied by $24, which amount may be reduced by any required withholding for federal income tax and stock transfer taxes payable by you, as promptly as practicable following the expiration of the offer. See Section 2

Q: CAN YOU WITHDRAW YOUR PREVIOUSLY TENDERED COMMON SHARES?

A: You may withdraw a portion or all of your tendered common shares by delivering written, telegraphic or facsimile notice to the Depositary prior to the expiration of the offer. Further, if we have not agreed to accept your common shares for payment within 60 days of the commencement of the offer, you can withdraw them at any time after that 60-day period until we accept your common shares for payment. Once common shares are accepted for payment by us, they cannot be withdrawn. See Section 4.

Q: IF YOU DO NOT TENDER BUT THE OFFER IS SUCCESSFUL, WHAT WILL HAPPEN TO YOUR
   COMMON SHARES?

A: If the offer is successful, we expect to complete a merger transaction in which all remaining shareholders of Cabot at the time of the proposed merger, other than those that assert appraisal rights, if any are available, under Maryland law (discussed immediately below and in Section 11), will receive $24 per share in cash for each common share, without interest. Following the merger, the separate corporate existence of Rooster Acquisition Corp. shall cease and Cabot will continue as the surviving company.

   You should also be aware that, after the offer is consummated and prior to the merger, the number of holders of Cabot's common shares may be so small that Cabot's common shares may not be eligible for trading on any national securities exchange or through any interdealer quotations system. This may adversely affect the market value of any remaining Cabot common shares held by the public. See Section 7.

Q: ARE APPRAISAL RIGHTS AVAILABLE IN EITHER THE OFFER OR THE PROPOSED MERGER?

A: Appraisal rights are not available in the offer. If we obtain at least 90% of the common shares entitled to vote on the proposed merger, no appraisal rights will be available to you in connection with the Merger. If we obtain less than 90% of the common shares entitled to vote on the proposed merger, you will only have appraisal rights in the event that the common shares are delisted from the New York Stock Exchange on or prior to the record date for determining shareholders entitled to vote on the proposed merger. We expect Cabot to set such record date, if necessary, shortly after consummation of the Offer. See Section 11.

Q: WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTION?

A: The receipt of cash by you in exchange for your common shares pursuant to the offer or the subsequent proposed merger (or upon exercise of appraisal rights, if any are available) is a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. In general, assuming you hold your common shares as a capital asset, you will recognize capital gain or loss equal to the difference between the amount of cash you receive for the common shares you tender and your adjusted tax basis in those common shares. You should consult your tax advisor about the particular tax consequences of tendering your common shares. See Section 5.

                                      (v)

Q: WHAT IS THE MARKET VALUE OF YOUR COMMON SHARES AS OF A RECENT DATE?

A: On October 26, 2001, the last full day of trading of Cabot's common shares prior to the announcement of the execution of the merger agreement, the reported closing price of Cabot's common shares on the New York Stock Exchange was $19.95 per share. The offer price of $24 per share represents a premium of 20.3% of the closing price on such day. On November 2, 2001, the last full day of trading before the commencement of the offer, the reported closing price of Cabot's common shares on the New York Stock Exchange was $23.83 per share. Please obtain a recent quotation for your common shares prior to deciding whether or not to tender.

Q: WHO CAN YOU CALL WITH QUESTIONS ABOUT THE OFFER?

A: You can call MacKenzie Partners, Inc., the Information Agent for the offer, toll-free at (800) 322-2885 with any questions you may have.

                                     (vi)

                                   IMPORTANT

   Any shareholder desiring to tender common shares of Cabot should either (a) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have such shareholder's signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the letter of transmittal (or such facsimile) and any other required documents to the Depositary and deliver the certificates for such common shares to the Depositary along with the Letter of Transmittal (or facsimile thereof) or tender such common shares pursuant to the procedure for book-entry transfer set forth in Section 3, or (b) request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. A shareholder whose common shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such shareholder desires to tender such common shares.

   If a shareholder desires to tender common shares in the offer and the certificates representing such common shares are not immediately available or time will not permit all required documents to reach the Depositary on or before the expiration date or the procedures for book-entry transfer cannot be completed on time, such shareholder may nevertheless tender such common shares by complying with the procedures for guaranteed delivery set forth in Section 3.

   Questions and requests for assistance may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent.

                                     (vii)

TO: ALL HOLDERS OF COMMON SHARES OF CABOT INDUSTRIAL TRUST:

                                 INTRODUCTION

   We are Rooster Acquisition Corp., a Maryland corporation and wholly owned subsidiary of CalWest Industrial Properties, LLC, a California limited liability company ("CalWest"). CalWest was created in 1998 as a joint venture between the California Public Employees' Retirement System ("CalPERS"), a government employee pension fund and a unit of the State and Consumer Services Agency of the State of California, and RREEF America L.L.C., a Delaware limited liability company ("RREEF"), and its affiliates, to invest exclusively in industrial properties in the Western United States. RREEF, a wholly owned indirect subsidiary of RoProperty Holding B.V., a Dutch Company, is a full service commercial real estate investment advisor. We hereby offer to purchase all of the issued and outstanding common shares of beneficial interest, par value $.01 per share (the "Common Shares"), of Cabot Industrial Trust, a Maryland real estate investment trust ("Cabot"), at a purchase price of $24 per Common Share, net to the seller in cash (less any required withholding taxes), without interest thereon (such amount, or any greater amount per share paid pursuant to the offer, the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase (the "Offer to Purchase") and the related Letter of Transmittal (which, as amended or supplemented from time to time, together, constitute the "Offer").

   Our offer to purchase Common Shares includes the associated preferred share purchase rights (the "Rights") issued pursuant to a Rights Agreement, dated as of June 11, 1998, as amended and restated as of September 10, 1998, and as further amended on October 28, 2001 (the "Rights Agreement"), between Cabot and EquiServe Limited Partnership (as successor to BankBoston, N.A.), as Rights Agent. Unless the context otherwise requires, all references herein to the Common Shares shall include the associated Rights.

   If you are a recordholder of Common Shares, you will not be required to pay brokerage fees or commissions or, except as described in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Common Shares in the Offer. However, if you do not complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal (or the appropriate Internal Revenue Service Form W-8 if you are a non-resident alien or foreign entity), you may be subject to a required backup federal income tax withholding of up to 30.5% of the gross proceeds payable to you. See Section 3. We will pay all charges and expenses of Goldman, Sachs & Co., as Dealer Managers (the "Dealer Managers"), Computershare Trust Company of New York, as Depositary (the "Depositary"), and MacKenzie Partners, Inc., as Information Agent (the "Information Agent"), incurred in connection with the Offer. See Section 16.

   THE CABOT BOARD OF TRUSTEES (THE "CABOT BOARD OF TRUSTEES") HAS UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT, THE OFFER, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED THEREBY, TAKEN TOGETHER, ARE FAIR TO, ADVISABLE AND IN THE BEST INTERESTS OF CABOT AND ITS SHAREHOLDERS AND HAS VOTED TO APPROVE THE MERGER AGREEMENT AND RECOMMEND ACCEPTANCE AND APPROVAL BY THE HOLDERS OF COMMON SHARES OF THE MERGER AGREEMENT, THE OFFER, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED THEREBY AND THAT YOU TENDER YOUR COMMON SHARES IN THE OFFER. YOU MUST, HOWEVER, MAKE YOUR OWN DECISION WHETHER TO TENDER COMMON SHARES AND, IF SO, HOW MANY COMMON SHARES TO TENDER. YOU SHOULD EVALUATE CAREFULLY ALL OF THE INFORMATION CONTAINED OR REFERRED TO IN THIS DOCUMENT AND MAKE YOUR OWN DECISION WHETHER TO TENDER COMMON SHARES PURSUANT TO THE OFFER. YOU ARE URGED TO CONSULT A TAX ADVISOR CONCERNING ANY FEDERAL, STATE, LOCAL OR FOREIGN TAX CONSEQUENCES OF A SALE OF COMMON SHARES PURSUANT TO THE OFFER.

   We are not required to purchase any Common Shares unless there are validly tendered, and not withdrawn prior to the expiration of the Offer, Common Shares representing at least two-thirds of the outstanding Common Shares on a fully diluted basis, after giving effect to the exercise or conversion of all options, rights, units of common limited partnership interests and other securities exercisable or convertible into such Common Shares (the

"Minimum Condition"). Pursuant to shareholder and unitholder agreements entered into in connection with the Merger Agreement, holders of Common Shares and Common Shares issuable upon the conversion of units of common limited partnership interests (the "Units") in Cabot Industrial Properties, L.P., a Delaware limited partnership ("Cabot LP"), are obligated to tender Common Shares representing approximately 7.5% of the outstanding Common Shares on a fully diluted basis, including, without limitation, all Common Shares issuable upon the conversion of any convertible securities or upon the exercise or conversion of any Units, options, warrants or rights (such percentage may be reduced to the extent that such securities (other than Units) have not been converted or exercised prior to the expiration of the Offer), pursuant to the Offer. We reserve the right (subject to the applicable rules and regulations of the Securities and Exchange Commission (the "SEC") and subject to the approval of Cabot), to waive or reduce the Minimum Condition. The Offer is also subject to certain other terms and conditions. See Sections 1 and 14.

   We are making the Offer under the Agreement and Plan of Merger (the "Merger Agreement"), dated as of October 28, 2001, among Rooster Acquisition Corp., CalWest, Cabot and Cabot LP. Pursuant to the Merger Agreement, if we acquire the Common Shares tendered pursuant to the Offer, we will be merged (the "Merger") with and into Cabot with Cabot surviving in accordance with the Maryland General Corporation Law (the "MGCL") and Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland ("Title 8"), pursuant to which each outstanding Common Share (other than Common Shares held by us, CalWest and any direct or indirect subsidiaries of CalWest) will be converted into the right to receive the applicable Offer Price upon the terms and subject to the conditions provided in the Merger Agreement. If we acquire pursuant to the Offer Common Shares entitled to cast at least two-thirds, but less than 90%, of the votes entitled to be cast on the Merger, Cabot is required to call a special meeting of its shareholders to consider and to vote upon the Merger. The approval and adoption by Cabot of the Merger, the Merger Agreement and the other transactions contemplated thereby require the affirmative vote of the holders of Common Shares casting at least two-thirds of the votes entitled to be cast (the "Cabot Shareholder Approval"). At any such meeting, we shall vote our Common Shares in favor of the Merger. If we acquire pursuant to the Offer or otherwise (including pursuant to the Common Share Option (as defined herein)) Common Shares entitled to cast 90% or more of the votes entitled to be cast on the Merger, no meeting of Cabot's shareholders is required to approve the Merger. See Section 11.

   THE OFFER DOES NOT CONSTITUTE A SOLICITATION OF PROXIES FOR ANY MEETING OF THE SHAREHOLDERS OF CABOT. ANY SUCH SOLICITATION WILL BE MADE ONLY PURSUANT TO SEPARATE PROXY MATERIALS FURNISHED PURSUANT TO THE REQUIREMENTS OF SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT").

   J.P. Morgan Securities Inc. ("JPMorgan"), Cabot's financial advisor, has delivered to the Cabot Board of Trustees a written opinion, dated October 28, 2001, to the effect that, based upon and subject to the assumptions and qualifications set forth in its opinion, as of the date of such opinion, the consideration to be received by holders of Common Shares, in the aggregate, pursuant to the Merger Agreement was fair from a financial point of view to such holders (other than CalWest and its affiliates).

   A copy of the JPMorgan opinion is included with Cabot's
Solicitation/Recommendation Statement on Schedule 14D-9, which is being mailed with this document, and shareholders are urged to read the opinion in its entirety, which sets forth the procedures followed, matters reviewed and assumptions made by JPMorgan.


   Cabot has informed us that, as of November 2, 2001, there were 41,251,871 Common Shares issued and outstanding (of which all are considered outstanding for financial reporting purposes). Each holder of a Common Share is entitled to one vote per share.

   THE OFFER IS CONDITIONED UPON THE FULFILLMENT OF THE CONDITIONS DESCRIBED IN
SECTION 14 BELOW. THE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, DECEMBER 4, 2001, UNLESS WE EXTEND IT.

   THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH YOU SHOULD READ CAREFULLY BEFORE YOU MAKE ANY DECISION WITH RESPECT TO THE OFFER.

                                   THE OFFER

1. TERMS OF THE OFFER; EXPIRATION DATE.

   Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will purchase at the Offer Price all Common Shares validly tendered and not withdrawn in accordance with the procedures set forth in
Section 4 of this Offer to Purchase on or prior to the Expiration Date (as defined below), subject to the acceptance procedures set forth in Section 2.

   The term "Expiration Date" means 12:00 midnight, New York City time, on Tuesday, December 4, 2001. We have agreed with Cabot that we will not terminate or withdraw the Offer or extend the Expiration Date of the Offer without the consent of Cabot; provided, that we may, without the consent of Cabot, (i) from time to time, extend the Offer, if at the scheduled expiration date of the Offer any of the conditions to the Offer described in Section 14 of this Offer to Purchase (the "Tender Offer Conditions") have not been satisfied or earlier waived, until such time as such conditions are satisfied or waived, (ii) from time to time, extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer or (iii) extend the Offer for a total of not more than five business days beyond the initial expiration date or the latest expiration date that would otherwise be permitted under clauses (i) or (ii) of this sentence if, on such expiration date, the Common Shares validly tendered pursuant to the Offer and not withdrawn are sufficient to satisfy the Minimum Condition but, together with all other Common Shares owned by us, are entitled to cast less than 90% of the votes entitled to be cast on the Merger.

   Without the prior written consent of Cabot, we shall not, and CalWest shall cause us not to, (i) decrease the Offer Price or change the form of consideration payable in the Offer (subject to adjustment in the event of an increase in shares outstanding as a result of a stock split, stock dividend, recapitalization or other similar event after the date of the Merger Agreement), (ii) decrease the number of Common Shares sought in the Offer,
(iii) modify or amend the Tender Offer Conditions or impose conditions to the Offer in addition to the Tender Offer Conditions, (iv) waive the Minimum Condition, or (v) except as provided in the second, fourth and fifth paragraphs of this Section 1, extend the Offer if all of the Tender Offer Conditions are satisfied.

   So long as the Merger Agreement is in effect, the Offer has been commenced and the Tender Offer Conditions have not been satisfied or waived, we have agreed to cause the Offer not to expire, subject, however, to CalWest's right of termination under the Merger Agreement; provided, however, that we will not be required to extend the Offer any time beyond (i) December 28, 2001, if the Minimum Condition is not satisfied on December 28, 2001 or any date thereafter, at CalWest's option, if the Minimum Condition continues to be unsatisfied on any such date or (ii) the date that is 120 days from the date of Merger Agreement. Notwithstanding the foregoing, in the event that the Tender Offer Conditions have not been satisfied as the result of the failure of our lender to fund its loan commitment to finance our purchase of the Common Shares as a result of a specified, serious event relating to New York Stock Exchange trading, commercial banking activities, war or a national emergency, or national or international financial, political or economic conditions (see
Section 12 "Source and Amount of Funds"), we are required to extend the Offer until such time (but in no event longer than 30 business days after the date on which we first invoke such Tender Offer Condition as a reason for not consummating the Offer) as our loan lender funds such loan commitment; provided, that during such 30 business day period, we must use commercially reasonable efforts, subject to any contractual restrictions binding upon us or CalWest pursuant to such commitment letter, to obtain financing for the Offer and the Merger on terms substantially similar and at least as favorable as the terms of such commitment letter.

   We may, in addition, provide a "subsequent offer period" (as contemplated by Rule 14d-11 under the Exchange Act) of not less than three business days following our acceptance for payment of Common Shares in the Offer.

   If at the Expiration Date, the Tender Offer Conditions have not been satisfied or earlier waived, then, subject to the provisions of the Merger Agreement, we may extend the Expiration Date for an additional period or periods of time until such conditions are satisfied or waived without the consent of Cabot, by giving oral or written notice of the extension to the Depositary. During any such extension, all Common Shares previously tendered and not withdrawn will remain subject to the Offer and subject to your right to withdraw Common Shares. See Section 4.

   Notwithstanding any other provision of the Offer, neither we nor CalWest shall be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act (relating to our obligation to pay for or return tendered Common Shares promptly after termination or withdrawal of the Offer), pay for, and (subject to any such rules or regulations) may delay the acceptance for payment of any tendered Common Shares and (except as described above) amend or terminate the Offer as to any tendered Common Shares if (i) the Minimum Condition shall not have been satisfied or (ii) any applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), shall not have expired or been terminated prior to the expiration of the Offer or (iii) at any time after the date of the Merger Agreement and prior to the expiration of the Offer, any of the events specified in paragraphs (a) through (k) of Section 14 hereof shall occur and be continuing or any event specified in any of the conditions specified therein exists that in the reasonable discretion of CalWest, in any such case, and regardless of the circumstances (including any action or inaction by CalWest) giving rise to such condition, makes it inadvisable to proceed with the Offer or the acceptance for payment of the Common Shares tendered and not withdrawn pursuant to the Offer.

   We acknowledge (i) that Rule 14e-1(c) under the Exchange Act requires us to pay the consideration offered or return the Common Shares tendered promptly after the termination or withdrawal of the Offer and (ii) that we may not delay purchase of, or payment for (except while awaiting receipt of any governmental approvals specified in Section 15), any Common Shares upon the occurrence of any event specified in Section 14 without extending the period of time during which the Offer is open.

   The rights we reserve in the preceding paragraph are in addition to our rights described in Section 14. Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement. An announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which we may choose to make any public announcement, subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes be promptly disseminated to holders of Common Shares), we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

   If we make a material change in the terms of the Offer or if we waive a material condition to the Offer, we will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which a tender offer must remain open following material changes in the terms of the Offer, other than a change in price or a change in the percentage of securities sought, depends upon the facts and circumstances, including the materiality of the changes. In the SEC's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to shareholders, and, if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum of ten business days may be required to allow for adequate dissemination and investor response. With respect to a change in price or such percentage, a minimum ten business day period from the date of the change is generally required to allow for adequate dissemination to shareholders. Accordingly, if prior to the Expiration Date, we decrease the number of Common Shares being sought, or increase or decrease the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from the date that notice of the increase or decrease is first published, sent or given to holders of Common Shares, we will extend the Offer at least until the expiration of such period of ten business days. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

   The Offer is conditioned upon the satisfaction of the Tender Offer Conditions, including the Minimum Condition. We reserve the right (but are not obligated), in accordance with applicable rules and regulations of the SEC, to waive any or all of those conditions, other than the Minimum Condition. In the event that we waive any Tender Offer Condition, the SEC may, if the waiver is deemed to constitute a material change to the information previously provided to the shareholders, require that the Offer remain open for an additional period of time and/or that we disseminate information concerning such waiver.

   Cabot has provided us with its shareholder lists and security position listings for the purpose of disseminating the Offer to holders of Common Shares. We will mail this Offer to Purchase, the related Letter of Transmittal and other relevant materials to record holders of Common Shares and we will furnish the materials to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the security holder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Common Shares.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT.

   Upon the terms and subject to the conditions of the Offer (including, if we extend or amend the Offer, the terms and conditions of the Offer as so extended or amended), we will purchase, by accepting for payment, and will pay for, all of the Common Shares validly tendered and not withdrawn (as permitted by Section 4) prior to the Expiration Date promptly after the later of (a) the Expiration Date and (b) the satisfaction or waiver of the conditions to the Offer set forth in Section 14. In addition, subject to applicable rules of the SEC, we reserve the right to delay acceptance for payment of Common Shares pending receipt of any regulatory or governmental approvals specified in
Section 15.

   In all cases, we will pay for Common Shares purchased in the Offer only after timely receipt by the Depositary of (a) certificates representing such Common Shares ("Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of the book-entry transfer of the Common Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3; (b) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined below) in connection with a book-entry transfer of such Common Shares; and (c) any other documents required by the Letter of Transmittal.

   The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Common Shares which are the subject of the Book-Entry Confirmation that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against the participant.

   For purposes of the Offer, we will be deemed to have accepted for payment, and purchased, Common Shares validly tendered and not withdrawn if, as and when we give oral or written notice to the Depositary of our acceptance of the Common Shares for payment pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Common Shares purchased pursuant to the Offer will be made by deposit of the purchase price for the Common Shares with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to validly tendering shareholders.

   UNDER NO CIRCUMSTANCES WILL WE PAY INTEREST ON THE PURCHASE PRICE FOR COMMON SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

   If we do not purchase any tendered Common Shares pursuant to the Offer for any reason or if you submit Share Certificates representing more Common Shares than you wish to tender, we will return Share Certificates representing unpurchased or untendered Common Shares, without expense to you (or, in the case of Common Shares delivered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, the Common Shares will be credited to an account maintained within the Book-Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer.

   IF, PRIOR TO THE EXPIRATION DATE, WE INCREASE THE PRICE OFFERED TO HOLDERS OF COMMON SHARES IN THE OFFER, WE WILL PAY THE INCREASED PRICE TO ALL HOLDERS OF COMMON SHARES THAT WE PURCHASE IN THE OFFER, WHETHER OR NOT THE COMMON SHARES WERE TENDERED BEFORE THE INCREASE IN PRICE.

   We reserve the right, subject to the provisions of the Merger Agreement, to transfer or assign, in whole or from time to time in part, to one or more of our subsidiaries (wholly owned or otherwise) the right to purchase all or any portion of the Common Shares tendered in the Offer, but any such transfer or assignment will not relieve us of our obligations under the Offer or prejudice your rights to receive payment for Common Shares validly tendered and accepted for payment in the Offer.

3. PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING COMMON SHARES.

Valid Tender of Shares

   Except as set forth below, in order for you to tender Common Shares in the Offer, the Depositary must receive the Letter of Transmittal (or a facsimile), properly completed and signed, together with any required signature guarantees or an Agent's Message in connection with a book-entry delivery of Common Shares and any other documents that the Letter of Transmittal requires at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date and either (a) you must deliver Share Certificates representing tendered Common Shares to the Depositary or you must cause your Common Shares to be tendered pursuant to the procedure for book-entry transfer set forth below and the Depositary must receive Book-Entry Confirmation, in each case on or prior to the Expiration Date or (b) you must comply with the guaranteed delivery procedures set forth below.

   THE METHOD OF DELIVERY OF SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT YOUR OPTION AND SOLE RISK, AND DELIVERY WILL BE CONSIDERED MADE ONLY WHEN THE DEPOSITARY ACTUALLY RECEIVES THE SHARE CERTIFICATES. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

Book-Entry Transfer

   The Depositary will make a request to establish an account with respect to the Common Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of Common Shares by causing the Book-Entry Transfer Facility to transfer the Common Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures. However, although Common Shares may be delivered through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Depositary must receive the Letter of Transmittal (or facsimile), properly completed and signed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents, at one of its addresses set forth on the back cover of this Offer to Purchase on or before the Expiration Date, or you must comply with the guaranteed delivery procedure set forth below.

   DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

Signature Guarantees

   A bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program, or by any other "eligible guarantor institution" as such term is defined in Rule 17Ad-15 promulgated under the Exchange Act, (each of the foregoing being an "Eligible Institution"), must guarantee signatures on all Letters of Transmittal, unless the Common Shares tendered are tendered (a) by a registered holder of Common Shares who has not completed either the box labeled "Special Payment Instructions" or the box labeled "Special Delivery Instructions" on the Letter of Transmittal or (b) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

   If the Share Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made to, or Share Certificates for unpurchased Common Shares are to be issued or returned to, a person other than the registered holder, then the tendered Share Certificates must be endorsed or accompanied by appropriate stock powers, signed exactly as the name or names of the registered holder or holders appear on the Share Certificates, with the signatures on the Share Certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

   If the Share Certificates are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or facsimile) must accompany each delivery of Share Certificates.

Guaranteed Delivery

   If you want to tender Common Shares in the Offer and your Share Certificates are not immediately available or time will not permit all required documents to reach the Depositary on or before the Expiration Date or the procedures for book-entry transfer cannot be completed on time, your Common Shares may nevertheless be tendered if you comply with all of the following guaranteed delivery procedures:

      (a) your tender is made by or through an Eligible Institution;

      (b) the Depositary receives, as described below, a properly completed and signed Notice of Guaranteed Delivery, substantially in the form made available by us, on or before the Expiration Date; and

      (c) the Depositary receives the Share Certificates (or a Book-Entry Confirmation) representing all tendered Common Shares, in proper form for transfer together with a properly completed and duly executed Letter of Transmittal (or facsimile), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal within three trading days after the date of execution of the Notice of Guaranteed Delivery. A "trading day" is any day on which the New York Stock Exchange ("NYSE") is open for business.

   You may deliver the Notice of Guaranteed Delivery by hand, mail or facsimile transmission to the Depositary. The Notice of Guaranteed Delivery must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

   Notwithstanding any other provision of the Offer, we will pay for Common Shares only after timely receipt by the Depositary of Share Certificates for, or of Book-Entry Confirmation with respect to, the Common Shares, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal. Accordingly, payment might not be made to all tendering shareholders at the same time, and will depend upon when the Depositary receives Share Certificates or Book-Entry Confirmation that the Common Shares have been transferred into the Depositary's account at the Book-Entry Transfer Facility.

Conversion of Units Into Common Shares

   The purchase by us of the Common Shares may include the Common Shares, including the associated Rights, issuable upon conversion of the Units. Each holder of the Units may participate in the Offer by electing to convert his, her or its Units into Common Shares pursuant to the terms of the Amended and Restated Agreement of Limited Partnership of Cabot LP and then validly tendering the Common Shares prior to the Expiration Date, subject to the conditions of the Offer and in accordance with the procedure set forth in the Offer. Cabot will provide the holders of Units with instructions regarding the conversion of their Units and the immediate tender of the Common Shares issued upon the conversion into the Offer. Each holder of Units shall be required to execute and deliver to Cabot, as the general partner of Cabot LP, a notice of conversion agreeing to convert their Units to Common Shares, subject to Tender Offer Conditions being satisfied or earlier waived. Cabot has agreed to hold the notices of conversion in escrow until immediately prior to the closing of the Offer.

Backup Federal Income Tax Withholding

   Under the backup federal income tax withholding laws applicable to certain shareholders (other than certain exempt shareholders, including, among others, all corporations and certain foreign individuals), the Depositary may be required to withhold up to 30.5% of the amount of any payments made to those shareholders pursuant to the Offer. To prevent backup federal income tax withholding, you must provide the Depositary with your correct taxpayer identification number and certify that you are not subject to backup federal income tax withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. See Instruction 11 of the Letter of Transmittal.

   If you are a non-resident alien or foreign entity not subject to backup withholding, you must give to the Depositary the appropriate completed Form W-8 prior to the receipt of any payment.

Tendering Shareholder's Representation and Warranty; Our Acceptance Constitutes an Agreement

   A tender of Common Shares pursuant to any of the procedures described above will constitute the tendering shareholder's acceptance of the terms and conditions of the Offer. Our acceptance for payment of Common Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and Rooster Acquisition Corp. upon the terms and subject to the conditions of the Offer.

Appointment as Proxy

   By executing the Letter of Transmittal, you irrevocably appoint our designees, and each of them, as your agents, attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of your rights with respect to the Common Shares that you tender and that we accept for payment and with respect to any and all other Common Shares and other securities or rights issued or issuable in respect of those Common Shares on or after the date of this Offer to Purchase. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Common Shares. This appointment will be effective when we accept your Common Shares for payment in accordance with the terms of the Offer. Upon such acceptance for payment, all other powers of attorney and proxies given by you with respect to your Common Shares and such other securities or rights prior to such payment will be revoked, without further action, and no subsequent powers of attorney and proxies may be given by you (and, if given, will not be deemed effective). Our designees will, with respect to the Common Shares and such other securities and rights for which the appointment is effective, be empowered to exercise all your voting and other rights as they in their sole discretion may deem proper at any annual or special meeting of Cabot's shareholders, or any adjournment or postponement thereof, or by consent in lieu of any such meeting or otherwise. In order for Common Shares to be deemed validly tendered, immediately upon the acceptance for payment of such Common Shares, we or our designees must be able to exercise full voting, consent and other rights with respect to such Common Shares and other securities, including voting at any meeting of shareholders.

Determination of Validity

   All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Common Shares will be determined by us, in our sole discretion, which determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders determined by us not to be in proper form or the acceptance of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender of Common Shares of any particular shareholder whether or not similar defects or irregularities are waived in the case of other shareholders.

   Our interpretation of the terms and conditions of the Offer will be final and binding. No tender of Common Shares will be deemed to have been validly made until all defects and irregularities with respect to the tender have been cured or waived by us. None of CalWest, Rooster Acquisition Corp. nor any of their respective affiliates or assigns, the Dealer Managers, the Depositary, the Information Agent or any other person or entity will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

4. WITHDRAWAL RIGHTS.

   Except as described in this Section 4, tenders of Common Shares made in the Offer are irrevocable. However, you may withdraw Common Shares that you have previously tendered in the Offer at any time on or before the Expiration Date.

   If, for any reason, acceptance for payment of any Common Shares tendered in the Offer is delayed, or we are unable to accept for payment or pay for Common Shares tendered in the Offer, then, without prejudice to our rights set forth in this document, the Depositary may, nevertheless, on our behalf, retain Common Shares that you have tendered, and you may not withdraw your Common Shares except to the extent that you are entitled to and duly exercise withdrawal rights as described in this Section 4. Any such delay will be by an extension of the Offer to the extent required by law.

   In order for your withdrawal to be effective, you must deliver a written, telegraphic or facsimile transmission notice of withdrawal to the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase within the time set forth in the first paragraph of this section. Any such notice of withdrawal must specify your name, the number of Common Shares that you want to withdraw, and (if Share Certificates have been tendered) the name of the registered holder of the Common Shares as shown on the Share Certificate, if different from your name. If Share Certificates have been delivered or otherwise identified to the Depositary, then prior to the physical release of such Share Certificates, you must submit the serial numbers shown on the particular Share Certificates evidencing the Common Shares to be withdrawn and an Eligible Institution must guarantee the signature on the notice of withdrawal, except in the case of Common Shares tendered for the account of an Eligible Institution. If Common Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 3, the notice of withdrawal must also specify the name and number of the account of an Eligible Institution. If Common Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 3, the notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Common Shares, and otherwise comply with the Book Entry Transfer Facility's procedures, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph. You may not rescind a withdrawal of Common Shares. Any Common Shares that you withdraw will be considered not validly tendered for purposes of the Offer, but you may tender your Common Shares again at any time before the Expiration Date by following any of the procedures described in Section 3.

   All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by us, in our sole discretion, which determination will be final and binding. None of CalWest, Rooster Acquisition Corp. nor any of their respective affiliates or assigns, the Dealer Managers, the Depositary, the Information Agent or any other person or entity will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5. MATERIAL FEDERAL INCOME TAX CONSEQUENCES.

   Your receipt of cash for Common Shares in the Offer or the Merger will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign and other tax laws. For federal income tax purposes, if you sell or exchange your Common Shares for cash in the Offer or the Merger (or upon exercise of appraisal rights, if any are available), you will generally recognize gain or loss equal to the difference between the amount of cash received and your tax basis for the Common Shares that you sold or exchanged. Any recognized gain or loss will be capital gain or loss (assuming you hold your Common Shares as a capital asset) and any such capital gain or loss will be long term if, as of the date of sale or exchange, you have held the Common Shares for more than one year, or will be short term if, as of such date, you have held the Common Shares for one year or less.

   The discussion above may not be applicable to certain types of shareholders, including (i) shareholders who acquired Common Shares through the exercise of employee stock options or otherwise as compensation, (ii) shareholders who hold their Common Shares as part of a hedge, straddle or conversion transaction,
(iii) individuals who are not citizens or residents of the United States, (iv) foreign corporations, (v) dealers or brokers, or (vi) entities that are otherwise subject to special tax treatment under the Internal Revenue Code of 1986, as amended (the "Code") (such as insurance companies, tax-exempt entities, real estate investment trusts and regulated investment companies).

   THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE OFFER AND MERGER, INCLUDING FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES. IN ADDITION, EACH HOLDER OF UNITS WHO CONVERTS UNITS INTO COMMON SHARES IS URGED TO CONSULT HIS, HER OR ITS TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO SUCH HOLDER OF SUCH CONVERSION, AS WELL AS OF THE OFFER AND MERGER.

6. PRICE RANGE OF THE SHARES; DIVIDENDS.

   According to Cabot's Annual Report on Form 10-K for the year ended December 31, 2000, the Common Shares are principally traded on the NYSE under the symbol "CTR." The following table sets forth, for the periods indicated, the reported high and low sale prices for the Common Shares on the NYSE as reported in such Form 10-K with respect to periods occurring in years 1999 and 2000 and as reported in published financial sources with respect to periods occurring in the current year. The table also sets forth the quarterly cash dividends per Common Share payable as of the date of declaration during 1999, 2000 and 2001, as reported by Cabot.

                                               HIGH   LOW   DIVIDENDS
                                              ------ ------ ---------
          1999
          First Quarter...................... $20.44 $18.13  $0.340
          Second Quarter.....................  22.00  18.25   0.340
          Third Quarter......................  23.00  18.00   0.340
          Fourth Quarter.....................  20.50  17.38   0.340
          2000
          First Quarter......................  20.63  17.00   0.355
          Second Quarter.....................  20.38  17.56   0.355
          Third Quarter......................  20.50  18.81   0.355
          Fourth Quarter.....................  20.75  18.00   0.355
          2001
          First Quarter......................  20.40  18.51   0.370
          Second Quarter.....................  21.00  19.00   0.370
          Third Quarter......................  21.75  20.05   0.370
          October 1, 2001 to November 2, 2001  23.84  19.50     N/A

   On October 26, 2001, the last full day of trading of Common Shares prior to the announcement of the execution of the Merger Agreement by CalWest and Cabot, the reported closing price per Common Share on the NYSE was $19.95 and on November 2, 2001, the last full day of trading of Common Shares prior to the commencement of the Offer, the reported closing price per Common Share on the NYSE was $23.83. Holders of Common Shares are urged to obtain current market quotations for their Common Shares.

   Under the terms of the Merger Agreement, during the period from the date of the Merger Agreement to the earlier of the termination of the Merger Agreement or the Effective Time (as defined in Section 11 under the heading "The Merger Agreement--Trustees and Directors") of the Merger, neither Cabot nor any Cabot subsidiary is permitted, unless consented to by CalWest, to declare, set aside or pay any dividends on, or make any other distributions in respect of, any Common Shares or the partnership interests, stock or other equity interests in any Cabot subsidiary that is not directly or indirectly wholly owned by Cabot, except for dividends or distributions on the Common Shares declared with respect to the quarter ended September 30, 2001 and distributions on preferred units in the Cabot LP as required by their terms, and provided, that Cabot may make dividend payments it is required to make by the Code in order to maintain real estate investment trust (as defined in the Code) ("REIT") status and those that are sufficient to eliminate any federal tax liability. However, pursuant to the Merger Agreement, Cabot, each Cabot subsidiary and any affiliate of any of them may take or omit to take any action, or permit any status to exist, in order to maintain Cabot's status as a REIT under the Code or the status of the Cabot LP or any other subsidiary organized as a partnership or limited liability company as a partnership for tax purposes for any period.

7. POSSIBLE EFFECTS OF THE OFFER ON THE MARKET FOR THE COMMON SHARES; STOCK EXCHANGE LISTING; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS.

Possible Effects of the Offer on the Market for the Common Shares

   The purchase of Common Shares pursuant to the Offer will reduce the number of Common Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Common Shares held by the public. The purchase of Common Shares pursuant to the Offer can also be expected to reduce the number of holders of Common Shares. We cannot predict whether the reduction in the number of Common Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Common Shares or whether it would cause future market prices to be greater or less than the Offer Price.

Stock Exchange Listing

   The Common Shares may be subject to delisting by the NYSE as a result of completion of the Offer. According to the NYSE's published guidelines, the NYSE would consider delisting the Common Shares if, among other things, (a) the total number of holders of Common Shares is less than 400; (b) the total number of holders of Common Shares is less than 1,200 and the average monthly trading volume over the most recent 12 month period is less than 100,000 Common Shares;
(c) the number of publicly held Common Shares (excluding the holdings of officers, directors and their families and other concentrated holdings of 10% or more) is less than 600,000; (d) Cabot's total global market capitalization is less than $50.0 million and the total shareholders' equity is less than $50.0 million; (e) Cabot's average global market capitalization over a consecutive 30 trading-day period is less than $15.0 million; or (f) the average closing price per Common Share is less than $1.00 over a consecutive 30 trading-day period. If, as a result of the purchase of Common Shares pursuant to the Offer or otherwise, the Common Shares no longer meet the requirements of the NYSE for continued listing and the listing of the Common Shares is discontinued, the market for the Common Shares could be adversely affected.

   If the NYSE were to delist the Common Shares, it is possible that the Common Shares would continue to trade on another securities exchange or in the over-the-counter market and that prices or other quotations would be reported by such exchange or through the National Association of Securities Dealers Automated Quotations

System or other sources. The extent of the public market for the Common Shares and the availability of such quotations would depend upon such factors as the number of shareholders and/or the aggregate market value of the publicly traded Common Shares remaining at such time, the interest in maintaining a market in the Common Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below and other factors. We cannot predict whether the reduction in the number of Common Shares that might otherwise trade publicly, if any, effected by the Offer would have an adverse or beneficial effect on the market price for or marketability of the Common Shares or whether it would cause future market prices to be greater or less than the Offer Price.

Exchange Act Registration

   The Common Shares are currently registered under the Exchange Act. Such registration may be subject to termination as a result of completion of the Offer. Registration of the Common Shares may be terminated upon application by Cabot to the SEC if the Common Shares are not listed on a "national securities exchange" and there are fewer than 300 record holders of Common Shares. Termination of registration of the Common Shares under the Exchange Act may reduce the information that Cabot would be required to furnish to its shareholders and the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirements of furnishing a proxy statement in connection with shareholders' meetings pursuant to Section 14(a) or 14(c) and the related requirement of delivery to shareholders of an annual report, no longer applicable to Cabot. If the Common Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions would no longer be applicable to Cabot. In addition, the ability of "affiliates" of Cabot and persons holding "restricted securities" of Cabot to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or, with respect to certain persons, eliminated. We believe that the purchase of the Common Shares pursuant to the Offer may result in the Common Shares becoming eligible for deregistration under the Exchange Act, and it is our intention to cause Cabot to make an application for termination of registration of the Common Shares as soon as possible after successful completion of the Offer if the Common Shares are then eligible for such termination.

   If registration of the Common Shares is not terminated prior to the Merger, then the registration of the Common Shares under the Exchange Act and the listing of the Common Shares on the NYSE will be terminated following the completion of the Merger.

   Other than the Common Shares, no other shares of Cabot are currently registered under the Exchange Act.

Margin Regulations

   The Common Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System, which have the effect, among other things, of allowing brokers to extend credit on the collateral of the Common Shares for the purpose of buying, carrying or trading in securities ("Purpose Loans"). If the Common Shares are delisted by the NYSE and are not subsequently listed on another national securities exchange or on the NASDAQ Stock Market, the Common Shares would no longer constitute "margin securities" and therefore could no longer be used for Purpose Loans made by brokers.

8. CERTAIN INFORMATION CONCERNING CABOT.

   The information concerning Cabot in this Offer to Purchase has been taken from or is based upon publicly available documents and records on file with the SEC and other public sources. Although we have no knowledge that any such information is untrue, we are unable to verify the accuracy or completeness of information contained in this Offer to Purchase with respect to Cabot or any of its subsidiaries or affiliates.

   Cabot, a Maryland real estate investment trust, was formed on October 10, 1997. Cabot's principal executive offices are located at Two Center Plaza, Suite 200, Boston, Massachusetts 02108, and its telephone number is (617) 723-0900. Cabot is organized in what is commonly referred to as an umbrella partnership, or "UPREIT" structure, meaning that its properties are held and its business is conducted primarily through a limited partnership, Cabot LP, of which Cabot is the sole general partner. Cabot is an internally managed, fully integrated real estate company which, through Cabot LP, acquires or develops, leases, manages and holds for investment industrial real estate properties in principal markets throughout the United States. At June 30, 2001, Cabot owned a geographically diversified portfolio of 363 industrial properties having an aggregate of approximately 41 million rentable square feet, approximately 95.9% of which space was leased to 724 tenants. The properties are located in 21 markets in each of the five principal regions (West, Midwest, Northeast, Southeast and Southwest) of the United States. In addition to acquiring existing industrial properties, Cabot is engaged in the development and construction of new properties. The construction and leasing functions of its development activities are conducted through relationships with local builders selected by Cabot.

   Cabot has elected to be taxed as a REIT under Sections 856 through 860 of the Code. As a REIT, Cabot generally will not be subject to federal income tax to the extent it distributes its taxable income for each tax year to its shareholders. REITs are also subject to a number of organizational and operational requirements. If Cabot fails to qualify as a REIT in any taxable year, Cabot will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate tax rates.

   Certain Financial Projections. Cabot does not, as a matter of course, make public forecasts or projections as to its future financial performance. However, in connection with the negotiations between RREEF and Cabot, in June 2001 Cabot prepared annual net operating income projections on a property-by-property basis for a ten year period solely for use by RREEF and its representatives in assessing the valuation of Cabot. The projections provided by Cabot did not constitute property budgets, but were based upon (i) the actual leases in place for each such property as of the date that the property-by-property projections were provided to RREEF and (ii) assumptions about future leasing activity for unleased spaces and spaces anticipated to be vacant following expiration of any such lease. Set forth below is an aggregate sum on an annual basis of such net operating income projections for the properties then held by Cabot (the "Projections"). These Projections should be read together with the financial statements of Cabot that can be obtained from the SEC as described below.


                       2001         2002         2003         2004         2005         2006         2007         2008
                   ------------ ------------ ------------ ------------ ------------ ------------ ------------ ------------
Net Operating
 Income From Total
 Consolidation.... $176,604,021 $183,802,915 $190,340,076 $197,941,969 $204,517,421 $207,896,905 $212,682,304 $220,101,084

                       2009         2010
                   ------------ ------------
Net Operating
 Income From Total
 Consolidation.... $227,166,968 $221,006,001

   The Projections were prepared solely for internal use and not with a view to public disclosure or compliance with the published guidelines of the SEC or the American Institute of Certified Public Accountants regarding projections and were not prepared with the assistance of, or reviewed by, independent accountants. The Projections are included in this Offer to Purchase solely because such information was furnished to RREEF by Cabot. The Projections were not prepared in accordance with generally accepted accounting principles and were not audited or reviewed by any independent accounting firm, nor did any such firm perform any other services with respect thereto. The Projections are based on a variety of assumptions relating to the business of Cabot, industry performance, general business and economic conditions and other matters, which are inherently subject to significant uncertainties and contingencies, many of which are beyond Cabot's control. These assumptions involve judgments with respect to, among other things, future economic and competitive conditions, inflation rates and future business conditions. Accordingly, there can be no assurance that the assumptions made in preparing the Projections will prove accurate, and actual results may be materially greater or less than those contained in the Projections. The inclusion of the Projections herein should not be regarded as an indication that Cabot, RREEF, CalWest or their respective affiliates or representatives considered or consider the Projections to be a reliable prediction of future events, and the Projections should not be relied upon as such. None of RREEF, CalWest or any of their respective affiliates assumes any responsibility for the validity, reasonableness, accuracy or completeness of the Projections. None of Cabot, RREEF or CalWest or their affiliates is under any obligation to or has any intention to update the Projections at any future time.

   Cabot is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Information, as of particular dates, concerning Cabot's trustees and officers, their compensation, stock options granted to them, the principal holders of Cabot's securities, any material interests of such persons in transactions with Cabot and other matters is required to be disclosed in proxy statements distributed to shareholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference room at the SEC's office at 450 Fifth Street, N.W., Washington, D.C. 20549. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. Copies may be obtained, by mail, upon payment of the SEC's customary charges, by writing to its Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549 and can be accessed electronically on the SEC's website at http://www.sec.gov. Such material should also be available for inspection at the NYSE, 20 Broad Street, New York, New York 10005.

9. CERTAIN INFORMATION CONCERNING CALWEST AND ROOSTER ACQUISITION CORP.

   CalWest is a California limited liability company created in 1998 as a joint venture between CalPERS and RREEF and its affiliates to invest in industrial properties in the Western United States. CalPERS has a 98.0% membership interest and RoCAL, L.L.C., a Delaware limited liability company (and an affiliate of RREEF), has a 2.0% membership interest in CalWest. Pursuant to the operating agreement of CalWest among CalPERS, RoCAL, L.L.C. and RREEF, dated as of March 31, 1998, as amended, RREEF was appointed manager of CalWest. In the capacity of manager, RREEF has overall management and control of the business and affairs of CalWest, subject to the investment objectives and policies, program guidelines, budgets and annual investment plans of CalPERS. CalWest acquires, owns, develops, manages, leases, finances and sells industrial real estate properties (generally classified as warehouse, manufacturing, office showroom, R&D and flex space properties) in the Western United States. Currently, the assets of CalWest exceed $2.1 billion in market value and CalWest's total outstanding debt is less than $250 million.

   Rooster Acquisition Corp. is a newly formed Maryland corporation organized in connection with the Offer and the Merger, and is a wholly owned subsidiary of CalWest.

   The principal executive offices of CalWest and Rooster Acquisition Corp. are located at 101 California Street, 26th Floor, San Francisco, California 94111-5853. The telephone number at such offices is (415) 781-3300.

   RREEF is a wholly owned indirect subsidiary of RoProperty Holding B.V. (a Dutch company ("RoProperty")), which in turn is owned by four publicly held Dutch companies (Rodamco North America N.V., Haslemere N.V., and Rodamco Europe N.V. (collectively, with RoProperty, the "Rodamco Parties") and Robeco Groep N.V. (which holds a minority interest)). The principal executive office of RREEF is located at 101 California Street, 26th Floor, San Francisco, California 94111-5853. The telephone number at such office is (415) 781-3300. The address of Rodamco North America N.V. is Coolsingel 120, Postbus 973, NL-3000 AZ Rotterdam, the Netherlands. The address of Haslemere N.V. is Weena 327-329, NL 3013, Rotterdam, the Netherlands. The address of Rodamco Europe N.V. is Hofplein 20, NL 3032 AC, Rotterdam, the Netherlands. The address of RoProperty Holdings B.V. is Weena 327-329, NL 3013, Rotterdam, the Netherlands.

   RREEF is an active investment advisor of investment-grade real estate across the United States with approximately $15.1 billion in assets (including real estate securities) currently under management. RREEF and its affiliates manage properties consisting of industrial parks, retail centers, office buildings and apartment communities. RREEF currently offers a number of investment vehicles to meet the different goals and objectives of its clients. These include separately-managed accounts for direct property investment, core and value-added commingled funds, and investments in publicly-traded real estate securities through separate accounts and a mutual fund. In addition, the management or liquidation of equity real estate portfolios assembled by other advisors has been an important part of RREEF's business. Since 1989, on behalf of 28 different clients, RREEF has taken over management of more than 250 properties for a total value of $6.7 billion.

   Rodamco North America N.V. is a property investment company operating in the U.S., Haslemere N.V. is a property investment company operating in the United Kingdom and Rodamco Europe N.V. is a property investment company operating in continental Europe. We believe that Rodamco North America N.V., Rodamco Europe N.V. and Haslemere N.V. are among the largest property companies quoted on the Amsterdam Stock Exchange.

   CalPERS is a government employee pension fund and a unit of the State and Consumer Services Agency of the State of California, with its principal office and place of business located at Lincoln Plaza, 400 "P" Street, Sacramento, California, 95814. CalPERS provides retirement and health benefit services to more than 1.2 million members and more than 2,400 employers. CalPERS' membership includes active workers and retirees, their families and beneficiaries and their employers. As the nation's largest public pension fund and third largest in the world with assets totaling approximately $155.3 billion at July 31, 2001, CalPERS' investments span domestic and international markets. The CalPERS Board of Administration has investment authority and sole fiduciary responsibility for the management of the CalPERS' assets. The Board is guided by the CalPERS Investment Committee, management, and more than 120 members of the CalPERS Investment Office who carry out the daily activities of the investment program.

   None of the Rodamco Parties, CalPERS, RREEF, CalWest and Rooster Acquisition Corp. is subject to the information and reporting requirements of the Exchange Act and as a result is not required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. CalPERS provides its financial information at its web site at www.calpers.ca.gov.

   The name, business address, citizenship, principal occupation and employment history for each of the members of the board of administration, management board, directors and executive officers of CalPERS, RREEF, the Rodamco Parties, CalWest and Rooster Acquisition Corp., as applicable, are set forth in Schedules I and II.

   As of the date hereof, CalPERS beneficially owns 585,780 Common Shares, representing approximately 1.3% of the total Common Shares outstanding on November 2, 2001. On September 5, 2001, RREEF acquired discretionary management of a portfolio including 13,500 Common Shares, representing less than 1% of the total Common Shares outstanding on November 2, 2001. RREEF assumed management over the portfolio containing these Common Shares (in addition to other diversified REIT shares) as a result of a request from a client to transfer its existing portfolio from another advisor. RREEF has discretionary investment power to dispose or direct the disposition of such Common Shares. Except as set forth in this paragraph and elsewhere in this Offer to Purchase:

      (a) none of Rooster Acquisition Corp., CalWest, RREEF, the Rodamco Parties, CalPERS (collectively, the "CalWest Entities") or any associate or majority owned subsidiary thereof nor, to any of the CalWest Entities' knowledge, any of the persons listed in Schedules I and II hereto nor any associate of any of the persons so listed, beneficially owns or has a right to acquire any Common Shares or any other equity securities of Cabot,

      (b) none of the CalWest Entities nor any associate or majority owned subsidiary of Rooster Acquisition Corp. or CalWest nor, to any of the CalWest Entities' knowledge, any of the persons listed on Schedules I and II hereto nor any associate of any of the persons so listed has effected any transaction in the Common Shares or any other equity securities of Cabot during the past 60 days,

      (c) none of the CalWest Entities nor any subsidiary of Rooster Acquisition Corp. or CalWest nor, to any of the CalWest Entities' knowledge, any of the persons listed in Schedules I and II hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Cabot (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations) (except as contemplated by the Shareholder and Unitholder Agreements and the Option Agreement, forms of which are attached as Exhibits
   (d)(4), (d)(5), (d)(6) and (d)(7), respectively, to the Tender Offer Statement on Schedule TO filed by Rooster Acquisition Corp. and CalWest with the SEC of which this Offer to Purchase forms a part),

      (d) since October 1999, there have been no transactions which would require reporting under the rules and regulations of the SEC among the CalWest Entities or, to any of the CalWest Entities' knowledge, any of the persons listed in Schedules I and II hereto, on the one hand, and Cabot or any of its executive officers, trustees or affiliates, on the other hand, and

      (e) since October 1999, there have been no negotiations, transactions or material contacts among the CalWest Entities, any subsidiary of Rooster Acquisition Corp. or CalWest or, to any of the CalWest Entities' knowledge, any of the persons listed in Schedules I and II hereto, on the one hand, and Cabot or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation, acquisition, a tender offer for or other acquisition of Cabot securities, an election of Cabot's trustees or a sale or other transfer of a material amount of assets of Cabot.

   In addition, none of the CalWest Entities, nor to the best of their knowledge, any of the persons listed on Schedules I and II to this Offer to Purchase has during the last five years (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of such laws.

10. BACKGROUND OF THE OFFER; CONTACTS WITH CABOT.

   In October 1999, RREEF sold a property on behalf of one of its clients to Cabot, which property was valued at $6.5 million. Such sale was unrelated to the Merger.

   In late August 2000 or early September 2000, Mr. Charles B. Leitner, III, a Principal of RREEF, contacted Mr. Robert E. Patterson, the President of Cabot, to explore opportunities for RREEF and clients of RREEF to transact business with Cabot, including the purchase and sale of industrial properties.

   In early October 2000, Mr. Leitner, Mr. Peter J. Broccolo, a Principal of RREEF, and Mr. James N. Carbone, a Principal of RREEF, met in Cabot's offices in Boston, Massachusetts with Mr. Ferdinand Colloredo-Mansfeld, Chairman and CEO of Cabot, Mr. Patterson and Mr. Franz Colloredo-Mansfeld, Chief Financial Officer of Cabot, to discuss Cabot's portfolio of assets and possible joint venture opportunities for Cabot, RREEF and clients of RREEF to develop and/or acquire new properties. During October 2000 through mid-November 2000, Mr. Leitner and Mr. Patterson communicated on a number of occasions to further explore joint venture opportunities and possible asset sales by Cabot consistent with their discussions in early October 2000.

   On January 4, 2001, Messrs. Leitner and Broccolo met with Messrs. Ferdinand Colloredo-Mansfeld and Patterson in Boston, Massachusetts in Cabot's principal executive offices in order to gauge whether Cabot would be interested in discussing a transaction in which a client or clients of RREEF would purchase all or substantially all of the properties of Cabot. At this meeting, Mr. Ferdinand Colloredo-Mansfeld and Mr. Patterson stated that Cabot was not for sale, but that they were interested in considering a number of other transactions, including a sale of certain Cabot assets and/or capital raising or joint venture opportunities.

   During the first quarter of 2001, a large pension fund client of RREEF requested through its advisor, JPMorgan Investment Management, Inc., that the management responsibility for certain of such pension fund's real property assets be transferred from Cabot to RREEF. Representatives of RREEF and Cabot (other than the representatives of such parties identified above) had numerous discussions in connection with this transfer. This transfer was unrelated to the Merger.

   In mid-March 2001, Mr. Leitner made an unsolicited telephone call to Mr. Ferdinand Colloredo-Mansfeld to schedule a meeting in Boston, Massachusetts.

   On March 29, 2001, Messrs. Leitner, Broccolo and Donald A. King, Jr., Managing Principal of RREEF, held a meeting with Mr. Ferdinand Colloredo-Mansfeld at a restaurant in Boston, Massachusetts to discuss a potential offer to purchase all of the industrial properties in Cabot's portfolio, but did not discuss a price for such properties. Mr. Ferdinand Colloredo-Mansfeld responded that he was obliged to listen to the proposal, but would want to discuss the proposal with the other senior officers of Cabot prior to proceeding further. At this meeting the parties considered CalPERS, a client of RREEF, as a potential buyer.

   On April 18, 2001, Mr. Leitner sent an unsolicited letter to Mr. Ferdinand Colloredo-Mansfeld formalizing RREEF's offer to purchase all of the wholly-owned, non-development industrial properties of Cabot for $1.862 billion and recommending that the parties enter into a confidentiality agreement so that RREEF could exclusively review the financial and property information of Cabot in order to verify the assumptions used to arrive at the purchase price proposed in this letter.

   Also, in mid-April 2001, another major institutional real estate investment and management firm ("Interested Party A") contacted Cabot by telephone and expressed an interest in acquiring all or a significant portion of the assets of Cabot. On May 4, 2001, Messrs. Ferdinand Colloredo-Mansfeld and Franz Colloredo-Mansfeld met with one of the principals of Interested Party A in Boston, Massachusetts to discuss the nature of Interested Party A's proposal. Interested Party A did not specify any value for Cabot or its assets, but the parties did agree to continue discussions and that a confidentiality agreement would be negotiated between the parties in order for Cabot to provide certain information to Interested Party A so that it could continue its analysis of Cabot.

   In early May 2001, Cabot commenced the negotiation of a confidentiality agreement with each of RREEF and Interested Party A. On May 23, 2001, RREEF and Cabot entered into a confidentiality agreement and on May 25, 2001, Cabot and Interested Party A entered into a confidentiality agreement. The confidentiality agreement with RREEF did not contain any exclusivity provisions prohibiting Cabot from engaging any third party in an acquisition discussion. Absent the approval of the Cabot Board of Trustees, such confidentiality agreement prohibited RREEF from acquiring Cabot's securities or soliciting proxies for a period of 18 months from the date on which Cabot and RREEF agree to terminate discussions regarding a proposed transaction.

   On May 10, 2001, the Cabot Board of Trustees held a regularly scheduled meeting in Boston, Massachusetts which immediately followed the annual meeting of the shareholders of Cabot. At this meeting, the management of Cabot presented to the Cabot Board of Trustees a review of possible strategic alternatives for Cabot. The alternatives presented by management included the continuation of the business in its current mode, strategies for growth through joint venture arrangements with third parties, dispositions of assets and the reinvestment of the proceeds of such dispositions into new ventures or the repurchase of a portion of Cabot's outstanding Common Shares, and the pursuit of a business combination or sale of Cabot. As part of this discussion, management discussed with the Cabot Board of Trustees the recent indications of interest from each of RREEF and Interested Party A. Management indicated to the Cabot Board of Trustees that, based on its review of RREEF's proposal, it believed that it might achieve an offer of $24 per share after further negotiations. Based upon this discussion, the Cabot Board of Trustees indicated that management should explore discussions with each of RREEF and Interested Party A to determine what value each would place on Cabot, but not to the exclusion of the pursuit of other strategies by Cabot.

   On May 21, 2001, Cabot met with representatives of JPMorgan in Cabot's offices in Boston to review the recent indications of interest from RREEF and Interested Party A. Shortly thereafter, Cabot notified JPMorgan that it wished to engage JPMorgan to advise Cabot in connection with the exploration of these proposals. Cabot formally engaged JPMorgan to act as its financial advisor in connection with a potential acquisition of Cabot by agreement dated July 10, 2001.

   On June 4, 2001, a meeting was held in New York, New York at RREEF's offices and was attended by Mr. Leitner, Mr. Broccolo, Mr. Timothy B. Keith, Vice President, Acquisitions and Development of RREEF, Ms. Michelle Damerjian, Acquisition Associate of RREEF, Mr. Ferdinand Colloredo-Mansfeld, Mr. Patterson, Mr. Franz Colloredo-Mansfeld, Mr. Peter Baccile, Managing Director of JPMorgan, and Mr. Murray McCabe, Managing Director of JPMorgan. At this meeting, Cabot provided RREEF with additional financial and other information regarding its portfolio of properties and RREEF presented Cabot with a list of RREEF clients that RREEF had identified as potential buyers of Cabot's assets, which list included CalPERS. At this point in the discussions, Cabot had not permitted RREEF to approach any of RREEF's clients, including CalPERS, about any potential transaction.

   On June 5, 2001, a meeting was held in New York, New York with representatives of Cabot and its financial advisor, JPMorgan, and representatives of Interested Party A to discuss the structure of a potential transaction. Interested Party A did not specify any price or valuation for Cabot at this meeting, but did indicate its possible source of funds and that it might submit a written indication of interest shortly with the intent of performing due diligence thereafter to confirm its pricing.

   On June 14, 2001, Messrs. Leitner, Keith, Ferdinand Colloredo-Mansfeld, Patterson, Franz Colloredo-Mansfeld, Baccile, McCabe and Michael Errichetti, Managing Director of JPMorgan, Thomas Brown, Vice President of JPMorgan, and Ms. Damerjian met at the offices of JPMorgan in New York, New York to share financial information and further discuss the valuation of Cabot. At this meeting RREEF also described two RREEF clients, including CalPERS, who RREEF believed might be interested in a potential acquisition of Cabot's assets, relayed that the information provided by Cabot on June 4, 2001 had been analyzed by RREEF and confirmed RREEF's original valuation assumptions, and requested additional information in order to validate a purchase price. Cabot and its advisors implied at this meeting that RREEF's purchase price was too low.

   In a phone conversation between Mr. Leitner and Mr. McCabe shortly after the June 14, 2001 meeting, Mr. McCabe stated that Cabot had agreed to prepare ten-year net operating income projections on a property-by-property basis for use by RREEF in assessing the valuation of Cabot. These net operating income projections were provided by Cabot to RREEF in late June 2001.

   Between June 14, 2001 and July 12, 2001, representatives of RREEF and JPMorgan communicated on numerous occasions to discuss Cabot's property related projections, Cabot's valuation and additional requests by RREEF for information about Cabot.

   During the week commencing June 11, 2001, Interested Party A contacted Cabot and JPMorgan and indicated that, due to other pending initiatives, it would be unable to obtain the necessary capital to proceed with the pursuit of a transaction with Cabot for a period of approximately two months. During July and August of 2001, JPMorgan and Interested Party A maintained contact, and Interested Party A continued to express an interest in a transaction with Cabot, but also continued to defer proceeding with any proposal due to its capital constraints. In mid-August 2001, Interested Party A contacted Cabot and JPMorgan and advised that it would be interested in pursuing an acquisition of Cabot, but would need to identify third party sources of capital, which would include one or more of Cabot's existing large shareholders. Based on Interested Party A's lack of available capital, Cabot discontinued discussions with Interested Party A.

   On July 12, 2001, a meeting was held at JPMorgan's offices in New York, New York and was attended by Messrs. Leitner, Keith, McCabe, Errichetti and Brown to continue to analyze and discuss the value of the real estate held by Cabot and the pricing of a potential transaction and to determine whether the parties would be able to agree on pricing terms. At this meeting, JP Morgan provided RREEF with additional financial information regarding Cabot and its properties.

   On July 16, 2001, Messrs. Leitner, Keith, Ferdinand Colloredo-Mansfeld, Patterson, Franz Colloredo-Mansfeld, McCabe, Brown and Andrew Harper, Acquisition Associate of RREEF, met in Boston, Massachusetts at the apartment of Mr. Ferdinand Colloredo-Mansfeld. At this meeting, the parties discussed purchase price and real estate values. Cabot indicated to RREEF that it would prefer that the transaction be structured as a corporate acquisition (a merger) rather than a sale of assets. At this meeting, RREEF also summarized its approach in determining its calculations of its valuation of Cabot and confirmed to Cabot that its client, CalPERS, would likely be interested in a transaction similar to this acquisition and would likely be capable of consummating the transaction without any other party. RREEF requested permission to approach CalPERS about the transaction, but Cabot did not give RREEF permission to do so at this time. At the end of this meeting, Cabot indicated to RREEF that the purchase price should not be less than $24 per Common Share. At this juncture, RREEF did not agree to the $24 price.

   Between July 16, 2001 and July 26, 2001, representatives of RREEF and JPMorgan participated in a series of meetings and communications during which they discussed various pricing proposals in an effort to agree upon pricing terms. In order to bridge the parties' respective positions on pricing, on or about July 25, 2001, JPMorgan again proposed that RREEF consider structuring the proposed transaction as a merger instead of an acquisition of assets. RREEF agreed to consider this proposed structure, but relayed to JPMorgan that it would need permission to approach CalPERS in order to determine whether such a structure would be feasible. RREEF also requested at this time that Cabot provide RREEF with its material corporate documents.

   On July 25, 2001 and July 26, 2001, Messrs. Leitner, Keith and McCabe met at RREEF's offices in New York, New York to discuss issues related to purchase price and the net asset value of Cabot and to determine how to structure a merger transaction as opposed to an acquisition of real property assets. At the July 26, 2001 meeting, Messrs. Leitner and Keith informed Mr. McCabe that RREEF would be able to agree on a $24 per Common Share purchase price if RREEF could better understand the amount of savings that could be obtained in connection with a merger transaction. Mr. Leitner also advised Mr. McCabe that he would need to obtain Cabot's permission to approach CalPERS about the potential transaction.

   On July 27, 2001, Mr. Ferdinand Colloredo-Mansfeld notified Mr. Leitner in a telephone conversation that he had updated the Cabot Board of Trustees about the transaction proposed by RREEF and requested that the Cabot Board of Trustees begin to seriously consider such proposed transaction. On this phone call, Mr. Ferdinand Colloredo-Mansfeld gave his permission to RREEF to approach CalPERS about the potential transaction.

   On July 30, 2001, Messrs. Leitner, Keith, Broccolo, Ferdinand Colloredo-Mansfeld, Patterson, Franz Colloredo-Mansfeld, McCabe and Brown attended a meeting in Boston, Massachusetts at the apartment of Mr. Ferdinand Colloredo-Mansfeld. At this meeting, the parties confirmed their agreement on a $24 cash purchase price per Common Share of Cabot, subject to negotiation and agreement on all other terms of a transaction, and began discussions regarding the process for completing the proposed transaction.

   On August 1, 2001, Messrs Leitner, Keith, Stephen M. Steppe, Principal of RREEF, and Warren Otto, Vice President, Portfolio Management of RREEF, met with representatives of CalPERS to present the proposed acquisition of Cabot by CalWest. At this meeting, CalPERS indicated to RREEF that it would consider such a transaction and requested additional information. After several days of communications between RREEF and CalPERS, CalPERS authorized RREEF to engage legal counsel and begin a due diligence process on CalWest's behalf.

   Between June and early August 2001, representatives of Cabot and JPMorgan had informal discussions with representatives of three publicly traded real estate companies regarding their interest in a transaction involving Cabot. None of the public companies indicated an interest in a transaction at a price or value which approximated or exceeded the price discussed with RREEF.

   On August 15, 2001, the Cabot Board of Trustees met in Boston, Massachusetts to review the proposal from RREEF. Attending the meeting were Mr. Franz Colloredo-Mansfeld, Messrs. Baccile, McCabe, Errichetti and

Brown from JPMorgan and representatives of the law firm of Mayer Brown & Platt ("Mayer Brown"), outside legal counsel to Cabot. Management reviewed the background and course of discussions and negotiations with RREEF and the terms of the proposal with the Cabot Board of Trustees and responded to their questions. Management also described to the Cabot Board of Trustees the status of its discussions with Interested Party A. JPMorgan reviewed the proposed transaction with RREEF and presented various analyses of the financial terms of such proposed transaction, the strategic environment for companies similar to Cabot and possible alternatives. JPMorgan also presented to the Cabot Board of Trustees an analysis of the financial capacity of other parties to engage in similar transactions with Cabot. Legal counsel reviewed with the Cabot Board of Trustees their duties under applicable law. Counsel also discussed with the Cabot Board of Trustees the proposed form of transaction, a cash tender offer followed by a merger providing the same cash price in the tender offer to all common shareholders, and the time frame for achieving such a transaction. The consensus of the Cabot Board of Trustees was to continue to pursue a transaction with RREEF.

   Also at the August 15, 2001 meeting of the Cabot Board of Trustees, management of Cabot explained to the Cabot Board of Trustees that RREEF had indicated that it did not have an interest in acquiring any of the joint venture interests held by Cabot or the business of the advisory subsidiary of Cabot. Management indicated that it might wish to discuss the acquisition of such businesses. Following a discussion with outside legal counsel, the Cabot Board of Trustees resolved that any such transaction involving management would be reviewed by the independent trustees with such advice and counsel as they deem appropriate. Subsequent to this meeting, the independent trustees engaged independent counsel to advise the independent trustees in connection with any such transaction involving management.

   Between August 7, 2001 and September 4, 2001, RREEF continued its own due diligence, retained the law firm of Orrick, Herrington & Sutcliffe LLP ("Orrick") to act as legal counsel to CalWest in connection with the Merger and authorized Orrick to began conducting legal due diligence. During this same period, RREEF, Cabot, Orrick and Mayer Brown began to negotiate the terms and conditions of an exclusivity agreement. On September 4, 2001, Messrs. Leitner, Keith, Ferdinand Colloredo-Mansfeld, Patterson, Franz Colloredo-Mansfeld and McCabe met in Boston, Massachusetts at the apartment of Mr. Ferdinand Colloredo-Mansfeld to negotiate the final terms of the exclusivity agreement.

   On September 5, 2001, RREEF and Cabot entered into an exclusivity agreement. The exclusivity agreement provided that from the date of such agreement until the earlier of (i) the execution of a definitive agreement between Cabot and RREEF and (ii) October 21, 2001, which date could be extended by RREEF for up to an additional 10 business days to the extent reasonably necessary to address environmental due diligence issues, Cabot would not solicit, initiate or engage in discussions or negotiations with, or provide information to, any third party relating to a possible acquisition of all or any substantial interest in Cabot or its business (a "prohibited transaction"). However, under the exclusivity agreement, Cabot was permitted to engage in discussion or negotiations with, and provide information to, a third party which submitted to Cabot an unsolicited proposal for a transaction that the Cabot Board of Trustees determined in good faith was likely to be superior to RREEF's proposal from a financial point of view. In the event that, prior to the expiration of the exclusivity agreement, (a) Cabot received a superior proposal from a third party and entered into an agreement with that third party within six months with respect to a prohibited transaction, (b) Cabot terminated discussions with RREEF or (c) Cabot rejected a bona fide offer from RREEF that would result in Cabot's shareholders receiving at least $24 per Common Share, Cabot would be obligated to promptly pay to RREEF its reasonable out-of-pocket expenses up to a maximum amount of $8.0 million.

   During September 2001, management of Cabot and RREEF, their respective legal counsel and JPMorgan communicated on numerous occasions to discuss the structure, pricing, tax consequences, business integration, corporate governance, consequences of the transaction to the limited partners of Cabot LP, the holders of preferred units of Cabot LP, and the joint ventures in which Cabot's subsidiaries were a party, as well as, control, liquidity and other issues involved in a potential transaction.

   On September 13, 2001, the Cabot Board of Trustees held its regularly scheduled board meeting in Boston, Massachusetts and reviewed the terms of the proposed transaction with management, JPMorgan and outside counsel. Attending the meeting were Messrs. Baccile and McCabe from JPMorgan and representatives of the law firm of Mayer Brown. An update was provided to the Cabot Board of Trustees on the status of the due diligence by RREEF, the matters to be addressed in the proposed documentation for the transaction, and transaction issues involving the outstanding preferred units of Cabot LP, the joint ventures involving Cabot and Cabot's advisory subsidiary business, in which RREEF continued to have no interest in acquiring. The Cabot Board of Trustees directed management, together with JPMorgan and Mayer Brown, to continue the due diligence process with RREEF and commence negotiation of definitive documents for the proposed transaction.

   On September 17, 2001, Cabot's legal counsel distributed to RREEF and CalWest's legal counsel a draft merger agreement setting forth the proposed terms of an acquisition of Cabot by CalWest through a cash tender offer and subsequent merger.

   Between September 17, 2001 and October 28, 2001, RREEF, Cabot and their respective legal and financial advisors engaged in lengthy negotiations with respect to the terms and conditions of the proposed merger agreement. The principals of both Cabot and RREEF, together with their legal and financial advisors, met at the offices of JPMorgan in New York on October 10, 2001 and again on October 15, October 19 and October 20, 2001 to address issues in the documentation and the process to effect the transaction. Material issues discussed and negotiated by the parties were the status of Cabot's joint venture interests, the terms under which the tender offer would be commenced and the conditions upon which it would close, the ability of Cabot to entertain other proposals from third parties and terminate the merger agreement, the size and terms upon which RREEF would be entitled to payment of a break-up fee and reimbursement of its expenses in the event the merger agreement was terminated, the terms and conditions upon which either party could terminate the merger agreement (including the refusal of Goldman Sachs Mortgage Company ("GSMC" or the "lender") to fund its loan commitment to CalWest due to the consequences of terrorist acts and armed conflict involving the United States) and certain covenants applicable to the parties between the execution of the merger agreement and the consummation of a merger.

   On October 4, 2001, Messrs. Keith, Patterson, Neil Waisnor, Senior Vice President-Finance and Treasurer of Cabot, and Eugene Reilly, Senior Vice President--Director of Development of Cabot, met in Cabot's offices in Boston, Massachusetts to discuss real property due diligence matters.

   On October 4, 2001, with the consent of RREEF, Cabot management met with a third party financial investor ("Interested Party B") for purposes of determining the terms upon which a consent or agreement necessary to accomplish the transaction as proposed by RREEF might be obtained. Interested Party B executed a confidentiality agreement in advance of the meeting. During the meeting, Interested Party B was informed of a proposed transaction.

   On October 5, 2001, Mr. Keith and Christopher L. Hughes, Vice President, Capital Markets of RREEF, traveled to New York, New York to meet with representatives of Goldman, Sachs & Co. ("Goldman Sachs") to discuss arrangements for the financing of the proposed acquisition and the engagement of Goldman Sachs as the exclusive financial advisor to CalWest. Following the meeting, representatives of REEEF and Goldman Sachs discussed on numerous occasions throughout October 2001 the terms and conditions pursuant to which Goldman Sachs would lead the financing of the acquisition.

   On October 18, 2001, RREEF notified Cabot in writing that it was exercising its right under the exclusivity agreement to extend the exclusivity period for up to an additional 10 business days, thereby extending the period until November 2, 2001.

   On October 23, 2001, representatives of RREEF met in Sacramento, California with the staff of CalPERS to present the terms, conditions and financial analysis of the proposed merger with Cabot and to seek CalPERS consent to such transaction. At the end of this meeting, CalPERS agreed to consider the proposed merger and requested additional information, which information was provided by RREEF.

   On October 24, 2001, a special meeting of the Cabot Board of Trustees was held in Boston, Massachusetts. Attending the meeting were Messrs. Franz Colloredo-Mansfeld and Waisnor, Messrs. Baccile and McCabe and other representatives of JPMorgan, and representatives of Mayer Brown. The Cabot Board of Trustees received a detailed review of the terms of the transaction and the status of the negotiations. At this meeting, the Cabot Board of Trustees discussed with management and its legal and financial advisors the terms of the financing arrangements proposed by RREEF in connection with the proposed transaction, including that a condition to closing of the tender offer would be that Rooster Acquisition Corp.'s and CalWest's lender (GSMC) does not exercise its right not to fund such financing as a result of specified adverse market conditions. Management described to the Cabot Board of Trustees that arrangements for addressing each of Cabot's joint ventures had been negotiated with RREEF whereby RREEF would unwind those transactions after execution of the Merger Agreement, and accordingly, management would not be involved in any acquisition of such joint venture interests. The Cabot Board of Trustees discussed with management the terms upon which certain members of management would acquire the business of Cabot's advisory subsidiary, and, thereafter, the independent trustees reviewed such terms separately with JPMorgan and their independent legal counsel. The representatives of JPMorgan described to the Cabot Board of Trustees their analysis of the financial terms of the proposed transaction. Management and its advisors discussed Cabot's current financial condition and business prospects with the Cabot Board of Trustees. JPMorgan described to the Cabot Board of Trustees the form of fairness opinion it expected to be prepared to deliver in connection with the merger agreement.

   Following the conclusion of the Cabot Board meeting, Cabot received a proposal from Interested Party B for the possible acquisition of all the outstanding Common Shares. The letter from Interested Party B stated that it was a preliminary non-binding indication of current interest with respect to a possible transaction and proposed that the shareholders of Cabot would receive consideration in the range of $22.00 to $23.50 per share in an all cash transaction. The letter from Interested Party B further noted that any definitive agreement would contain certain closing conditions, including the funding of third party debt and equity to be committed, on terms satisfactory to Interested Party B.

   On October 26, 2001, CalPERS and RREEF signed an amendment to CalWest's operating agreement authorizing CalWest to enter into the Merger Agreement and loan commitment letter with GSMC and to take all actions contemplated by such agreements.

   On October 26, 2001, GSMC delivered to CalWest an executed commitment letter that set forth the terms and conditions pursuant to which GSMC would lead the financing of the Offer and the Merger.

   On October 27, 2001, the Cabot Board of Trustees convened a special meeting to discuss the terms of the proposed transaction with RREEF. Attending the meeting were representatives of JPMorgan and outside counsel. Management reviewed with the Cabot Board of Trustees the proposal received from Interested Party B. It was noted that Interested Party B's proposal indicated a value of Cabot in a range in which the highest value was less than the merger price set forth in the documents negotiated with RREEF. Management, together with its legal and financial advisors, reviewed with the Cabot Board of Trustees the changes in the definitive documentation since the prior Cabot Board of Trustees meeting, the remaining issues to be resolved by the parties and the proposed timetable for completion of the documentation. The independent trustees reviewed with JPMorgan the terms upon which the advisory business would be acquired by certain members of management.

   On October 28, 2001, the Cabot Board of Trustees convened a special meeting to consider the proposed transaction with CalWest. Attending the meeting were representatives of JPMorgan and Mayer Brown. Management discussed with the Cabot Board of Trustees the terms of the final documentation and the conclusion of its negotiations with CalWest and its representatives. JPMorgan reviewed with the Cabot Board of Trustees its financial analyses of the transaction and delivered its written opinion to the Cabot Board of Trustees that, as of October 28, 2001, based upon the assumptions and qualifications set forth in its analyses, the consideration to be received pursuant to the Merger Agreement by holders of Common Shares was fair from a financial point of view to such holders (other than CalWest and its affiliates). Following further discussion, the Cabot Board of Trustees, by unanimous vote:

  . determined that the Merger Agreement, the Offer, the Merger and the other transactions contemplated thereby, taken together, are fair to, advisable and in the best interests of Cabot and its shareholders,

  . approved the Merger Agreement and recommended acceptance and approval by the holders of Common Shares of the Merger Agreement, the Offer, the Merger and the other transactions contemplated thereby and that such holders tender their Common Shares in the Offer,

  . approved an amendment to each of the employment agreements between Cabot and its executive officers and to the Cabot Industrial Trust Severance Pay Plan for employees,

  . resolved to exempt the proposed transaction from the provisions of the Maryland Business Combination Act and adopted an amendment to Cabot's bylaws providing that the Maryland Control Share Act would not apply to this transaction,

  . approved all other action necessary to render the dilution provisions of the Cabot rights agreement inapplicable to the Offer and the Merger, without any payment to the holders of the preferred share purchase rights, and

  . took all action necessary to waive the application of the ownership limit set forth in the Cabot declaration of trust for the purchase of Common Shares pursuant to the Offer, the Merger or otherwise pursuant to the Merger Agreement.

   In addition, the independent trustees unanimously approved the transaction by which Mr. Ferdinand Colloredo-Mansfeld would acquire the business of Cabot Advisors, Inc. in exchange for the redemption of his shares of common stock, constituting all of the shares of common stock, of such entity.

   On October 27, 2001 and October 28, 2001, management representatives from both companies and their advisors communicated by telephone to finalize certain technical aspects of the transaction documents. In the early evening of October 28, 2001, the parties executed the Merger Agreement. Early the next morning, the parties issued a joint press release announcing the proposed acquisition.

11. PURPOSE OF THE OFFER AND THE MERGER; THE MERGER AGREEMENT; OTHER AGREEMENTS; EFFECTS OF INABILITY TO CONSUMMATE THE MERGER; STATUTORY REQUIREMENTS; APPRAISAL RIGHTS; PLANS FOR CABOT.

Purpose

   The purpose of the Offer and the Merger is to acquire control of, and all of the Common Shares of, Cabot. The Offer, as the first step in the acquisition of Cabot, is intended to facilitate the acquisition of all the Common Shares. The purpose of the Merger is to acquire all Common Shares not purchased pursuant to the Offer or otherwise.

The Merger Agreement

   The Merger Agreement, which has been entered into by Cabot, Cabot LP, CalWest, and Rooster Acquisition Corp., governs both the Offer and the Merger. The following summary description of the Merger Agreement is qualified in its entirety by reference to the agreement itself, filed as an exhibit to the Tender Offer Statement on Schedule TO that we filed with the SEC, which you may examine and copy as set forth in Section 8 above.

   THE OFFER. The Merger Agreement provides for the commencement of the Offer by Rooster Acquisition Corp. as promptly as reasonably practicable, but no later than five business days following public announcement by Rooster Acquisition Corp. and Cabot of the execution of the Merger Agreement. Rooster Acquisition Corp. will pay to each holder of Common Shares $24 in cash per share. The purchase by Rooster Acquisition Corp. of the Common Shares includes the associated Rights.

   The obligation of Rooster Acquisition Corp. to accept for payment and pay for Common Shares validly tendered pursuant to the Offer is subject only to the prior satisfaction of the Tender Offer Conditions. Rooster Acquisition Corp. reserves the right from time to time, without the consent of Cabot, to waive any conditions, other than the Minimum Condition, and to irrevocably increase the Per Share Amounts, as defined herein.

   The Merger Agreement provides that, without the prior written consent of Cabot, we will not (a) decrease the Offer Price or change the form of consideration payable in the Offer (subject to adjustment in the event of an increase in shares outstanding as a result of stock splits, stock dividends, a recapitalization or other similar event after the date of the Merger Agreement), (b) decrease the number of Common Shares sought in the Offer, (c) modify or amend the Tender Offer Conditions or impose conditions to the Offer in addition to the Tender Offer Conditions, (d) waive the Minimum Condition or
(e) except as described in the following paragraph, extend the Offer if all of the Tender Offer Conditions are satisfied.

   The Offer will expire 20 business days after it is commenced. We have agreed with Cabot that we will not terminate or withdraw the Offer or extend the Expiration Date without the consent of Cabot; provided, that without the consent of Cabot, we may (i) extend the Offer, if at the scheduled expiration date of the Offer any of the conditions to the Offer have not been satisfied or waived, until such time as such conditions are satisfied or waived, (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff of the SEC applicable to the Offer or (iii) extend the Offer for a total of not more than five business days beyond the initial expiration date or the latest expiration date that would otherwise be permitted under clauses (i) or (ii) above if, on such expiration date, the Common Shares validly tendered pursuant to the Offer and not withdrawn are sufficient to satisfy the Minimum Condition but, together with all other Common Shares owned by us, are entitled to cast less than 90% of the votes entitled to be cast on the Merger.

   So long as the Merger Agreement is in effect, the Offer has been commenced and the conditions to the Offer have not been satisfied or waived, we have agreed to cause the Offer not to expire, subject, however, to CalWest's right of termination under the Merger Agreement; provided, however, that we will not be required to extend the Offer any time beyond (i) December 28, 2001, if the Minimum Condition is not satisfied on December 28, 2001, (ii) any date thereafter that the Minimum Condition is not satisfied, or (iii) the date that is 120 days from the date of Merger Agreement. Notwithstanding the foregoing, in the event that the conditions to the Offer have not been satisfied as the result of the occurrence of a specified, serious event relating to New York Stock Exchange trading, commercial banking activities, war or a national emergency, or national or international financial, political or economic conditions (see clause (k) of Section 14 "Conditions of the Offer"), we are required to extend the Offer until such time (but in no event longer than 30 business days after the date on which we first invoke such condition to the Offer as a reason for not consummating the Offer) as CalWest's bridge loan lender (GSMC) funds the bridge loan commitment; provided, further, that during such 30 business day period, we shall use commercially reasonable efforts, subject to any contractual restrictions binding upon us or CalWest pursuant to the commitment letter entered into with CalWest's bridge loan lender, to obtain financing for the Offer and the Merger on terms substantially similar and at least as favorable as the terms of such loan agreement. We may, in addition, provide a "subsequent offer period" (as contemplated by Rule 14d-11 under the Exchange Act) of not less than three business days following our acceptance for payment of Common Shares in the Offer.

   TRUSTEES AND DIRECTORS. The Merger Agreement provides that, promptly upon the acceptance for payment and payment for Common Shares pursuant to the Offer, Rooster Acquisition Corp. will be entitled to designate such number of trustees on the Board of Trustees of Cabot as will give Rooster Acquisition Corp.

representation on the Board of Trustees of Cabot in the same proportion as the number of Common Shares beneficially owned by CalWest, Rooster Acquisition Corp. and their affiliates bears to the total number of Common Shares outstanding. At such time, Cabot will also cause, if requested by Rooster Acquisition Corp., (i) each committee of the Board of Trustees of Cabot, (ii) the Board of Directors of each subsidiary of Cabot and (iii) each committee of each such subsidiary board to include designees of Rooster Acquisition Corp. constituting up to the same percentage of each such committee or board as Rooster Acquisition Corp.'s designees constitute on the Cabot Board of Trustees. Pursuant to the Merger Agreement, Cabot shall take all actions reasonably necessary to cause Rooster Acquisition Corp's designees to be elected to the Cabot Board of Trustees, including by increasing the size of the Board or securing the resignations of existing trustees. Following the time directors designated by Rooster Acquisition Corp. are appointed or elected to the Cabot Board of Trustees and prior to the date the articles of merger with respect to the Merger have been accepted for filing by the Maryland State Department of Assessments and Taxation (the "Effective Time"), the affirmative vote of a majority of the Independent Trustees (as defined below) shall be required (and sufficient) to (i) amend or terminate the Merger Agreement on behalf of Cabot, (ii) exercise or waive any of Cabot's rights or remedies under the Merger Agreement, (iii) extend the time for performance of any of the obligations of Rooster Acquisition Corp. contained in the Merger Agreement,
(iv) take any other action by Cabot in connection with the Merger Agreement required to be taken by the Cabot Board of Trustees, or (v) take any action by Cabot in connection with the transactions contemplated by the Merger Agreement. In the event that Rooster Acquisition Corp.'s designees are elected to the Cabot Board of Trustees, until the Effective Time, those continuing members of the Cabot Board of Trustees who are not designees, affiliates or associates (within the meaning of the federal securities laws) of Rooster Acquisition Corp. are to be deemed "Independent Trustees."

   THE MERGER. The Merger Agreement provides that if the Offer is consummated, any shareholder approval required for the Merger is obtained and no law or regulation prohibits the Merger, Rooster Acquisition Corp will merge with and into Cabot with Cabot surviving (the "Surviving Entity") as a wholly owned subsidiary of CalWest. The closing of the Merger shall occur no later than the third business day following the satisfaction or waiver of the conditions to the Merger contained in the Merger Agreement, provided that if any Units remain outstanding after consummation of the offer, the Merger Agreement requires CalWest, Rooster Acquisition Corp., Cabot and Cabot LP to take all actions reasonably necessary to effect a merger of a wholly owned subsidiary of CalWest or Rooster Acquisition Corp. with and into Cabot LP and in such event, the Merger and the merger of Cabot LP shall be consummated concurrently. The Merger Agreement provides that if the condition that Common Shares entitled to cast at least two-thirds of the votes entitled to be cast on the Merger is not satisfied, neither CalWest nor Rooster Acquisition Corp. will be obligated to accept for payment or pay for Common Shares pursuant to the Offer or effectuate the Merger.

   The Merger Agreement provides that, at the Effective Time, the organizational documents of Cabot immediately prior to the Effective Time will be the organizational documents of the Surviving Entity. The officers of Rooster Acquisition Corp. shall serve as the officers of the Surviving Entity.

   CONVERSION OF THE COMMON SHARES. At the Effective Time (a) each Common Share owned by CalWest, Rooster Acquisition Corp. or by any CalWest subsidiary will be cancelled and will cease to exist, and (b) each other issued and outstanding Common Share shall be converted into the right to receive the Offer Price, in cash, without interest (the "Merger Consideration") and, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of Common Shares shall only have the right to receive the Merger Consideration, without interest, upon surrender of Shares Certificates representing such holder's Common Shares.

   Each share of common stock, par value $1.00 per share, of Rooster Acquisition Corp. issued and outstanding immediately prior to the Effective Time will be converted into and become one validly issued, fully paid and nonassessable common share of beneficial interest, par value $0.01 per share, of the Surviving Entity and will constitute the only outstanding common shares of beneficial interest of the Surviving Entity.

   The Surviving Entity or the designated paying agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Merger Agreement to any holder of Common Shares amounts that the Surviving Entity or the paying agent is required to deduct and withhold under the Code, the rules and regulations promulgated thereunder or any provision of state, local or foreign tax law.

   In the event that any Units remain outstanding after the consummation of the Offer, the Merger Agreement requires CalWest, Rooster Acquisition Corp., Cabot and Cabot LP to take all actions reasonably necessary to effect a merger of Cabot LP with a subsidiary of CalWest or Rooster Acquisition Corp, pursuant to which Cabot LP will be the surviving entity and each common unit of limited partnership of Cabot LP will be exchanged and cancelled for the right to receive the Offer Price. The Merger Agreement requires CalWest, Rooster Acquisition Corp., Cabot and Cabot LP to cause the Second Amended and Restated Agreement of Limited Partnership of Cabot LP to be amended prior to any merger of a subsidiary of CalWest or Rooster Acquisition Corp. with and into Cabot LP to provide that any such merger will not cause a liquidation, dissolution or winding-up of Cabot LP. To insure that such amendment may be made, Ferdinand Colloredo-Mansfeld, Robert Patterson and certain of their affiliates have granted CalWest an option to purchase the Units held by such persons or entities, which units account for at least a majority of the outstanding Units. CalWest intends to exercise such option and purchase such Units if, immediately prior to the consummation of the Offer, less than all Units have been converted to Common Shares and tendered pursuant to the Offer.

   CABOT COMMON SHARE OPTIONS. At the Effective Time, each outstanding option (including dividend equivalent units) to purchase Common Shares or Units (each, a "Cabot Option") granted under the Cabot Long Term Incentive Plan (the "LTIP") and the Cabot 1999 Long Term Incentive Plan (the "1999 LTIP," and together with the LTIP, the "Cabot Option Plans") whether or not then exercisable and vested, shall be cancelled and of no further force and effect and the holder of any such option shall be entitled to receive, from and after the Effective Time, an amount in cash without interest (the "Option Cash Out Amount"), equal to the product of (i) the number of Common Shares or Units provided for in such Cabot Option and (ii) the excess, if any, of the Merger Consideration over the exercise price per share or unit provided for in such Cabot Option, which cash payment will be treated as compensation and will be net of any applicable tax. If the exercise price per share or unit provided for in any Cabot Option exceeds the Merger Consideration, no cash will be paid with regard to such Cabot Option to the holder of such Cabot Option. At or prior to the closing of the Merger, Cabot shall take all actions necessary to terminate the Cabot Option Plans.

   Cabot has agreed to terminate all Cabot Option Plans and all awards issued under such Cabot Option Plans as of the Effective Time and the provisions in any other plan, program or arrangement or agreement providing for the issuance or grant of any other interest in respect of the equity interests of Cabot or any of its subsidiaries (including, without limitation, Cabot LP) shall be of no further force or effect and shall be deemed to be terminated as of the Effective Time and no holder of a Cabot Option or any participant in any Cabot Option Plan shall have any right thereunder to (i) acquire any securities of Cabot, the Cabot LP, the Surviving Entity or any subsidiary thereof or (ii) receive any additional payment or benefit with respect to any award previously granted under the Cabot Option Plans.

   TERMINATION OF DIVIDEND REINVESTMENT PLAN. Pursuant to the Merger Agreement, Cabot shall terminate Cabot's 1999 Dividend Reinvestment and Share Purchase Plan, effective prior to the closing of the Merger, and ensure that no purchase or other rights under such plan enable the purchaser or holder of such rights to acquire any interest in the Surviving Entity, CalWest or any CalWest subsidiary, including Rooster Acquisition Corp., as a result of such purchase or the exercise of such rights at or after the closing of the Merger.

   SHAREHOLDERS' MEETING. If required by applicable law to consummate the Merger, Cabot, acting through the Cabot Board of Trustees, shall, in accordance with Cabot's declaration of trust and by-laws and applicable law, and provided that the Merger Agreement shall not have been terminated: (A) duly call, give notice of, convene and hold a special meeting of its shareholders as promptly as reasonably practicable following the acceptance for payment and payment for Common Shares by Rooster Acquisition Corp. pursuant to the Offer for the purpose of considering and taking action upon the approval of the Merger and the adoption of the Merger Agreement; (B) as promptly as reasonably practicable, prepare and file with the SEC a preliminary proxy or information statement relating to the Merger and the Merger Agreement and use its commercially reasonable efforts, subject to the terms of the Merger Agreement,
(1) to obtain and furnish the information required to be included by the SEC in the proxy or information statement and, after consultation with CalWest, to respond promptly to any comments made by the SEC with respect to the preliminary proxy or information statement and cause a definitive proxy statement or information statement, including any amendment or supplement thereto, to be mailed to its shareholders; provided, that no amendment or supplement to the definitive proxy statement or information statement will be made by Cabot without consultation with CalWest and its counsel and (2) to obtain the necessary approvals of the Merger and the Merger Agreement by its shareholders; and (C) subject to the terms of the Merger Agreement, include in the definitive proxy statement or information statement (i) the recommendation of the Cabot Board of Trustees that shareholders of Cabot vote in favor of the approval of the Merger and the Merger Agreement and (ii) the opinion of Cabot's financial advisor.

   At any such meeting Rooster Acquisition Corp., CalWest and any other subsidiary of CalWest (the "CalWest Parties") shall vote their respective Common Shares in favor of the Merger.

   However, the Merger Agreement provides that if the CalWest Parties shall acquire or otherwise own, in the aggregate, Common Shares entitled to cast at least 90% of the votes entitled to be cast on the Merger, pursuant to the Offer or otherwise (including pursuant to the Common Share Option (as defined below)), the parties will take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after acceptance for payment of and payment for the Common Shares by Rooster Acquisition Corp. pursuant to the Offer without a meeting of shareholders of Cabot. For a discussion of certain terms of the Merger Agreement that increase the likelihood that Rooster Acquisition Corp. could acquire the minimum number of the outstanding Common Shares as set forth above, see the discussion of the Common Share Option in the immediately following paragraph.

   COMMON SHARE OPTION OF CALWEST. In order to increase the likelihood that Rooster Acquisition Corp. can acquire the minimum number of Common Shares required to approve the Merger without a shareholders' meeting, Cabot has granted CalWest an irrevocable option (the "Common Share Option") pursuant to an option agreement, dated October 28, 2001, to purchase for a price of $24 per Common Share (the "Per Common Share Option Price") in cash a number of Common Shares (the "Optioned Common Shares") equal to the Applicable Common Share Amount. The "Applicable Common Share Amount" is the number of Common Shares which, when added to the number of Common Shares owned by the CalWest Parties immediately prior to the exercise of the Common Share Option, would result in the CalWest Parties owning immediately after the exercise of the Common Share Option 90% of the then outstanding Common Shares; provided, however, that in no event shall the Applicable Common Share Amount exceed 19.8% of the Common Shares then issued and outstanding (without giving effect to any Common Shares issued pursuant to the Common Share Option). CalWest may exercise the Common Share Option only if at the time of exercise (a) Rooster Acquisition Corp. shall have accepted for payment and paid for all Common Shares tendered and not withdrawn pursuant to the Offer and (b) after giving effect to such exercise, the CalWest Parties would own 90% of the then outstanding Common Shares. The Common Share Option expires 30 business days after expiration of the Offer if not exercised on or prior thereto.

   If, for any reason following completion of the Offer, the Merger is not consummated, CalWest, Rooster Acquisition Corp. and their affiliates reserve the right to acquire additional Common Shares through private purchases, market transactions, tender or exchange offers or otherwise on terms and at prices that may be more or less favorable than those of the Offer or, subject to any applicable legal restrictions, to dispose of any or all Common Shares acquired by Rooster Acquisition Corp.

   REPRESENTATIONS AND WARRANTIES. Cabot and Cabot LP have made customary representations and warranties to CalWest and Rooster Acquisition Corp. in the Merger Agreement with respect to, among other matters, their organization, subsidiaries, capitalization and authority, consents and approvals, conflicts, SEC reports and financial statements, absence of certain changes or events, absence of undisclosed liabilities, employee benefit plans, labor matters, contracts, properties, insurance, related party transactions, litigation, compliance with law, taxes, environmental matters, defaults, intellectual property, the required shareholder vote to approve the Merger Agreement, brokers, lack of beneficial ownership of Common Shares by Cabot and any Cabot subsidiaries and the opinion of Cabot's financial advisor. Cabot has also made a representation that it has taken all appropriate and necessary actions to exempt the Offer and the Merger from anti-takeover statutes.

   CalWest and Rooster Acquisition Corp. have made customary representations and warranties to Cabot with respect to, among other matters, organization, authority, consents and approvals, compliance with law, conflicts, litigation and financing.

   INTERIM BUSINESS OPERATIONS. The Merger Agreement obligates Cabot and its subsidiaries (including Cabot LP), from the date of the Merger Agreement until the earlier of the termination of the Merger Agreement or the Effective Time, to carry on their businesses in the usual, regular and ordinary course in substantially the manner theretofore conducted and in compliance with applicable law and to use commercially reasonable efforts to preserve intact their business organizations, goodwill, ongoing businesses and their relationships with customers, suppliers, distributors, lessors, creditors, employees, contractors and others having business with them and Cabot's status as a real estate investment trust. The Merger Agreement also contains specific restrictive covenants as to certain activities of Cabot and its subsidiaries prior to the Effective Time without the prior written consent of CalWest relating to, among other things, dividends or other distributions, changes in stock, repurchases or redemptions of securities, issuances or sales of its securities, amendments to Cabot's declaration of trust or by-laws, liquidation, merger, change of control transactions, material acquisitions or dispositions, indebtedness, tax matters, capital expenditures, discharge of liabilities, material contracts, affiliate contracts, compensation and employee benefits, receivables, settlement of litigation and claims, employee matters, changes in accounting methods, and certain other material events or transactions.

   NO SOLICITATION. The Merger Agreement provides that Cabot shall and shall cause its subsidiaries to, and Cabot and Cabot LP shall take all actions reasonably necessary to cause their respective affiliates, officers, directors, employees, financial advisors, counsel and any other agents to, immediately cease any discussions, negotiations or communications with any party or parties with respect to any Competing Transaction (as defined below). The Merger Agreement also provides that Cabot will not, and will not permit any of its subsidiaries to, and will not authorize or permit any officer, trustee, director or employee of, or any investment banker, attorney, agent or other advisor or representative of, Cabot or any Cabot subsidiary to:

      (i) solicit or initiate, encourage, participate, or facilitate, directly or indirectly, any inquiries relating to, or the submission of, any proposal or offer, whether in writing or otherwise, from any person or group (as defined in Section 13(d)(3) of the Exchange Act) other than CalWest, Rooster Acquisition Corp. or any affiliates thereof (a "Third Party") to acquire beneficial ownership (as defined under Rule 13(d) of the Exchange Act) of all or more than 15% of the assets of Cabot and Cabot's subsidiaries, taken as a whole, or 15% or more of any class of equity securities (or voting debt) of Cabot or Cabot LP pursuant to a merger, consolidation or other business combination, sale of shares of beneficial interest, sale of assets, tender offer, exchange offer or similar transaction or series of related transactions, which is structured to permit such Third Party to acquire beneficial ownership of more than 15% of the assets of Cabot and the Cabot subsidiaries, taken as a whole, or 15% or more of any class of equity securities (or voting debt) in Cabot or the Cabot LP (a "Competing Transaction");

      (ii) directly or indirectly, solicit, initiate, encourage, facilitate or participate in any discussions or negotiations regarding, or furnish to any person or group (as defined in Section 13(d)(3) of the Exchange Act) any information or data with respect to or access to the properties, offices, books, records, officers, directors or employees of, or take any other action to knowingly, directly or indirectly, facilitate, solicit or encourage the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction; or

      (iii) enter into any Acquisition Agreement, approve or recommend or resolve to approve or recommend any Competing Transaction or enter into any agreement (written or oral) requiring it to abandon, terminate or fail to consummate the Offer, the Merger and the other transactions contemplated by the Merger Agreement. "Acquisition Agreement" means any letter of intent, agreement in principle, merger agreement, stock purchase agreement, asset purchase agreement, acquisition agreement, option agreement or similar agreement relating to a Competing Transaction.

   Notwithstanding the foregoing, prior to the expiration of the Offer, if Cabot receives a bona fide, written proposal or offer for a Competing Transaction by a Third Party, which the Cabot Board of Trustees determines in good faith (after consultation with Cabot's independent financial advisor and outside counsel) (A) is on terms which are more favorable from a financial point of view to the holders of Common Shares than the Offer, the Merger, and the other transactions contemplated by the Merger Agreement, (B) would result in such Third Party owning, directly or indirectly, all or substantially all of the Common Shares then outstanding (or of the surviving entity in a merger) or all or substantially all of the assets of Cabot and Cabot's subsidiaries, (C) is not subject to any material contingency, including any contingency relating to financing (provided that if such contingency related to financing is substantially similar in substance, and not less favorable to Cabot than the material adverse effect provision in the commitment letter from CalWest's bridge loan lender, it shall not be considered a material contingency, which neither the Cabot Board of Trustees determines may likely be overcome or addressed nor the other party thereto has reasonably demonstrated in its written offer its ability to overcome or address, including the receipt of government consents or approvals (including any such approval required under the HSR Act), (D) does not contain a "right of first offer" or "right of first refusal" with respect to any revised Offer that CalWest or Rooster Acquisition Corp. may make, (E) is reasonably capable of being consummated (provided, that the Cabot Board of Trustees and any of its advisors shall be permitted to contact such Third Party and its advisors solely for the purpose of clarifying the proposal and any material contingencies and the capability of consummation), and (F) was not solicited, encouraged or facilitated by Cabot in breach of this provision (a "Superior Competing Transaction"), then, prior to acceptance by Rooster Acquisition Corp. for payment and payment by Rooster Acquisition Corp. for the Common Shares pursuant to the Offer, Cabot may, in response to an unsolicited request therefor and subject to a good faith determination by the Cabot Board of Trustees (after consultation with its outside counsel) that the failure to take such action likely would be inconsistent with its duties under Maryland law and compliance by Cabot with its obligation to notify CalWest of the material details of such Superior Competing Transaction and the status thereof (including amendments or changes or proposed amendments or changes thereto), furnish information with respect to Cabot and the Cabot subsidiaries to, and participate in discussions and negotiations directly or through its representatives with, such Third Party, subject to a confidentiality agreement not materially less favorable to Cabot than the confidentiality agreement among RREEF, Cabot and Cabot LP and which contains a one year prohibition against such Third Party soliciting the employment of any employee of Cabot or any Cabot subsidiary.

   In addition, except concurrently with Cabot's termination of the Merger Agreement in accordance with the termination provisions described below in the section entitled "Termination", neither the Cabot Board of Trustees nor any committee thereof may (i) take any action to (A) redeem the Rights, (B) waive or amend any provision of the Rights Agreement or (C) make any determination under the Rights Agreement, in any such case to permit or facilitate the consummation of a Competing Transaction (provided that notwithstanding the foregoing, the Cabot Board of Trustees may delay the distribution of the Rights under the Cabot Rights Agreement so long as no person or group of persons has become an "acquiring person" for purposes of the Cabot Rights Agreement), (ii) take any action to waive the limit on the ownership of Common Shares contained in Cabot's Declaration of Trust with respect to any Competing Transaction,
(iii) take any action necessary to render the provisions of any "fair price," "moratorium," "control share acquisition" or other takeover defense or similar statute or regulation (including the provisions of Subtitles 6 and 7 of Title 3 of the MGCL and Title 8 (collectively, the "Takeover Statute") inapplicable to any Competing Transaction, or (iv) propose, agree or resolve to do any of the foregoing. Nothing contained in the Merger Agreement prevents the Cabot Board of Trustees from complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act. Cabot has agreed to promptly notify CalWest if the Cabot Board of Trustees determines that a Competing Transaction is not a Superior Competing Transaction.

   The Merger Agreement also provides that Cabot shall advise CalWest orally and in writing of (i) any Competing Transaction or any inquiry with respect to or which could reasonably be expected to lead to any Competing Transaction received by any officer or trustee of Cabot or, to Cabot's knowledge, any financial advisor, attorney or other advisor or representative of Cabot, (ii) the material terms and conditions of such Competing Transaction (including a copy of any written proposal) and (iii) the identity of the person making the proposal or offer for any such Competing Transaction or inquiry immediately (but in any event within 24 hours) following receipt by Cabot or any officer or trustee of Cabot or, to Cabot's knowledge, any financial advisor, attorney or other advisor or representative of Cabot of such Competing Transaction proposal or inquiry. Cabot will promptly inform CalWest and Rooster Acquisition Corp. (orally and in writing) of the status and details of any such Competing Transaction proposal or inquiry (including amendments or changes or proposed amendments or changes thereto) and, in any event shall promptly inform CalWest and Rooster Acquisition Corp. (orally and in writing) of any material developments regarding such proposal or inquiry. Cabot agrees to promptly notify CalWest if the Cabot Board of Trustees determines that a Competing Transaction is not a Superior Competing Transaction.

   Pursuant to the Merger Agreement, Cabot shall not determine to accept a Superior Competing Transaction unless (i) it has complied in all material respects with its obligations described in this section "No Solicitation", (ii) the Cabot Board of Trustees determines in good faith (after consultation with its outside counsel) that the failure to take such action likely would be inconsistent with its duties under Maryland law, (iii) not fewer than 48 hours prior to taking such action, CalWest is notified orally and in writing of such Board's intention to take such action and (iv) the Cabot Board of Trustees determines in good faith (after consultation with Cabot's independent financial advisor and outside counsel) that such Competing Transaction continues to be a Superior Competing Transaction after (A) taking into account any amendment of the terms of the Offer or Merger by CalWest or Rooster Acquisition Corp. and/or any proposal by CalWest to amend the terms of the Merger Agreement or other documents contemplated thereby, the Offer or the Merger and (B) negotiating in good faith with CalWest concerning any such new proposal by CalWest prior to the expiration of such 48 hour period.

   PUBLIC ANNOUNCEMENTS. Cabot and CalWest have agreed to consult with each other before issuing any press release or other public statements with respect to the Merger Agreement and the transactions contemplated by it, and each has agreed not to issue any such press release or make any such public statement without the prior consent of the other party, not to be unreasonably withheld or delayed, except as may be required by law or in accordance with any listing agreement with any national securities exchange.

   EFFORTS. Each of CalWest, Rooster Acquisition Corp., Cabot and Cabot LP has agreed to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to fulfill all conditions applicable to such party pursuant to the Merger Agreement and to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other transactions contemplated thereby, including (i) the obtaining of all necessary, proper and advisable actions or nonactions, waivers, consents and approvals from governmental entities and the making of all necessary, proper and advisable registrations, filings and notices and the taking of all reasonable steps as may be necessary to obtain an approval, waiver or exemption from any governmental entity, (ii) the obtaining of all necessary, proper and advisable consents, approvals, waivers or exemptions from non-governmental third parties; and (iii) the execution and delivery of any additional documents or instruments necessary, proper and advisable to consummate the transactions contemplated by, and to fully carry out the purposes of, the Merger Agreement. In addition, each of CalWest, Rooster Acquisition Corp., Cabot and the Cabot LP agrees to use its commercially reasonable efforts to defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Merger, the Merger Agreement or the transactions contemplated thereby, including seeking to have any stay, temporary restraining order, injunction, or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated by the Merger Agreement and other documents related thereto entered by any court or other governmental entity vacated or reversed. In addition, from the date of the Merger Agreement through the Effective Time, Cabot shall timely file, or cause to be filed, with the SEC all documents required to be so filed.

   EMPLOYEE ARRANGEMENTS. Pursuant to the Merger Agreement, on October 29, 2001, Cabot mailed or personally delivered to all of its full-time employees who have worked for an average of at least 20 hours per week and have been employed by Cabot for at least six of the twelve months prior to October 29, 2001, at Cabot's operation in Boston, Massachusetts, notices which were sufficient to comply with the terms of the Worker Adjustment and Retraining Notification Act and any applicable analogous state plant closing statutes.

   Unless otherwise agreed by Cabot, Cabot LP and CalWest, prior to the effective date of any transaction (or series of transactions) in which Cabot and Cabot LP become members of the CalWest controlled group, within the meaning of Section 414(b), (c), (m) or (o) of the Code, and if directed to do so by CalWest, Cabot and Cabot LP will take such action (and cause their subsidiaries to take such action) as is necessary to terminate Cabot's 401(k) Plan and also will take all necessary action to ensure that each Cabot employee is fully vested in his or her account balance under Cabot's 401(k) Plan.

   In the event that the employment of any employee of Cabot is terminated within six months of the Effective Time and in the event that such employee obtains insurance pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), the Surviving Entity shall pay a portion of the premium owed by such employee under the COBRA plan equal to the premium paid by Cabot under the Cabot employee benefit plans in which such employee participated prior to the closing date for the Merger. Such premiums shall be paid for a period of time equal to the lesser of (x) the period of months upon which such employee severance payment has been calculated and (y) 18 months from the date of termination of employment.

   CalWest has agreed to pay or cause to be paid at the effective time the amounts due to Cabot's senior executives under severance agreements entered into between Cabot and such senior executives.

   TRIGGERED LOANS. Certain mortgage indebtedness will likely be, and certain additional mortgage indebtedness may potentially be, accelerated as a result of the transactions contemplated by the Merger Agreement and, if so accelerated, such indebtedness must be paid or refinanced. At November 1, 2001, the aggregate outstanding principal balance under such indebtedness was approximately $34,896,713.

   INDEMNIFICATION; DIRECTORS', TRUSTEES' AND OFFICERS' INSURANCE. CalWest and Rooster Acquisition Corp. agree that all rights to indemnification existing in favor of, and all exculpations and limitations of the personal liability of, the trustees and officers of Cabot (the "Indemnified Parties") provided for in Cabot's declaration of trust or by-laws, as well as indemnification agreements, as in effect as of the date of the Merger Agreement with respect to matters occurring at or prior to the Effective Time, including the Merger, shall continue in full force and effect in accordance with their terms; provided, however, that all rights to indemnification in respect of any claims (each, a "Claim") asserted or made within such period shall continue until the disposition of such Claim.

   For six years after the Effective Time, the Surviving Entity shall, and CalWest will cause the Surviving Entity to, cause to be maintained in effect Cabot's existing trustees', directors' and officers' liability insurance and fiduciary insurance policies with an amount of coverage not less than 100% of the amount of existing coverage, or policies that are no less favorable to the Indemnified Parties, and with an amount of coverage not less than 100% of the amount of existing coverage, than the policies which are currently maintained by Cabot, with respect to claims arising from facts or events which occurred at or before the Effective Time, so long as such policies are available for an annual premium which is no more than 200% of the current annual premium for the existing policies; provided, that if such policies are not available for an annual premium of 200% or less of the current annual premium, then policies in an amount and scope as great as can be obtained for an annual premium of 200% of the current annual premium shall be obtained.

   The obligations of CalWest set forth in the foregoing two paragraphs are intended for the irrevocable benefit of, and to grant third party rights to, the Indemnified Parties and will be binding on all successors and assigns of CalWest, Cabot and the Surviving Entity. Each of the Indemnified Parties shall be entitled to enforce the covenants contained in this section. In the event that the Surviving Entity or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person or entity, then, and in each such case, proper provision will be made so that the successors, assigns and transferees of the Surviving Entity, as the case may be, assume the obligations set forth in this section.

   NOTIFICATION OF CERTAIN MATTERS. Each of Cabot and CalWest and Rooster Acquisition Corp. have agreed to promptly notify the other if (a) any representation or warranty made by it contained in the Merger Agreement that is qualified as to materiality becomes untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becomes untrue or inaccurate in any material respect or (b) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under the Merger Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under the Merger Agreement.

   TAKEOVER RESTRICTIONS. In the Merger Agreement, Cabot has represented that it has taken all appropriate and necessary actions to exempt the Offer, the Merger and the other transactions contemplated by the Merger Agreement from the restrictions of the "Takeover Statute." Cabot has further represented that Cabot and the Cabot Board of Trustees have taken all appropriate and necessary actions to (A) amend the Cabot Rights Agreement to (1) exempt CalWest and Rooster Acquisition Corp. from the definition of an Acquiring Person (as defined in the Rights Agreement) thereunder due solely to the Merger Agreement and the transactions contemplated thereby (including the Merger and the Offer) and (2) provide that no Distribution Date (as defined in the Rights Agreement) shall be deemed to have occurred as a result of the Merger Agreement or the transactions contemplated thereby (including the Merger and the Offer), (B) render any takeover defense or other provision contained in Cabot's declaration of trust or by-laws inapplicable to the Offer, the Merger and the other transactions contemplated by the Merger Agreement and (C) render any and all limitations on ownership of (1) Common Shares as set forth in Cabot's declaration of trust and (2) the limited partner interests in the Cabot LP as set forth in Cabot LP's current limited partnership agreement, inapplicable to the Offer, the Merger and the other transactions contemplated by the Merger Agreement.

   TAX TREATMENT. For federal income tax purposes, CalWest, Rooster Acquisition Corp. and Cabot shall report the portions of the transactions contemplated by the Merger Agreement, constituting the Offer and the Merger, as a taxable purchase of Common Shares directly by CalWest with the existence of Rooster Acquisition Corp. disregarded and each shall use its respective best efforts to cause such portions of such transactions to be so treated for federal income tax purposes. Unless required by law, neither CalWest and Rooster Acquisition Corp., on the one hand, nor Cabot and Cabot LP, on the other hand, will take or omit to take any action, or permit any status to exist, prior to the Effective Time, that would or may jeopardize, or that is inconsistent with, Cabot's status as a REIT or the status of Cabot LP or any of its subsidiaries organized and existing as partnerships or limited liability companies under the laws of its jurisdiction or organization, as a partnership for tax purposes, for any period.

   Unless prohibited by law (as evidenced by the legal opinion of a nationally recognized U.S. law firm reasonably acceptable to CalWest and Cabot) or the Merger Agreement, up to the Effective Time, Cabot, each Cabot subsidiary and any affiliate of any of them, will be permitted to take or omit to take any action in order to maintain Cabot's status as a REIT under the Code or the status of Cabot LP or any Cabot subsidiary partnership as a partnership for tax purposes for any period.

   CONDITIONS TO CONSUMMATION OF THE MERGER. Pursuant to the Merger Agreement, the respective obligations of Rooster Acquisition Corp. and Cabot to consummate the Merger are subject to the satisfaction or waiver, on or prior to the closing date of the Merger, of the following conditions:

      (a) if required by Title 8, the Merger Agreement and the Merger shall have been approved by the Cabot shareholders in accordance with Title 8 and any other applicable federal, state, local or foreign statute, law, regulation, permit, license, approval, authorization, rule, rule of common law, ordinance or code of any governmental entity, including any judicial or administrative interpretation thereof (collectively, any "Law");

      (b) there shall be no Law or award, judgment, injunction, consent, ruling, decree or order (whether temporary, preliminary or permanent) issued, adopted, granted, awarded or entered by any governmental entity or private arbitrator (collectively, any "Order") (which Order or other action the parties to the Merger Agreement shall use their commercially reasonable efforts to vacate or lift) which prohibits, enjoins, restrains or precludes the consummation of the Merger under applicable Law; and

      (c) Rooster Acquisition Corp. shall have accepted for payment and paid for, pursuant to the terms and conditions of the Offer, all Common Shares duly tendered pursuant to the Offer and not withdrawn.

   TERMINATION. The Merger Agreement may be terminated and the Offer, the Merger and the adoption, execution and delivery of the other transactions contemplated by the Merger Agreement may be abandoned at any time prior to the Effective Time (notwithstanding any approval of the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement by the Cabot shareholders):

      (a) by mutual written consent of Cabot and CalWest;

      (b) by Cabot or CalWest if any governmental entity or private arbitrator shall have issued an Order permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, Common Shares pursuant to the Offer, or issued a similar Order with respect to the merger or any of the material transactions contemplated by the Merger Agreement and such Order shall have become final and nonappealable; provided, that the party seeking to terminate the Merger Agreement pursuant to this clause (b) shall have used all commercially reasonable efforts to remove such Order;

      (c) by Cabot, if (i) Rooster Acquisition Corp. shall have failed to commence the Offer within the five business day period specified in the Merger Agreement, so long as none of the events or conditions set forth in clauses (a) through (k) of Section 14 shall have occurred and be existing,
   (ii) if Rooster Acquisition Corp. terminates or withdraws the Offer without accepting for payment and promptly paying for all Common Shares validly tendered for payment and not withdrawn thereunder in breach of the Merger Agreement, (iii) the Offer shall have expired (or shall have been required to expire pursuant to the terms of the Merger Agreement) without the acceptance for payment and prompt payment for all Common Shares validly tendered for payment and not withdrawn thereunder or (iv) if the Offer has not been consummated on or before the date that is 120 days from the date of the Merger Agreement; provided, that the right to terminate the Merger Agreement pursuant to the foregoing clauses (c)(i), (ii), (iii) and (iv) will not be available to Cabot if Cabot's (or any Cabot subsidiary's) failure to fulfill any obligation under the Merger Agreement has been the proximate cause of, or resulted in, such event or condition;

      (d) by Cabot, prior to the consummation of the Offer, if it determines to accept a proposal or offer for a Superior Competing Transaction; provided, that the Merger Agreement may not be terminated under this provision unless,
   (i) the Cabot Board of Trustees determines in good faith (after consultation with its outside counsel) that the failure to take such action likely would be inconsistent with its duties under Maryland law, (ii) not fewer than 48 hours prior to taking such action, CalWest is notified orally and in writing of such Board's intention to take such action and (iii) the Cabot Board of Trustees determines in good faith (after consultation with Cabot's independent financial advisor and outside counsel) that such Competing Transaction continues to be a Superior Competing Transaction after (A) taking into account any amendment of the terms of the Offer or Merger by CalWest or Rooster Acquisition Corp. and/or any proposal by CalWest to amend the terms of the documents contemplated by the Merger Agreement, the Offer or the Merger and (B) negotiating in good faith with CalWest concerning any such new proposal by CalWest prior to the expiration of such 48 hour period;

      (e) by CalWest, prior to the consummation of the Offer, if (i) the Cabot Board of Trustees shall have withdrawn or adversely modified its approvals or recommendations of the Offer, the Merger or the transactions contemplated by the Merger Agreement (with the understanding, however, that for all purposes of the Merger Agreement, the fact that Cabot has supplied any person with information regarding Cabot or has entered into discussions or negotiations with such person as permitted by, or without violating, the Merger Agreement, or the disclosure of such facts, shall not be deemed in and of itself a withdrawal or modification of such approvals or recommendations) or (ii) the Cabot Board of Trustees shall have (A) recommended to the holders of Common Shares that they approve or accept a Competing Transaction rather than the transactions contemplated by the Merger Agreement or (B) determined to accept a proposal or offer for a Superior Competing Transaction;

      (f) by CalWest, (i) if the Offer terminates or expires without CalWest and Rooster Acquisition Corp. having purchased any Common Shares thereunder or (ii) if the Offer has not been consummated on or before the later of (A) December 28, 2001 if the Minimum Condition is not satisfied on December 28, 2001, or any date thereafter, at CalWest's option, if the Minimum Condition continues to be unsatisfied on such date (in accordance with the terms of the Merger Agreement), or (B) the date that is 120 days from the date of the Merger Agreement (provided, that the right to terminate this Agreement pursuant to the foregoing clauses (f)(i) and (ii) will not be available to CalWest if CalWest's (or any CalWest subsidiary's) failure to fulfill any obligation under the Merger Agreement has been the proximate cause of, or resulted in, such event or condition);

      (g) by CalWest, if any of the following events shall occur and be continuing or conditions exists (any such event or condition, a "Terminating Cabot Breach"):

          (i) prior to the acceptance for payment by Rooster Acquisition Corp. of Common Shares pursuant to the Offer, any of the representations and warranties of Cabot contained in the Merger Agreement and qualified by the term Cabot Material Adverse Effect (as such term is defined in Section 14(d) below) shall not be true and correct as of the date of determination or the date of the Merger Agreement (except to the extent that any such representation or warranty, by its terms, is expressly limited to a specific date, in which case CalWest's right to terminate pursuant to this clause (i) shall be triggered only if such representation or warranty shall not be true and correct as of such date); or

          (ii) prior to the acceptance for payment by Rooster Acquisition Corp. of Common Shares pursuant to the Offer, any of the representations and warranties of Cabot contained in the Merger Agreement and qualified by materiality (not including those that are qualified by the term Cabot Material Adverse Effect) shall not be true and correct as of the date of determination or the date of the Merger Agreement (except to the extent that any such representation or warranty, by its terms, is expressly limited to a specific date, in which case CalWest's right to terminate pursuant to this clause (ii) shall be triggered only if such representation or warranty shall not be true and correct as of such date), except where the failure of any such representation or warranty to be so true and correct, together with all other representations and warranties qualified by materiality (not including those that are qualified by the term Cabot Material Adverse Effect) which are not true and correct, would not constitute a Cabot Material Adverse Effect; or

          (iii) prior to the acceptance for payment by Rooster Acquisition Corp. of Common Shares pursuant to the Offer, the representations and warranties of Cabot contained in the Merger Agreement and not qualified by materiality or the term Cabot Material Adverse Effect shall not be true and correct in all material respects as of the date of determination, the date of the Merger Agreement or, with respect to the representations and warranties expressly limited to a specific date, as of such specific dates; or

          (iv) Cabot shall have failed to perform or comply with, in all material respects, each of its agreements contained in the Merger Agreement required to be performed at or prior to the date of determination;

   provided, however, that if such Terminating Cabot Breach is capable of being cured by Cabot within ten business days after the notification of the occurrence of the Terminating Cabot Breach and prior to the

   Effective Time through the exercise of its commercially reasonable efforts and is so cured within such period, so long as Cabot continues to exercise such commercially reasonable efforts, CalWest may not terminate this Agreement under this paragraph (g); or

      (h) by Cabot, if any of the following events shall occur and be continuing or conditions exists: (i) any of the representations and warranties of any CalWest Party contained in the Merger Agreement that are qualified as to materiality shall not be true and correct and any such representations and warranties that are not so qualified shall not be true and correct in any material respect, in each case as of the date of determination (except to the extent that any such representation or warranty, by its terms, is expressly limited to a specific date, in which case such representation or warranty shall not be true and correct as of such date), except where the failure to be so true and correct would not reasonably be expected to prevent or materially delay the consummation of the Offer, the Merger or any other transaction contemplated by the Merger Agreement, and except where the failure of such representation or warranty to be so true and correct was principally caused by general economic changes, changes in the U.S. financial markets generally, changes that affect REITs generally and changes that generally affect real estate properties of the type generally owned by Cabot; or (ii) the CalWest Parties shall have failed to perform in all material respects each of their agreements contained in the Merger Agreement required to be performed at or prior to the date of determination (any such event or condition, a "Terminating CalWest Breach"); provided, however, that such Terminating CalWest Breach must be reasonably likely to materially adversely affect the consummation of the Offer or the Merger and if such Terminating CalWest Breach is capable of being cured by CalWest prior to the Effective Time through the exercise of its commercially reasonable efforts, so long as CalWest continues to exercise such commercially reasonable efforts, Cabot may not terminate the Merger Agreement under this paragraph (h).

   EXPENSES. Except as described below or agreed in writing by the parties, all out-of-pocket costs and expenses incurred in connection with the Offer, the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring such cost or expense; provided, that if the Merger is consummated, all expenses of Cabot and Cabot LP shall be paid by the Surviving Entity and its subsidiaries, and provided further that any filing fees under the HSR Act shall be split equally between Cabot and CalWest.

   In the event the Merger Agreement is terminated by CalWest pursuant to the provisions described in paragraph (g) of the foregoing section entitled "Termination," then Cabot and Cabot LP will pay to CalWest, or to such party or parties as directed by CalWest, an amount equal to (i) in the event of a termination pursuant to paragraph (g)(i), (ii) or (iii) of the foregoing section, an amount equal to the out-of-pocket expenses of CalWest or any of its affiliates incurred in connection with the Offer, the Merger, the Merger Agreement and the other transactions contemplated by the Merger Agreement (including all attorneys', accountants', investment bankers', consultants', appraisers', insurers' and financing sources' fees and expenses), but in no event in an amount greater than $17.5 million (the "Break-Up Expenses") or (ii) in the event of a termination pursuant to paragraph (g)(iv) of the foregoing "Termination" section, $15 million. If the Merger Agreement:

      (a) is terminated pursuant to paragraph (c)(iii), paragraph (c)(iv) or paragraph (f) of the foregoing "Termination" section and (A) following the first public announcement of the Merger Agreement and on or before the date of any such termination, a plan or proposal with respect to a Competing Transaction is publicly disclosed or announced or is otherwise reported in the media, (B) thereafter, but prior to such termination, Cabot failed to publicly reaffirm its recommendations and approvals of the Offer, Merger and other transactions contemplated by the Merger Agreement in response to any such plan or proposal or any material modification thereof and (C) within 180 days of the date of such termination, Cabot shall consummate a Competing Transaction or enter into an Acquisition Agreement (or resolves or announces an intention to do so) providing for a Competing Transaction that is ultimately consummated (in each case, regardless of whether such Competing Transaction is the same Competing Transaction which was proposed or announced as of the date of termination); or

      (b) is terminated pursuant to paragraph (g) of the foregoing termination section (other than as a result of a breach by Cabot of the foregoing section entitled "No Solicitation") and (A) on or before the date of any such termination, there has been or there is proposed by a Third Party to Cabot to consummate, or a Third Party shall have publicly announced, following the first public announcement of this Agreement, a plan or proposal with respect to, a Competing Transaction and (B) within 360 days of the date of such termination, Cabot shall consummate a Competing Transaction or enter into an Acquisition Agreement (or resolves or announces an intention to do so) providing for a Competing Transaction that is ultimately consummated (in each case, regardless of whether such Competing Transaction is the same Competing Transaction which was proposed or announced as of the date of termination); or

      (c) is terminated pursuant to paragraph (g) of the foregoing "Termination" section as a result of a breach by Cabot of the foregoing section entitled "No Solicitation" and within 360 days of the date of such termination, Cabot shall consummate a Competing Transaction or enter into an Acquisition Agreement (or resolves or announces an intention to do so) providing for a Competing Transaction that is ultimately consummated; or

      (d) is terminated pursuant to paragraph (d) or (e) of the foregoing "Termination" section,

then, Cabot and Cabot LP shall pay to CalWest, or as directed by CalWest, an amount equal to $35 million (the "Break-Up Fee") plus any Break-Up Expenses (unless such Break-Up Expenses or an amount equal to $15 million was paid theretofore pursuant to the second paragraph of this section). Payment of any of such amounts shall be made, as directed by CalWest, by prompt wire transfer of immediately available funds, but in no event later than one business day after the amount is due as provided herein.

   Notwithstanding anything to the contrary in the Merger Agreement (other than in the case of a willful or intentional breach of the Merger Agreement, including such a breach of the foregoing section entitled "No Solicitation"), CalWest has expressly acknowledged and agreed that, with respect to any termination of this Agreement pursuant to paragraph (d), (e) or (g) of the foregoing "Termination" section in circumstances where the Break-Up Fee and/or the Break-Up Expenses are payable in accordance with this section, the payment of the Break-Up Fee and/or the Break-Up Expenses shall constitute liquidated damages with respect to any claim for damages or any other claim which CalWest would otherwise be entitled to assert against Cabot, Cabot LP or any Cabot subsidiary or any of their respective assets, or against any of their respective trustees, directors, officers, employees, partners or shareholders, with respect to the Merger Agreement and the transactions contemplated by the Merger Agreement and shall constitute the sole and exclusive remedy available to CalWest. The parties have expressly acknowledged and agreed that, in light of the difficulty of accurately determining actual damages with respect to the foregoing upon any termination of the Merger Agreement pursuant to paragraph
(d), (e) or (g) of the foregoing section in circumstances where the Break-Up Fee and/or the Break-Up Expenses are payable in accordance with this section, the right to payment under any of such subsections of the foregoing section:
(i) constitutes a reasonable estimate of the damages that will be suffered by reason of any such proposed or actual termination of the Merger Agreement pursuant to said section, and (ii) shall be in full and complete satisfaction of any and all damages arising as a result of the foregoing. Except for nonpayment of the amounts set forth in this section, CalWest has agreed that, upon any termination of the Merger Agreement pursuant to paragraph (d), (e) or
(g) of the foregoing "Termination" section in circumstances where the Break-Up Fee and/or the Break-Up Expenses are payable in accordance with this section, in no event (other than in the case of an intentional or willful breach of the Merger Agreement, including such a breach of the foregoing section entitled "No Solicitation") shall CalWest (A) seek to obtain any recovery or judgment against Cabot, Cabot LP or any Cabot subsidiary or any of their respective assets, or against any of their respective trustees, directors, officers, employees, partners or shareholders, or (B) be entitled to seek or obtain any other damages of any kind, including, without limitation, consequential, indirect or punitive damages.

   AMENDMENT. The Merger Agreement may be amended by CalWest, Rooster Acquisition Corp., Cabot and Cabot LP, at any time before or after obtaining the affirmative vote of at least two-thirds of the votes entitled to be cast on the Merger and prior to the filing of the articles of merger, provided that after such shareholder approval is obtained, no such amendment, modification or supplement may be made which alters the amount or changes the form of consideration paid to Cabot's shareholders in the Merger or alters or changes any of the terms or conditions of the Merger Agreement if such alteration or change would adversely affect Cabot's shareholders.

   EXTENSION; WAIVER. At any time prior to the Effective Time, each of Cabot and CalWest may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement or (c) subject to the foregoing section entitled "Amendments," waive compliance with any of the agreements or conditions of the other party contained in the Merger Agreement.

The Shareholder and Unitholder Agreements

   The following summary description of the Shareholder Agreements and Unitholder Agreements is qualified in its entirety by reference to the form of the agreements, filed as Exhibits (d)(4), (d)(5) and (d)(6) to the Tender Offer Statement on Schedule TO that we filed with the SEC, which you may examine and copy as set forth in Section 8 above.

   Concurrently with the execution of the Merger Agreement, CalWest, Rooster Acquisition Corp., Cabot and Cabot LP have entered into (i) Unitholder Agreements with certain holders (who are not trustees or executive officers of Cabot) of Units (the "Unitholders"), and (ii) Shareholder Agreements with certain trustees and executive officers of Cabot and their affiliates who are also (A) shareholders of Cabot and/or (B) holders of Units (collectively with the Unitholders, the "Subject Shareholders").

   Each Unitholder Agreement and Shareholder Agreement terminates immediately upon the earlier of (a) any termination of the Merger Agreement in accordance with its terms or (b) the Effective Time. The Unitholder Agreements contemplate that the holders of 127,936 Units will convert such Units into Common Shares and tender such Common Shares in the Offer. The Shareholder Agreements contemplate that the holders of 1,642,475 Units will convert such Units into Common Shares and tender such Common Shares in the Offer, and that the holders of 41,551 Common Shares will tender such Common Shares in the Offer; provided, however, that the Shareholder Agreements executed by Ferdinand Colloredo-Mansfeld, Robert E. Patterson and certain of their affiliates provide CalWest and Rooster Acquisition Corp. with an option to purchase the 1,431,271 Units held by such persons and entities, which option is discussed in paragraph
(h) below.

   Each Subject Shareholder has agreed not to: (i) transfer, assign, sell, gift-over, pledge or otherwise dispose of, or consent to any of the foregoing (each, a "Transfer") with respect to, any or all of the Common Shares or Units owned by such Subject Shareholder or any right or interest therein; (ii) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer; (iii) grant any proxy, power-of-attorney or other authorization or consent with respect to any of the Common Shares or Units owned by such Subject Shareholder; (iv) deposit any of the Common Shares or Units owned by such Subject Shareholder into a voting trust, or enter into a voting agreement or arrangement with respect to any of such securities or (v) take any other action that would in any way restrict, limit or interfere with the performance of the Subject Shareholder's obligations under the Unitholder or Shareholder Agreement, as applicable, or the consummation of the transactions contemplated thereby or by the Merger Agreement.

   Each Subject Shareholder who is a party to the Unitholder Agreement has agreed to convert the Units into Common Shares conditional upon Rooster Acquisition Corp.'s acceptance for payment and payment for, pursuant to the terms of the Offer, all Common Shares duly tendered and not withdrawn, pursuant to the conversion rights set forth in the Second Amended and Restated Agreement of Limited Partnership of Cabot LP and, upon such conversion, immediately tender such Common Shares in the Offer.

   Each Subject Shareholder who is a party to the Shareholder Agreement has agreed:

      (a) to tender such Subject Shareholder's Common Shares in the Offer as promptly as practicable, and in any event no later than the fifth business day, following the commencement of the Offer. The Subject Shareholder has agreed not to withdraw any Common Shares tendered unless the Offer is terminated or has expired without Rooster Acquisition Corp. purchasing all Common Shares validly tendered in the Offer;

      (b) immediately prior to and conditional upon Rooster Acquisition Corp.'s acceptance for payment and payment for, pursuant to the terms of the Offer, all Common Shares duly tendered and not withdrawn, to convert the Units into Common Shares, pursuant to the conversion rights set forth in the Second Amended and Restated Agreement of Limited Partnership of Cabot LP and, upon such conversion, immediately tender such Common Shares in the Offer, provided that in the case of Ferdinand Colloredo-Mansfeld, Robert E. Patterson and certain of their respective affiliates thereto, such obligation is subject to such option;

      (c) at any meeting of the shareholders of Cabot (a "Cabot Shareholders' Meeting"), to:

          (i) appear at the meeting or otherwise cause such Subject Shareholder's Common Shares to be counted as present thereat for purposes of establishing a quorum,

          (ii) vote, or execute consents in respect of, such Common Shares or cause such Common Shares to be voted, or consents to be executed in respect thereof, in favor of the approval and adoption of the Merger Agreement, and

          (iii) vote, or execute consents in respect of, such Common Shares or cause such Common Shares to be voted, or consents to be executed in respect thereof, against:

             (A) any agreement or transaction relating to any

                 (1) Competing Transaction;

                 (2) any liquidation or dissolution of Cabot or Cabot LP;

                 (3) any proposal to approve the grant of voting rights upon
              "control shares" (as defined in Title 3, Subtitle 7 of the Corporations and Associations Article of the Annotated Code of Maryland ("Title 3")) of Cabot acquired in any "control share acquisition" (as defined in Title 3);

                 (4) any transaction or occurrence that if proposed and offered to Cabot or its shareholders (or any of them) would constitute a transaction described in clauses (1) - (3) above; or

             (B) any amendment of Cabot's declaration of trust or by-laws or other proposal, action or transaction involving Cabot or any of its subsidiaries or any of its shareholders, which amendment or other proposal, action or transaction could reasonably be expected to prevent or materially impede or delay the consummation of the Merger or the other transactions contemplated by the Merger Agreement or the consummation of the transactions contemplated by the Shareholder Agreement or to deprive CalWest of any material portion of the benefits anticipated by CalWest to be received from the consummation of the Merger or the other transactions contemplated by the Merger Agreement or the Shareholder Agreement, or change in any manner the voting rights of Common Shares presented to the shareholders of Cabot (regardless of any recommendation of the Board of Trustees of Cabot) or in respect of which vote or consent of the Subject Shareholder is requested or sought;

      (d) not to: (i) solicit proxies or become a "participant" in a "solicitation" (as such terms are defined in Regulation 14A under the Exchange Act) with respect to a Competing Transaction or otherwise encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, (ii) initiate a vote or action by written consent in lieu of a Cabot shareholders' meeting, or (iii) become a member of a "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) with respect to any voting securities of Cabot or Cabot LP, as applicable, with respect to any matter or transaction described in foregoing paragraph (c);

      (e) to irrevocably constitute and appoint CalWest as such Subject Shareholder's attorney and proxy, with full power of substitution and resubstitution, to cause the Common Shares to be counted as present at any Cabot Shareholders' Meeting, to vote the Common Shares thereat, however called, and execute consents in respect of the Common Shares as and to the extent provided in foregoing paragraph (d);

      (f) to notify CalWest and Rooster Acquisition Corp. promptly if any proposals are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with such Subject Shareholder, Cabot, Cabot LP, and Cabot's and Cabot LP's officers, trustees, employees, investment bankers, attorneys, accountants or other agents, if any (each, a "Representative"), in each case in connection with any Competing Transaction indicating, in connection with such notice, the name of the person making such proposal, requesting such information, or seeking to initiate negotiations or discussions with the Subject Shareholder or any officers, trustees or agents of Cabot and of Cabot LP that relate to a Competing Transaction and the material terms and conditions of any proposals or offers;

      (g) that such Subject Shareholder will immediately cease any discussions, negotiations or communications with any persons with respect to any Competing Transaction and that such Subject Shareholder will not and will not authorize or permit its Representatives to directly or indirectly (i) solicit, initiate, encourage, facilitate or participate in any discussions or negotiations regarding, or furnish to any person or group any information or data with respect to or access to the properties, offices, books, records, officers, directors or employees of, or take any other action to knowingly, directly or indirectly, facilitate, solicit or encourage the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction; or (ii) enter into any agreement with respect to any Competing Transaction; and.

      (h) with respect to Ferdinand Colloredo-Mansfeld, Robert Patterson and certain affiliates thereof only, at Rooster Acquisition Corp.'s option and upon notice to such Subject Shareholder, (i) to sell to CalWest or Rooster Acquisition Corp. the respective Units held thereby for the aggregate cash consideration equal to the product of (A) the number of Common Shares for which such Units may have been converted immediately prior to such sale, multiplied by (B) $24, or such greater amount as is offered to the holders of Common Shares pursuant to the Offer; and (ii) not convert such Units into Common Shares as contemplated by paragraph (b) above or otherwise; provided that such Subject Shareholder 's obligations pursuant to this paragraph shall be conditioned upon Rooster Acquisition Corp.'s acceptance for payment and payment for, pursuant to the terms and conditions of the Offer, all Common Shares duly tendered pursuant to the Offer and not withdrawn.

Effects of Inability to Consummate the Merger

   If the Merger is consummated, shareholders of Cabot who elected not to tender their Common Shares in the Offer will have the ability to exchange each of their Common Shares in the Merger for the Offer Price.

   If, following the consummation of the Offer, the Merger is not consummated, Rooster Acquisition Corp. will control at least two-thirds of the votes entitled to be cast on matters on which shareholders are generally entitled to vote. Under the Merger Agreement, Rooster Acquisition Corp. will be entitled to representation on the Cabot Board of Trustees (and certain committees thereof) in the same proportion as the number of Common Shares beneficially owned by CalWest, Rooster Acquisition Corp. and their affiliates bears to the total number Common Shares outstanding at such time. As a result of its ownership of such Common Shares and its representation on the Cabot Board of Trustees and certain committees thereof, Rooster Acquisition Corp. will control Cabot and the Cabot Board of Trustees, except that only the Independent Trustees may: (i) amend or terminate the Merger Agreement on behalf of Cabot, (ii) exercise or waive any of Cabot's rights or remedies under the Merger Agreement, (iii) extend the time for performance of any of the obligations of Rooster

Acquisition Corp. contained in the Merger Agreement, (iv) take any other action by Cabot in connection with the Merger Agreement required to be taken by the Cabot Board of Trustees, or (v) take any action by Cabot in connection with the transactions contemplated by the Merger Agreement.

   If, for any reason following completion of the Offer the Merger is not consummated, CalWest, Rooster Acquisition Corp. and their affiliates reserve the right to acquire additional Common Shares through private purchases, market transactions, tender or exchange offers or otherwise on terms and at prices that may be more or less favorable than those of the Offer or, subject to any applicable legal restrictions, to dispose of any or all Common Shares acquired by Rooster Acquisition Corp.

Statutory Requirements

   In general, under the MGCL and Title 8, a merger of a corporation with a real estate investment trust requires, on the part of the Maryland entities,
(a) the board of directors or trustees of the entity desiring to merge to adopt a resolution declaring that the merger is advisable on substantially the terms and conditions referred to in the resolution and directing that the merger be submitted for consideration by the shareholders and (b) the shareholders of the entity to approve the merger. The shareholders of such an entity can approve a merger with the affirmative vote of two-thirds of all votes entitled to vote on the merger. According to Cabot's declaration of trust, the Common Shares are the only securities of Cabot that entitle the holders thereof to vote in connection with the Merger. The holders of the Common Shares are entitled to one vote per share. The MGCL and Title 8 also provide that if a corporation or a real estate investment trust owns shares of another corporation or real estate investment trust representing at least 90% of all of the votes entitled to be cast on a merger, the parent entity can effect a short-form merger with the subsidiary entity without a vote of the shareholders of the subsidiary. Accordingly, if, as a result of the Offer or otherwise, Rooster Acquisition Corp. owns Common Shares entitled to cast at least 90% of the votes entitled to be cast on the Merger, Rooster Acquisition Corp. could, and intends to, effect the Merger without any action by Cabot's shareholders.

Notice of Merger of Rooster Acquisition Corp. Into Cabot Pursuant to Maryland
Law

   Notice is hereby given by Rooster Acquisition Corp. of the proposed merger of Rooster Acquisition Corp. into Cabot. Articles of Merger pursuant to which the Merger will become effective will be filed with the State Department of Assessments and Taxation of Maryland (the "SDAT") no earlier than December 5, 2001. This Notice is given pursuant to Section 3-106(d) and 8-501.1(c) of the Maryland General Corporation Law and is conditioned upon the ownership by Rooster Acquisition Corp. of 90% or more of the Common Shares of Cabot as of the time of acceptance for record of the Articles of Merger by the SDAT.

Appraisal Rights

   No appraisal rights are available under the MGCL and Title 8 in connection with the Offer. A recently enacted provision of the MGCL provides that no appraisal or dissenters' rights would be available to the holders of the Common Shares under the MGCL in connection with the Merger because they are not entitled to vote on the transaction. No appraisal rights would be available to the holders of the Common Shares under the MGCL or Title 8 in connection with the Merger provided that the Common Shares are listed on the NYSE or are listed on any other national securities exchange or are designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or designated for trading on the NASDAQ small cap market (i) as of the date of notice of the Merger, which is being given in connection with this Offer to Purchase and Cabot's Schedule 14D-9 in the event that Rooster Acquisition Corp. holds 90% or more of the outstanding voting stock of Cabot or (ii) as of the record date for determining shareholders entitled to vote on the Merger in the event that a meeting of the shareholders of Cabot is required to approve the Merger. In the event that the Common Shares are delisted from the NYSE and are not relisted on any other national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or designated for trading on the NASDAQ small cap market as of

(i) the date of this Offer to Purchase (in the event Rooster Acquisition Corp. owns at least 90% of the votes entitled to be cast on the Merger) or (ii) the record date for determining shareholders entitled to vote on the Merger (in the event that a meeting of the shareholders of Cabot is required to approve the Merger because Rooster Acquisition Corp. owns Common Shares entitled to cast fewer than 90% of the votes entitled to be cast on the Merger), the holders of the Common Shares will be entitled to appraisal rights under the MGCL in connection with the Merger.

Plans for Cabot and Cabot LP

   At the Effective Time, the separate corporate existence of Rooster Acquisition Corp. will terminate. The business and operations of Cabot will be continued by Cabot. The separate limited partnership existence of the Cabot LP will be continued and its business and operations will be managed by Cabot as its sole general partner. Notwithstanding the foregoing, in the event that any Units remain outstanding after the consummation of the Offer, the Merger Agreement requires CalWest, Rooster Acquisition Corp., Cabot and Cabot LP to take all actions reasonably necessary to effect a merger of Cabot LP with a subsidiary of CalWest or Rooster Acquisition Corp, pursuant to which Cabot LP will be the surviving entity and each Unit will be exchanged and cancelled for the right to receive the Offer Price. The Merger Agreement requires CalWest, Rooster Acquisition Corp., Cabot and Cabot LP to cause the Second Amended and Restated Agreement of Limited Partnership of Cabot LP to be amended prior to the merger between Cabot LP and a subsidiary of CalWest or Rooster Acquisition Corp. to provide that such merger will not cause a liquidation or winding-up of Cabot LP. To insure that such amendment may be made, Ferdinand Colloredo-Mansfeld, Robert Patterson and certain of their respective affiliates have granted CalWest an option to purchase the Units held thereby, which Units account for at least a majority of the outstanding Units. CalWest intends to exercise such option and purchase such Units if immediately prior to the consummation of the Offer, less than all Units have been converted into Common Shares and tendered pursuant to the Offer.

Joint Ventures

   Cabot, through Cabot LP and its subsidiaries, owns an interest in the following joint ventures which will be affected by the Merger: Industrial Properties Portfolio, L.L.C., TC Rancho Cucamonga LLC, CCP-Cabot Industrial Investors I, LLC., CCP-Cabot Industrial Investors II, LLC and Meadows Business Center, LLC.

   Cabot Ventures, LLC, a wholly owned subsidiary of Cabot LP ("Cabot Ventures"), owns a 20% interest in Industrial Properties Portfolio, L.L.C. Industrial Ventures, L.P., an affiliate of GE Capital Real Estate (the "GE Member"), owns the remaining 80% interest in this joint venture. In connection with the Offer and Merger, Cabot Ventures has given the GE Member notice of its election to terminate its capital commitment obligations under the limited liability company agreement of this joint venture. Following such notice, both Cabot Ventures and the GE Member may exercise their right pursuant to the limited liability company agreement to cause the joint venture to be wound-up.

   Cabot Ventures II, LLC, a wholly owned subsidiary of Cabot LP ("Cabot Ventures II"), owns a 20% membership interest in TC Rancho Cucamonga LLC. Teachers REA, LLC, an affiliate of Teachers Insurance and Annuity Association--College Retirement Fund (the "TIAA Member"), owns the remaining 80% interest in this joint venture. Pursuant to the Merger Agreement, Cabot and Cabot LP are required to use their commercially reasonable efforts to effect the purchase by the TIAA Member of Cabot Ventures II's interest in this joint venture. Cabot and the TIAA Member and its affiliates are currently negotiating such a transaction.

   Cabot LP owns a 20% membership interest in CCP-Cabot Industrial Ventures I, LLC and Cabot Advisors, Inc., a majority owned subsidiary of Cabot LP ("Cabot Advisors"), owns a 20% interest in CCP-Cabot Ventures II, LLC. CCP-Industrial Member, LLC, an affiliate of JPMorgan Partners (formerly Chase Capital Partners) (the "Chase Member"), owns the remaining 80% interest in these two joint ventures. Pursuant to the Merger Agreement, Cabot and Cabot LP are required to use their commercially reasonable efforts to effect the purchase by Cabot LP of the Chase Member's interest in these two joint ventures. Cabot and the Chase Member and its affiliates are currently negotiating such a transaction.

   Cabot LP owns a 50% interest in Meadows Business Center, LLC. Taylor & Mathis Industrial Properties, LLC owns the remaining 50% interest in this joint venture. Pursuant to the Merger Agreement, Cabot and Cabot LP are required to use their commercially reasonable efforts to effect the purchase by Cabot LP of Taylor & Mathis Industrial Properties, LLC's interest in this joint venture. Cabot and Taylor & Mathis Industrial Properties, LLC are currently negotiating such a transaction.

Redemption of Common Stock of Cabot Advisors, Inc.

   In connection with the Merger Agreement, Cabot, Cabot LP and Ferdinand Colloredo-Mansfeld have entered into an agreement pursuant to which Cabot LP will redeem all of the shares of common stock of Cabot Advisors, Inc. owned by Ferdinand Colloredo-Mansfeld, and Cabot Advisors, Inc. will issue and sell to Cabot LP one share of common stock for a purchase price of $115,000. As consideration for the redemption of his shares, Ferdinand Colloredo-Mansfeld shall receive (a) a transfer by Cabot Advisors, Inc. of certain real estate investment advisory contracts; (b) the rights to the name "Cabot Advisors"; (c) furniture, fixtures and equipment with a net book value of up to $100,000 and
(d) delivery of a $15,000 promissory note of Ferdinand Colloredo-Mansfeld by Cabot Advisors in full satisfaction of such obligation. The foregoing transactions are conditioned upon the closing of the Merger.

"Going Private" Transactions

   The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain "going private" transactions. We do not believe that Rule 13e-3 will be applicable to the Merger unless the Merger is consummated more than one year after the expiration of the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the fairness of the proposed transaction and the consideration offered to minority shareholders in such transaction be filed with the SEC and disclosed to shareholders prior to the consummation of the transaction.

12. SOURCE AND AMOUNT OF FUNDS.

   CalWest and Rooster Acquisition Corp. estimate that the total amount of funds required to purchase all of the Common Shares pursuant to the Offer will be up to approximately $1.185 billion (which amount excludes related fees and expenses). See Section 16. CalWest and Rooster Acquisition Corp. intend to fund the purchase of the Common Shares pursuant to the Offer from a loan (the "Loan") to be made by GSMC, and/or its assigns or participants. A copy of the commitment letter, dated October 26, 2001 ("Commitment Letter"), issued by GSMC for the Loan has been filed as Exhibit (b)(1) to the Schedule TO of CalWest and Rooster Acquisition Corp. filed with the SEC. The Commitment Letter has attached a form of loan agreement which has been negotiated among GSMC, CalWest and Rooster Acquisition Corp. (the "Loan Agreement"). Pursuant to the Commitment Letter, CalWest and Rooster Acquisition Corp. may borrow from the lender up to $1.225 billion for the purpose of purchasing the Common Shares and for other corporate purposes.

   The obligation of GSMC to enter into the Loan Agreement and fund the Loan is subject to a number of conditions, including: (a) that there has not been (i) a suspension or material limitation in trading in securities generally on the New York Stock Exchange; (ii) any general moratorium on commercial banking activities declared by either Federal or New York State authorities or a material disruption in commercial banking or securities settlement or clearance services in the United States; (iii) any outbreak or escalation of hostilities involving the United States or the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis, or
(iv) any change in national or international financial, political or economic conditions, if the lender, in its sole discretion, determines that the effect of any such event specified in clause (iii) or (iv) would materially impair the value of CalWest's and its subsidiaries' collateral or the value of the loan; and, (b) the satisfaction of the customary conditions precedent to disbursement as set forth in the Loan Agreement. Notwithstanding the foregoing, if (i) GSMC elects not to cause the Loan to be funded because of the failure to meet the condition precedent described in clause (a) of the preceding sentence and (ii) within 30 business days of the initial occurrence of the first event or condition described in the preceding sentence giving rise to such failure to meet such condition precedent GSMC determines, in its sole discretion, that (A) in the case of any event or condition specified in clause
(a) (i) or (a) (ii) of the preceding sentence, such event or condition is not continuing, not unresolved and not occurring, and (B) in the case of any event or condition specified in clause (a) (iii) or (a) (iv) of the preceding sentence, neither the value of CalWest's and its subsidiary's collateral nor the value of the Loan remain materially impaired, then GSMC shall from such date once again be obligated to cause the Loan to be funded, subject to all of the terms and conditions contained in the Commitment Letter (including, without limitation, the condition precedent set forth in the preceding sentence) and in the Loan Agreement. Notwithstanding the foregoing, CalWest shall have the right during such 30 business day period to solicit alternate financing. If CalWest receives a bona fide offer for alternate financing (a "Financing Offer"), CalWest may only accept such Financing Offer if CalWest first gives GSMC the option, at GSMC's sole discretion, to either (a) cause the Loan to be funded, subject to all of the terms and conditions contained in the Commitment Letter (other than the condition precedent set forth in the first sentence of this paragraph), (b) provide financing on the terms and conditions of the Financing Offer, or (c) terminate the Commitment Letter and Loan Agreement and permit CalWest to accept such Financing Offer. If GSMC does not elect option (a) or
(b) within 15 days after written notice from CalWest, GSMC shall be deemed to have elected option (c) and the Commitment Letter and Loan Agreement shall terminate.

   The obligation of GSMC to fund the Loan pursuant to the Loan Agreement with respect to the purchase by Rooster Acquisition Corp. of Common Shares in the Offer also is subject to the satisfaction of certain customary conditions, including, without limitation: (A) that Rooster Acquisition Corp. shall have acquired enough stock to cause the Merger to occur; (B) CalWest and Rooster Acquisition Corp. shall have executed and delivered to the lender the Loan Agreement; (C) CalWest and Rooster Acquisition Corp. shall have caused UCC financing statements to be executed and delivered to a collateral agent; (D) required opinions of counsel shall have been delivered; (E) required good standing certificates for applicable entities shall have been delivered; (F) required authorizations and resolutions shall have been received; (G) required certificates of insurance for all insurance shall have been received; (H) a detailed closing statement shall have been delivered; (I) immediately following the consummation of the closing of the Loan no default or event of default under the Loan Agreement will exist; (J) no law or regulation shall have been adopted, and no order, judgment or decree of any governmental authority shall have been issued, which purports to enjoin, prohibit or restrain, or which imposes or results in the imposition of any material adverse condition upon, the making or repayment of the Loan or the consummation of any portion of the acquisition transaction, and no suit shall have been brought which is intended to accomplish the foregoing; (K) the representations and warranties of CalWest and Rooster Acquisition Corp. contained in the Loan Agreement including without limitation the representation and warranty that there has been no material adverse change in the business, financial position or results of operation of CalWest, Rooster Acquisition Corp., and their subsidiaries, taken as a whole, or of Cabot and Cabot LP taken as a whole, shall be true and correct after giving effect to the funding of the Loan; (L) required solvency certificates shall have been received; (M) CalWest and Rooster Acquisition Corp. shall have paid all transaction costs required to be paid by them; (N) required reports of lien and title searches shall have been received and such searches shall not disclose any breaches in any of the representations and warranties contained in the Loan Agreement in a manner that would be reasonably likely to have a material adverse effect upon CalWest and Rooster Acquisition Corp; (O) a copy of the new revolving credit agreement shall have been delivered; (P) a debt to equity ratio calculated in accordance with the Loan Agreement shall not exceed 47%; (Q) the required limitation on indebtedness shall not have been exceeded; and (R) as of closing Cabot and Cabot LP shall have total undepreciated real estate assets with a book value of not less than $1.75 billion. The obligation of Rooster Acquisition Corp. to purchase Common Shares pursuant to the Offer is not conditioned upon the satisfaction or waiver of any of these conditions. The Commitment Letter will terminate if the initial funding under the Loan (the funding that will occur upon the close of the Offer) does not occur by January 15, 2002, subject to the aforementioned 30 business day extension option.

   CalWest and Rooster Acquisition Corp. are the borrowers under the Loan. The Loan will be collateralized by a pledge of (i) all membership interests in CalWest, (ii) the shares held by CalWest in Rooster Acquisition

Corp, (iii) the Common Shares held by Rooster Acquisition Corp. in Cabot and
(iv) all shares, partnership interests or membership interests in all other CalWest subsidiaries (v) other assets. Each subsidiary of CalWest (other than Rooster Acquisition Corp.) is also required to execute an Omnibus Guaranty of the Loan; however, the liabilities of such subsidiaries under such guarantees is limited by certain provisions therein.

   After the consummation of the Merger, a loan (the "Operating Partnership Advance") of up to $500 million will be made pursuant to the Loan Agreement directly to Cabot LP. Cabot will also be a borrower on the Operating Partnership Advance. At the time that the Operating Partnership Advance is made, Cabot and Cabot LP will become borrowers under the Loan Agreement with respect to the Operating Partnership Advance and the assets of Cabot and Cabot LP will be subject to certain negative covenants under the Loan Agreement. Proceeds from the Operating Partnership Advance will be distributed to the partners of Cabot LP and any such proceeds received by Cabot will be distributed to CalWest. Such proceeds received by CalWest will be used to either pay certain mandatory prepayments under the Loan Agreement or pay costs of the Merger. CalWest will execute a guarantee of the Operating Partnership Advance.

   The Loan, including the Operating Partnership Advance, will have a maturity date of six months from the initial funding, with four three-month extensions at the option of the borrower, subject to satisfaction of certain conditions, including the borrower paying an extension fee at the time of each extension in the amount of 0.25% of the principal balance of the Loan at the time of such extension.

   The Loan Agreement provides for an interest rate on the Loan, including the Operating Partnership Advance, equal to the one month LIBOR plus 125 basis points, provided that the spread over LIBOR shall increase to 225 basis points from and after the third extension term. Interest payments will be due monthly in arrears on the tenth day of each month, calculated on an actual/360 day basis.

   The financing may be prepaid in whole or in part at any time during the term of the Loan, subject to mandatory prepayment by the relevant borrower with net cash proceeds received from the sale of assets (subject to certain exceptions).

   We anticipate that the Loan, including the Operating Partnership Advance, will be repaid by a combination of the following: (i) a securitized financing of a material portion of the unencumbered assets of CalWest, (ii) a new line of credit in favor of Cabot LP, and/or (iii) the sale of certain assets of CalWest and/or Cabot LP. No decision has been made concerning the exact amounts that would be sought or realized from each of these alternatives. Such decision will be made based on review by the applicable borrower from time to time of the advisability of particular actions, as well as on prevailing interest rates and financial and other economic conditions and such other factors as the relevant borrower may deem appropriate.

   The Loan Agreement provides for certain customary affirmative covenants, negative covenants and events of default applicable to the relevant borrower and the guarantors, including without limitation, limitations on indebtedness, liens, transfers and asset sales, changes in control of the relevant borrower and the guarantors, and certain financial covenants.

   The Loan Agreement requires that the proceeds be used to finance the consummation of the transaction described in the Merger Agreement and other general corporate purposes.

   The preceding summary of the Commitment Letter and the Loan Agreement is qualified in its entirety by reference to the Commitment Letter filed as exhibit to our Schedule TO which is incorporated herein by reference. CalWest and Rooster Acquisition Corp. have not made alternative financing arrangements in the event funds under the Loan are not available.

13. DIVIDENDS AND DISTRIBUTIONS.

   In the event the number of outstanding Common Shares, other outstanding shares of beneficial interest of Cabot, or share equivalents of Cabot issuable upon the exercise of, or subject to, options or other agreements exceeds the amounts specifically set forth in the Merger Agreement (including, without limitation, as a result of any stock split, reverse stock split, stock dividend, including any dividend or distribution of securities convertible into beneficial shares or share equivalents of Cabot, recapitalization, or other like changes occurring after the date of the Merger Agreement, but excluding any Common Shares or units of the Cabot LP issued pursuant to the Cabot Option Plans, in accordance with, and subject to, the Merger Agreement), the Per Share Amounts shall be appropriately adjusted downward.

14. CONDITIONS OF THE OFFER.

   Notwithstanding any other provision of the Offer, neither CalWest nor Rooster Acquisition Corp. shall be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act (relating to the obligation of Rooster Acquisition Corp. to pay for or return tendered Common Shares promptly after termination or withdrawal of the Offer), pay for, and (subject to any such rules or regulations) may delay the acceptance for payment of any tendered Common Shares and (except as provided in the Merger Agreement) amend or terminate the Offer as to any tendered Common Shares if (i) there shall not have been validly tendered and not withdrawn prior to the expiration of the Offer Common Shares entitled to cast at least two-thirds of the outstanding Common Shares on a fully diluted basis, after giving effect to the exercise or conversion of all options, rights, Units and other securities exercisable or convertible into such voting securities, or (ii) any applicable waiting period (and any extension thereof) under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer or (iii) at any time after the date of the Merger Agreement and prior to the acceptance for payment of any such Common Shares, any of the following events shall occur and be continuing or conditions exist:

      (a) there shall have been any action taken, or any Law, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other governmental entity or other legal restraint or prohibition which (i) prohibits, restrains, limits or makes illegal the acceptance for payment, payment for or purchase of Common Shares or the consummation of the Offer, the Merger or the other material transactions contemplated by the Merger Agreement, the Unitholder Agreements, Shareholder Agreements and Option Agreement, (ii) renders Rooster Acquisition Corp. unable to accept for payment, pay for or purchase some or all of the Common Shares tendered and not withdrawn pursuant to the Offer, or (iii) imposes material limitations on the ability of Rooster Acquisition Corp. to effectively exercise full rights of ownership of the Common Shares to be acquired in the Offer, including the right to vote such Common Shares, or the assets or business of Cabot and Cabot's subsidiaries; or

      (b) there shall be officially threatened in writing or pending any suit, action or proceeding by any governmental entity challenging the acquisition by CalWest or Rooster Acquisition Corp. of any Common Shares, seeking to restrain or prohibit consummation of the Offer or the Merger, or seeking to place limitations on the ownership of Common Shares or the assets and business of Cabot or Cabot's subsidiaries by CalWest or Rooster Acquisition Corp.; or

      (c) the Merger Agreement shall have been terminated in accordance with its terms; or

      (d) since the date of the Merger Agreement there shall have occurred any change, event or effect that shall have occurred that, when taken together with all other adverse changes, events or effects that have occurred, is or is reasonably likely to (i) be materially adverse to the business, operations, properties, condition (financial or otherwise), assets or liabilities of Cabot and Cabot's subsidiaries taken as a whole or (ii) prevent or materially delay the performance by Cabot or Cabot LP of any of its obligations under the Merger Agreement or the consummation of the Offer, the Merger or the other transactions contemplated by the Merger Agreement, not including the effect of general economic changes, changes in the U.S. financial markets generally, changes that affect REITs generally and changes that generally affect real estate properties of the type generally owned by Cabot, in each case that are a principal cause of such change, event or effect (a "Cabot Material Adverse Effect"); or

      (e) (i) any of the representations and warranties of Cabot contained in the Merger Agreement which are qualified by the term Cabot Material Adverse Effect, shall not be true and correct; (ii) any of the representations and warranties of Cabot contained in the Merger Agreement which are qualified by materiality (not including those that are qualified by the term Cabot Material Adverse Effect), shall not be true and correct, except where the failure of any such representation or warranty to be so true and correct, together with all other representations and warranties qualified by materiality (not including those that are qualified by the term Cabot Material Adverse Effect) which are not true and correct, would not constitute a Cabot Material Adverse Effect; and (iii) the representations and warranties of Cabot contained in the Merger Agreement which are not qualified by materiality or the term Cabot Material Adverse Effect shall not be true and correct in all material respects, in each of the foregoing cases, as of the date of determination or the date hereof (except to the extent that any such representation or warranty, by its terms, is expressly limited to a specific date, in which case, as of such specific date); or

      (f) Cabot shall have breached or failed to perform or comply with, in all material respects, each of its covenants and agreements contained in the Merger Agreement required to be performed at or prior to the date of determination; or

      (g) the Cabot Board of Trustees (i) shall have withdrawn or modified in a manner adverse to Rooster Acquisition Corp. (including by amendment of the Schedule 14D-9) any of its approvals or recommendations set forth in the Merger Agreement, including as to the Offer, the Merger or the Merger Agreement, (ii) recommended or approved any Competing Transaction or Superior Competing Transaction or (iii) shall have publicly proposed or resolved to do any of the foregoing; or

      (h) the Rights shall have become exercisable; or

      (i) Cabot shall have failed to deliver a bring-down letter, dated the date of the consummation of the Offer, to the REIT tax opinion of Mayer Brown regarding, among other things, Cabot's REIT status; or

      (j) CalWest shall have failed to receive an officer's certificate executed by Cabot's chief executive officer and chief financial officer on behalf of Cabot, dated the date of consummation of the Offer, to the effect that none of the events or conditions set forth in the foregoing paragraphs
   (d), (e), (f), (g) and (h) have occurred; or

      (k) the failure by CalWest's lender(s) to fund the bridge loan commitment provided by such lenders to finance the purchase by CalWest or Rooster Acquisition Corp. of the Common Shares pursuant to the Commitment Letter as a result of a serious event specified in the Commitment Letter relating to New York Stock Exchange trading, commercial banking activities, war or a national emergency, or national or international financial, political or economic conditions; provided that if after seeking alternative financing for a period of no more than 30 business days in accordance with the Merger Agreement, CalWest shall have obtained other financing for the Offer and the Merger on terms substantially similar and at least as favorable as the terms of the Commitment Letter and such other financing is available and funded at the time of the consummation of the Offer, then the event specified in this clause (k) shall be deemed to have been cured (see Section 12 "Source and Amount of Funds)";

which, in the reasonable discretion of CalWest, in any such case, and regardless of the circumstances (including any action or inaction by CalWest) giving rise to such condition, makes it inadvisable to proceed with the Offer or the acceptance for payment of or payment for the Common Shares (tendered and not withdrawn pursuant to the Offer).

   The foregoing conditions are for the sole benefit of Rooster Acquisition Corp. and may (subject to the terms of the Merger Agreement) be asserted or waived by Rooster Acquisition Corp., in whole or in part, at any time and from time to time prior to the expiration of the Offer, in the sole discretion of Rooster Acquisition Corp. The failure by Rooster Acquisition Corp. at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time prior to the expiration of the Offer. All conditions to the Offer, other than those dependent upon the receipt of necessary governmental approvals, must be satisfied or waived prior to the expiration of the Offer.

15. LEGAL MATTERS; REQUIRED REGULATORY APPROVALS.

   Except as set forth in this Offer to Purchase, based on our review of publicly available filings by Cabot with the SEC and other information regarding Cabot, we are not aware of any licenses or regulatory permits that appear to be material to the business of Cabot and its subsidiaries, taken as a whole, and that might be adversely affected by our acquisition of Common Shares in the Offer. In addition, we are not aware of any filings, approvals or other actions by or with any governmental authority or administrative or regulatory agency that would be required for our acquisition or ownership of the Common Shares. Should any such approval or other action be required, we expect to seek such approval or take such action, except as described below under "State Takeover Laws." Should any such approval or other action be required, we cannot be certain that we would be able to obtain any such approval or take such action without substantial conditions or that adverse consequences might not result to the businesses of Cabot or its subsidiaries, or that certain parts of the businesses of Cabot or Rooster Acquisition Corp. might not have to be disposed of or held separate in order to obtain such approval or action. In that event, we may not be required to purchase any Common Shares in the Offer. See Introduction and Section 14 for a description of the conditions to the Offer.

State Takeover Laws

   A number of states (including Maryland, where Cabot is organized as a REIT) have adopted takeover laws and regulations that purport to be applicable to attempts to acquire securities of corporations that are incorporated in those states or that have substantial assets, shareholders, principal executive offices or principal places of business in those states. In the Merger Agreement, Cabot has represented that it has taken all appropriate and necessary actions to, among other things, make the Takeover Statute (as defined in Section 11) inapplicable. See "The Merger Agreement--Takeover Restrictions" in Section 11.

   We have not attempted to comply with any state takeover statutes in connection with the Offer or the Merger. We reserve the right to challenge the validity or applicability of any state law allegedly applicable to the Offer or the Merger, and nothing in this Offer to Purchase nor any action that we take in connection with the Offer is intended as a waiver of that right. In the event that it is asserted that one or more takeover statutes apply to the Offer or the Merger, and it is not determined by an appropriate court that the statutes in question do not apply or are invalid as applied to the Offer or the Merger, as applicable, we might be unable to accept for payment Common Shares tendered in the Offer or be delayed in continuing or consummating the Offer. In that case, we may not be obligated to accept for purchase any Common Shares tendered. See Section 14.

Antitrust

   Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (the "HSR Act"), and the related rules and regulations that have been issued by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated until certain information and documentary material has been furnished for review by the FTC and the Antitrust Division of the Department of Justice and certain waiting period requirements have been satisfied. We believe that no antitrust filings or notifications with United States or foreign governmental or regulatory authorities, including the premerger notification provided by the HSR Act, will be required in connection with the Offer or the Merger.

16. CERTAIN FEES AND EXPENSES.

   RREEF manages CalWest's investments in industrial properties and is CalWest's exclusive investment advisor. CalWest pays RREEF an annual management fee based on annual net operating income and average total assets under management and also reimburses RREEF for certain expenses, provided that they have been included in a budget approved by CalWest's members.

   We have retained MacKenzie Partners, Inc. as the Information Agent in connection with the Offer. The Information Agent may contact holders of Common Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee shareholders to forward material relating to the Offer to beneficial owners of Common Shares. We will pay the Information Agent reasonable and customary compensation for these services in addition to reimbursing the Information Agent for its reasonable out-of-pocket expenses. We have agreed to indemnify the Information Agent against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

   We have retained Computershare Trust Company of New York as the Depositary. The Depositary has not been retained to make solicitations or recommendations in its role as Depositary. We will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, will reimburse the Depositary for its reasonable out-of-pocket expenses and will indemnify the Depositary against certain liabilities and expenses, including certain liabilities under the federal securities laws.

   In addition, we have retained Goldman Sachs to act as our financial advisors, as well as the Dealer Managers, in connection with the Offer and the Merger. We will pay the Dealer Managers reasonable and customary compensation for their services in connection with the Offer and the Merger, will reimburse the Dealer Managers for their reasonable out-of-pocket expenses and will indemnify the Dealer Managers against certain liabilities and expenses, including certain liabilities under the federal securities laws.

   Except as set forth above, we will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Common Shares pursuant to the Offer. We will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding materials relating to the Offer to their customers.

17. MISCELLANEOUS.

   We are making the Offer to all holders of Common Shares solely pursuant to this Offer to Purchase and the related Letter of Transmittal (and any amendments or supplements thereto). We are not aware of any state where the making of the Offer is prohibited by any administrative or judicial action or pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the Offer or the acceptance for payment of Common Shares tendered pursuant to the Offer, we will make a good faith effort to comply with that state statute or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, we cannot comply with the state statute, we will not make the Offer to, nor will we accept tenders from or on behalf of, the holders of Common Shares in that state. In any jurisdiction where the securities, "blue sky" or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on our behalf by the Dealer Managers or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

   We and our parent, CalWest, have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments to our Schedule TO. Our Schedule TO, and any amendments, including exhibits, may be examined and copies may be obtained from the SEC in the same manner as described in Section 8 with respect to information concerning Cabot.

   WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON OUR BEHALF NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, YOU SHOULD NOT RELY ON ANY SUCH INFORMATION OR REPRESENTATION AS HAVING BEEN AUTHORIZED.

   Neither the delivery of this Offer to Purchase nor any purchase pursuant to the Offer will under any circumstances create any implication that there has been no change in the affairs of CalWest, Rooster Acquisition Corp., Cabot or any of their respective subsidiaries or affiliates since the date as of which information is furnished or the date of this Offer to Purchase.

                                          ROOSTER ACQUISITION CORP.

November 5, 2001

                                  SCHEDULE I

 DIRECTORS, EXECUTIVE OFFICERS AND BOARD MEMBERS OF ROOSTER ACQUISITION CORP.,
   REEF AMERICA L.L.C., ROPROPERTY HOLDING B.V., RODAMCO NORTH AMERICA N.V.,
                   HASLEMERE N.V., AND RODAMCO EUROPE N.V.*

   DIRECTORS AND EXECUTIVE OFFICERS OF ROOSTER ACQUISITION CORP. The following table sets forth the name, principal occupation or employment and business address for each director and executive officer of Rooster Acquisition Corp. Each such person, unless otherwise indicated, is a citizen of the United States of America.

Name                    Principal Occupation and Employment History
----                    -------------------------------------------
Charles B. Leitner, III Mr. Leitner has been the President and Director of Rooster Acquisition
                        Corp. since its incorporation in October 2001. Mr. Leitner graduated from the University of Pennsylvania with a B.A degree in Urban
                        Studies/Regional Science. He has 19 years of experience in real estate investment. Mr. Leitner directs RREEF's National Acquisitions Group and sits on the RREEF Investment and Policy Committees and serves as the industrial specialist. Prior to joining RREEF in 1988, Mr. Leitner was associated with Teachers Insurance & Annuity Association and
                        General Electric Capital Corporation in real estate finance. During those associations, he was responsible for the organization of over
                        $500 million of conventional, hybrid debt and joint venture financing for shopping centers, industrial and office buildings, apartments and hotels. Mr. Leitner is a member of the Urban Land Institute and the
                        Industrial and Office Parks Council (IOPC/Green). Mr. Leitner's
                        business address if c/o RREEF America L.L.C., 320 Park Avenue,
                        Suite 1700, New York, NY 10022.

Warren H. Otto......... Mr. Otto has been a Vice President and Director of Rooster Acquisition
                        Corp. since its incorporation in October 2001. Mr. Otto graduated cum laude from Harvard College in 1976 majoring in economics. Mr. Otto has 25 years of experience in market research and real estate asset management. At RREEF, Mr. Otto is the Portfolio Manager of
                        CalWest. Before joining RREEF in 1994, he was Manager of Real
                        Estate Investments for the $15 billion Ameritech Pension Trust. Mr.
                        Otto was responsible for working out joint ventures and restructuring investments for Ameritech's real estate portfolio, which included land, hotels, public storage facilities, shopping centers, malls, office buildings, industrial buildings, and apartments. Before joining
                        Ameritech in 1991, Mr. Otto spent 15 years with The Landsing
                        Corporation, a real estate investment management and syndication firm headquartered in the San Francisco Bay Area, where he performed a wide variety of services including acquisition, disposition, asset management, and market research for several metropolitan areas. Mr.
                        Otto's business address is c/o RREEF America L.L.C., 101 California
                        Street, 26th Floor, San Francisco, CA 94111.

* CalWest is a limited liability company formed by RREEF and CalPERS. RREEF is the sole manager of RREEF and, thus, CalWest has no employees, officers, directors or individuals performing such functions.

Name           Principal Occupation and Employment History
----           -------------------------------------------
Robert J. Cook Mr. Cook has been a Vice President of Rooster Acquisition Corp. since its incorporation in October 2001. Mr. Cook has M.S. degrees in Real
               Estate Appraisal and Investment Analysis and Landscape Architecture
               and a Ph.D. in Urban and Regional Planning from the University of
               Wisconsin. Mr. Cook joined RREEF in February of 1990 and was promoted to vice president in 1992 and principal in 1998. In 1999,
               Mr. Cook was named principal in charge of RREEF Portfolio
               Management and now serves on RREEF's Policy Committee and
               Investment Committee as retail specialist. Before coming to RREEF,
               Mr. Cook was vice president and director of administration for
               JMB Properties, with responsibility for marketing properties for sale or lease, budgeting and forecasting, financial analysis, and contract negotiation. Prior to this, he was the assistant to the president of
               JMB/Centers Management Company and was involved in the areas of budgeting and reporting. Mr. Cook is a past chairman of the Valuation
               Committee for the National Council of Real Estate Investment
               Fiduciaries (NCREIF). Mr. Cook's business address is c/o RREEF
               America L.L.C. 875 North Michigan Avenue, Suite 4100, Chicago, IL
               60611.

   MANAGEMENT BOARD MEMBERS AND POLICY COMMITTEE MEMBERS OF RREEF AMERICA L.L.C. The following table sets forth the name, principal occupation or employment and business address for each member of the management board and policy committee of RREEF. Each such person, unless otherwise indicated, is a citizen of the United States of America.

Names                  Principal Occupation and Employment History
-----                  -------------------------------------------
Christopher J. Bartram Mr. Bartram is a member of the Management Board of RREEF and
                       RoProperty Holding B.V. Since 1999, Mr. Bartram has also been the
                       Managing Director of Haslemere N.V. Since 1995, Mr. Bartram has been the Chief Executive of Haslemere Estates Management Ltd. From 1997
                       until 1999 Mr. Bartram served as a Managing Director of Rodamco N.V.
                       Since May 2001, Mr. Bartram has served as a Director of George Wimpey
                       Plc. Mr. Bartram's business address is c/o of Haslemere Estates
                       Management Ltd., 43-45 Portman Square, London, W1H 6HE, United
                       Kingdom. Mr. Bartram is a citizen of the United Kingdom.

Robert J. Cook........ Mr. Cook serves on RREEF's Policy Committee and Investment Committee as retail specialist. Mr. Cook has M.S. degrees in Real Estate Appraisal and
                       Investment Analysis and Landscape Architecture and a Ph.D. in Urban and
                       Regional Planning from the University of Wisconsin. Mr. Cook joined
                       RREEF in February of 1990 and was promoted to vice president in 1992 and principal in 1998. In 1999, Mr. Cook was named principal in charge of
                       RREEF Portfolio Management. Mr. Cook has been a Vice President of
                       Rooster Acquisition Corp. since its incorporation in October 2001. Before coming to RREEF, Mr. Cook was vice president and director of administration for JMB Properties, with responsibility for marketing properties for sale or lease, budgeting and forecasting, financial analysis, and contract negotiation. Prior to this, he was the assistant to the president of
                       JMB/Centers Management Company and was involved in the areas of budgeting and reporting. Mr. Cook is a past chairman of the Valuation
                       Committee for the National Council of Real Estate Investment Fiduciaries
                       (NCREIF). Mr. Cook's business address is c/o RREEF America L.L.C.,
                       875 North Michigan Avenue, Suite 4100, Chicago, IL 60611.

Name                Principal Occupation and Employment History
----                -------------------------------------------
D. Wylie Greig..... Mr. Greig is a member of RREEF's Policy Committee, on its Management
                    Board and is a voting member of the Investment Committee. Mr. Greig received his B.A. degree from Juniata College in Pennsylvania, and holds
                    Masters degrees in Business Administration from Wharton School at the
                    University of Pennsylvania and in City Planning from the University's
                    Graduate School of Fine Arts. Mr. Greig has been a land use economist and market analyst for over 30 years, addressing growth patterns and real estate markets nationwide. Prior to joining RREEF, Mr. Greig directed the Real
                    Estate Industries Department at SRI International (Standford Research
                    Institute) and had been a partner in several land use economics and real estate consulting firms. At RREEF, Mr. Greig directs a 15-person research program that supports strategic decision-making on all major areas of operations including acquisitions, dispositions, property management, portfolio management, and client reporting. Mr. Greig is a past president of the National Council of Real Estate Investment Fiduciaries (NCREIF) and
                    was NCREIF's original representative to the joint PREA/NCREIF/NAREIM
                    Task Force on Real Estate Information Standards. He is a member of the
                    American Real Estate Society (ARES), the National Association of Business
                    Economists (NABE), the National Association of Real Estate Investment
                    Trusts (NAREIT), and the Pension Real Estate Association (PREA). He is a
                    recipient of PREA's Grasskamp Award for excellence in research. Mr.
                    Greig's business address is c/o RREEF America L.L.C, 875 North Michigan
                    Avenue, Suite 4100, Chicago, IL 60611.

Timothy K. Gonzalez Mr. Gonzalez is a voting member of RREEF's Policy and Investment
                    Committee. Mr. Gonzalez received his B.S. degree from the University of
                    California, and holds a Masters degree from Harvard University.
                    Mr. Gonzalez has 20 years of experience in real estate investment, portfolio management, and financing. Since 1995, he has directed the portfolio management activities of the San Francisco office and supervised a 15-person staff that has managed over $3 billion in assets. Mr. Gonzalez also serves as portfolio manager for RREEF America II, RREEF's flagship core fund. He became a principal of RREEF in 1997. Mr Gonzalez came to
                    RREEF in 1990 as vice president, responsible for real estate acquisitions in
                    Southern California and Arizona. Prior to joining RREEF, he was a director in the Los Angeles office of the Prudential Realty Group, where he was responsible for Prudential's acquisition and financing activities in
                    Southern California, Arizona, and Nevada. He is a member of the
                    International Council of Shopping Centers and the Society of Industrial &
                    Office Realtors. Mr. Gonzalez's business address is c/o RREEF America
                    L.L.C., 101 California Street, 26th Floor, San Francisco, CA 94111.

Name                    Principal Occupation and Employment History
----                    -------------------------------------------
Gary T. Kachadurian.... Mr. Kachadurian is a member of RREEF's Policy Committee and on its
                        Management Board. Mr. Kachadurian received his B.S. in Accounting from the University of Illinois. Mr. Kachadurian has 23 years of real estate experience specializing in land acquisitions, development, financing and property management. He joined RREEF in 1990 and most recently was the Principal-in-Charge of RREEF's National Acquisition
                        Group. At RREEF, Mr. Kachadurian has responsibility for the value-
                        added line of business. Mr. Kachadurian also serves as the Apartment
                        Specialist on the firm's Investment Committee. Prior to joining RREEF,
                        Mr. Kachadurian was the Midwest Regional Partner for Lincoln Property
                        Company, directing a staff of over 100 employees in the development of apartment communities in Illinois, Indiana, Wisconsin, Kansas and
                        Pennsylvania. Mr. Kachadurian is a founding Board Member of the
                        Chicago Apartment Association and the immediate past chairman of the
                        National Multi-Housing Council. He also serves on the Multi-Family
                        Council of the Urban Land Institute (ULI), is a member of the
                        International Council of Shopping Centers (ICSC), and is a Board
                        Member of the Real Estate Committee of the YMCA. Mr. Kachadurian's
                        business address is c/o RREEF America L.L.C., 875 North Michigan
                        Avenue, Suite 4100, Chicago, IL 60611.

Donald A. King, Jr..... Mr. King is a member of RREEF's Investment and Policy Committees and on its Management Board. Mr. King received a B.S. degree from the
                        University of Virginia and an M.B.A. degree from Harvard Business
                        School. Mr. King has 31 years of experience in real estate acquisition, development, and management. Before joining RREEF he was active as a real estate developer and property manager. From 1974 to 1976, as vice president of Trust Investment, he founded the Bank of America Real
                        Estate Fund. Mr. King joined RREEF as a principal in 1979 and was co-
                        founder of RREEF MidAmerica Partners in Chicago. He was named
                        RREEF's Managing Partner in 1988. Mr. King is a member of the
                        National Association of Real Estate Investment Trusts, the National
                        Association of Real Estate Investment Managers, the Pension Real Estate
                        Association, the Urban Land Institute, and Lambda Alpha International,
                        an honorary society of land use economists. Mr. King's business address is c/o RREEF America L.L.C., 875 North Michigan Avenue, Suite 4100,
                        Chicago, IL 60611.

Charles B. Leitner, III Mr. Leitner is a member of RREEF's Policy Committee. Mr. Leitner graduated from the University of Pennsylvania with a B.A degree in Urban
                        Studies/Regional Science. He has 19 years of experience in real estate investment. Mr. Leitner directs RREEF's National Acquisitions Group and sits on the RREEF Investment Committee and serves as the industrial specialist. Mr. Leitner was associated with Teachers Insurance & Annuity
                        Association and General Electric Capital Corporation in real estate finance.
                        During those associations, he was responsible for the organization of over
                        $500 million of conventional, hybrid debt and joint venture financing for shopping centers, industrial and office buildings, apartments and hotels. Mr.
                        Leitner is a member of the Urban Land Institute and the Industrial and Office
                        Parks Council (IOPC/Green). Mr. Leitner's business address is c/o RREEF
                        America L.L.C., 320 Park Avenue, Suite 1700, New York, NY 10022.

Name              Principal Occupation and Employment History
----              -------------------------------------------
Stephen M. Steppe Mr. Steppe is a member of RREEF's Policy and Investment Committees and on its Management Board. At RREEF Mr. Steppe also oversees the client relations department Mr. Steppe is a graduate of the University of
                  Arizona. Before joining RREEF as a principal in 1986, Mr. Steppe spent
                  14 years with Coldwell Banker. His responsibilities as vice president and marketing director of investment properties included supervision of 22 offices in Southern California, Arizona, Colorado, and Nevada. Prior to
                  moving to Los Angeles, Mr. Steppe spent ten years as a commissioned salesman in Coldwell Banker's South Bay office in Southern California.
                  He was named senior sales consultant in 1978. Mr. Steppe has handled the marketing of over one billion dollars of investment properties, including shopping centers, apartments, industrial, and office buildings for both domestic and foreign investors. Mr. Steppe is a former chairman of the Pension Real Estate Association (PREA). He also serves on the
                  Editorial Board of the Institutional Real Estate Letter. Mr. Steppe's
                  business address is c/o RREEF America L.L.C., 101 California Street,
                  26th Floor, San Francisco, CA 94111.

   MANAGEMENT BOARD MEMBERS OF ROPROPERTY HOLDING B.V. The following table sets forth the name, principal occupation or employment and business address for each member of the managing board of RoProperty Holding B.V. Each such person, unless otherwise indicated, is a citizen of the United States of America.

Name                   Principal Occupation and Employment History
----                   -------------------------------------------
Christopher J. Bartram Since March 2001, Mr. Bartram has been the Chairman of the
                       Management Board of RoProperty. Mr. Bartram is also a member of the
                       Management Board of RREEF. Since 1999, Mr. Bartram has also been the Managing Director of Haslemere N.V. Since 1995, Mr. Bartram has
                       been the Chief Executive of Haslemere Estates Management Ltd. From
                       1997 until 1999 Mr. Bartram served as a Managing Director of
                       Rodamco N.V. Since May 2001, Mr. Bartram has served as a Director of George Wimpey Plc. Mr. Bartram's business address is
                       c/o Haselmere Estates Management Ltd., 43-45 Portman Square,
                       London, W1H 6HE, United Kingdom. Mr. Bartram is a citizen of the
                       United Kingdom.

Maarten J. Hulshoff... Mr. Hulshoff is a member of the Management Board of RoProperty.
                       Mr. Hulshoff is also the chief executive officer of Rodamco Europe
                       N.V. From 1995 until 1999, Mr. Hulshoff was the Chief Executive
                       Officer of NCM Holding N.V., a credit insurance company based in the
                       Netherlands. From 1999 until 2000, Mr. Hulshoff was the Chief
                       Executive Officer of Rabobank International, a bank based in the
                       Netherlands. Mr. Hulshoff also serves as a member of the Supervisory
                       Boards of two banks based in the Netherlands, NIB Capital Bank N.V.
                       and The Economy Bank N.V. Mr. Hulshoff's business address is
                       c/o Rodamco Europe N.V., Hofplein 20 NL 3032 AC, Rotterdam, the
                       Netherlands. Mr. Hulshoff is a Dutch citizen.

Name                Principal Occupation and Employment History
----                -------------------------------------------
Donald A. King, Jr. Mr. King is a member on the Management Board of RoProperty.
                    Mr. King is also a member of RREEF's Investment and Policy
                    Committees. Mr. King received a B.S. degree from the University of
                    Virginia and an M.B.A. degree from Harvard Business School. Mr.
                    King has 31 years of experience in real estate acquisition, development, and management. Before joining RREEF he was active as a real estate developer and property manager. From 1974 to 1976, as vice president of Trust Investment, he founded the Bank of America Real Estate Fund.
                    Mr. King joined RREEF as a principal in 1979 and was co-founder of
                    RREEF MidAmerica Partners in Chicago. He was named RREEF's
                    Managing Partner in 1988. Mr. King is a member of the National
                    Association of Real Estate Investment Trusts, National Association of
                    Real Estate Investment Managers, the Pension Real Estate Association,
                    the Urban Land Institute, and Lambda Alpha International, an honorary society of land use economists. Mr. King's business address is c/o
                    RREEF America L.L.C., 875 North Michigan Avenue, Suite 4100,
                    Chicago, IL 60611.

   CHIEF EXECUTIVE OFFICERS OF RODAMCO NORTH AMERICA N.V., HASLEMERE N.V. AND RODAMCO EUROPE N.V. The following table sets forth the name, principal occupation or employment and business address for each of the chief executive officers of Rodamco N.A., Haslemere N.V. and Rodamco Europe N.V. Each such person, unless otherwise indicated, is a citizen of the United States of America.

Name                   Principal Occupation and Employment History
----                   -------------------------------------------
Christopher J. Bartram Since 1999, Mr. Bartram has been the Managing Director of Haslemere
                       N.V. Mr. Bartram is also a member on the Management Boards of
                       RoProperty and RREEF. Since 1995, Mr. Bartram has been the Chief
                       Executive of Haslemere Estates Management Ltd. From 1997 until
                       1999 Mr. Bartram served as a Managing Director of Rodamco N.V.
                       Since May 2001, Mr. Bartram has served as a Director of George
                       Wimpey Plc. Mr. Bartram's business address is c/o Haslemere Estates
                       Management Ltd., 43-45 Portman Square, London, W1H 6HE, United
                       Kingdom. Mr. Bartram is a citizen of the United Kingdom.

Gerald E. Egan........ Mr. Egan has been the Chairman and Chief Executive Officer of
                       Rodamco North America N.V. since March 2000. Mr. Egan holds a
                       B.A. degree from Northwestern University and a law degree from
                       DePaul University of Law. He has 31 years of experience in real estate.
                       From July 1981 to March 2000, Mr. Egan was principal-in-charge of the portfolio management group of RREEF. Mr. Egan's business address is c/o Urban Properties Co., 900 N. Michigan Avenue, 15th
                       Floor, Chicago, IL 60611.

Name                Principal Occupation and Employment History
----                -------------------------------------------
Maarten J. Hulshoff Mr. Hulshoff is the chief executive officer of Rodamco Europe N.V.
                    Mr. Hulshoff is also a member of the Management Board of
                    RoProperty. From 1995 until 1999, Mr. Hulshoff was the Chief
                    Executive Officer of NCM Holding N.V., a credit insurance company based in the Netherlands. From 1999 until 2000, Mr. Hulshoff was the
                    Chief Executive Officer of Rabobank International, a bank based in the
                    Netherlands. Mr. Hulshoff also serves as a member of the Supervisory
                    Boards of two banks based in the Netherlands, NIB Capital Bank N.V.
                    and The Economy Bank N.V. Mr. Hulshoff's business address is c/o
                    Rodamco Europe N.V., Hofplein 20 NL 3032 AC, Rotterdam, the
                    Netherlands. Mr. Hulshoff is a Dutch citizen.

                                  SCHEDULE II

MEMBERS OF THE BOARD OF ADMINISTRATION AND EXECUTIVE OFFICERS OF THE CALIFORNIA
                      PUBLIC EMPLOYEES' RETIREMENT SYSTEM

   The following table sets forth the name, principal occupation or employment and business address, for each member of the Board of Administration and executive officer of the California Public Employees' Retirement System ("CalPERS"). The business address of each such person, unless otherwise indicated, is c/o CalPERS, Lincoln Plaza, 400 "P" Street, Sacramento, California, 94229-2701, and each such person is a citizen of the United States of America.

Board of Administration of CalPERS

Name                   Principal Occupation and Employment History
----                   -------------------------------------------
Dr. William Dale Crist Dr. Crist has been an elected member of the Board since 1987.
                       Dr. Crist has served as President of the Board since 1992. He is a member of the Investment, Benefits and Program Administration,
                       Finance and Performance and Compensation Committees. A Professor
                       of Economics at California State University, Stanislaus, Dr. Crist
                       served as chair of his University's Department of Economics from
                       1986 to 1990. He has held a variety of Academic Senate and faculty association positions during his academic career. He was the State president of the California Faculty Association from 1976 to 1985. He has also made numerous professional and scholarly contributions in the areas of collective bargaining in higher education, public retirement systems, and corporate governance. Dr. Crist has served as co-chair of the Council of Institutional Investors (CII) and is a former member of the CII Executive Committee and the International Corporate
                       Governance Network Board of Governors. Mr. Crist's business address is c/o California State University--Stanislaus, 801 West Monte Vista
                       Ave., Turlock, California 95380.

Sidney L. Abrams...... Mr. Abrams was appointed to the CalPERS Board of Administration in
                       September 2001 by Governor Gray Davis to serve as the insurance industry representative. His term expires in January 2005. He serves on the Investment Committee, the Benefits and Program Administration
                       Committee and the Health Benefits Committee. He is an actuary who has more than 30 years experience providing actuarial and consulting services to large multi-employer Taft-Hartley pension, health and welfare and other employee benefit plans in California and other
                       Western states. For many years, Mr. Abrams had his own consulting firm based in San Francisco, and was involved in the establishment and continuing operation of the plans, including benefit design, administration, investment and actuarial matters. He currently sits on the boards of several plans in the retail food industry. Mr. Abrams'
                       current address is P.O. Box 220, Pacific Palisades, CA 90272.

Name                 Principal Occupation and Employment History
----                 -------------------------------------------
Robert F. Carlson... Mr. Carlson has been an elected member of the Board since 1971 and has served as Vice President since April 2000. He is the Chair of the
                     Finance Committee and Vice Chair of the Performance and
                     Compensation Committee. In addition he also serves on the Benefits and Program Administration and the Investment Committees, and the
                     Policy Committee (a subcommittee of the Investment Committee). His current term expires January 15, 2004. Mr. Carlson, who retired as
                     Chief Counsel from the California Department of Transportation in
                     1985, serves as a director or trustee of 12 Investment Trusts of the
                     Franklin Templeton Fund. He has also served as Adjunct Professor of
                     Law at the University of the Pacific McGeorge School of Law from
                     1975 to 1989. He has been a member of the California State Bar
                     Association since 1952. Mr. Carlson's current address is 2120 Lambeth
                     Way, Carmichael, California 95608.

Philip Angelides.... Mr. Angelides has been an ex officio member of the Board since
                     January 1999 as a result of his election as California State Treasurer.
                     He serves on the Finance, Investment, and Health Benefits
                     Committees. Mr. Angelides is a graduate of Harvard University and a
                     Coro Foundation Fellow. He served for eight years in California government before entering the private sector in 1984. In 1986,
                     Angelides formed his own investment and management business. Mr.
                     Angelides's business address is c/o Treasurer of the State of California,
                     915 Capitol Mall, Room 110, Sacramento, California 95814.

Willie Brown, Jr.... Mr. Brown was appointed to the Board by Governor Gray Davis, in
                     2000. Mr. Brown is on the Investment Committee. He is a 36 year veteran of California State government and is currently the Mayor of the City and County of San Francisco. He was elected to represent the
                     13th Assembly District in 1964 then became the Speaker of the
                     California State Assembly from 1980-1995. Mr. Brown's business address is c/o Mayor of City and County of San Francisco, State of
                     California, 1 Dr. Carlton B. Goodlett Place, Room 336, San Francisco,
                     California 95814.

Dr. Kathleen Connell Dr. Connell has been an ex officio member of the Board since January
                     1995, following her election in 1994 as State Controller. She is the
                     Vice Chair of the Finance Committee and a member of the Benefits and Program Administration, Health Benefits and Investment
                     Committees. Prior to being elected State Controller, Dr. Connell ran her own investment banking firm and served as vice president and director for Chemical Bank of New York. She also served as a Director of Housing for the City of Los Angeles. Dr. Connell's business address is c/o Controller of the State of California, 300 Capital Mall, Suite
                     1850, Sacramento, California 95814.

Name              Principal Occupation and Employment History
----              -------------------------------------------
Rob Feckner...... Mr. Feckner has been an elected member of the Board since January
                  1999. He is the Chair of the Benefits and Program Administration and
                  Health Benefits Committees. He also serves as a member of the
                  Performance and Compensation and Investment Committees.
                  Mr. Feckner has worked for the last 21 years in the Napa Valley
                  Unified School District, where he is currently employed as a glazing specialist. He also serves as a member of the Statewide Board of
                  Directors of the California School Employees Association. Mr. Feckner
                  has also served as local Chapter President (10 years), local Vice
                  President, and Negotiating Chairperson. His business address is c/o
                  Glazing Specialist, Napa Valley Unified School District, 1616 Lincoln
                  Avenue, Napa, California 94558.

Michael Flaherman Mr. Flaherman has been a member of the Board since January 1995.
                  He is Chair of the Investment Committee. In addition he serves on the
                  Finance, Benefits and Program Administration, and Performance and
                  Compensation Committees and the R Street Project Subcommittee (a
                  subcommittee of the Investment Committee). His current term expires
                  January 15, 2003. Mr. Flaherman has worked as a pricing economist for the Bay Area Rapid Transit, a mass transit company, since 1992.
                  Prior to 1992, he worked as a staff consultant for Multisystems, Inc., a
                  Massachusetts firm specializing in public transit management and planning. Mr. Flaherman's business address is c/o BART, 800 Madison
                  Street, MSQ-3, Oakland, California 94607.

Sean Harrigan.... Mr. Harrigan, a member of the State Personnel Board (SPB), serves as its representative to the CalPERS Board. He was appointed as a member of the Board in December 1999. He is also the Vice Chair of the Investment Committee and serves on the Benefits and Program
                  Administration and the Health Benefits Committees. Mr. Harrigan has
                  served as International Vice President and Regional Director of the
                  Food and Commercial Workers International Union (UFCW), Region 8
                  --Western, since 1994 and has been on the California State Personnel
                  Board since 1999. For seven years, he worked for Safeway
                  Supermarkets in various capacities before joining Richland Retail
                  Clerks Local 1612 as Union Representative. In 1991, he was appointed
                  Executive Assistant of UFCW, Region 8--Western, in California, and
                  in 1993 he became Assistant to the Director of Organizing in
                  Washington, D.C. Mr. Harrigan's business address is c/o United Food and Commercial Workers International Union, 1775 K Street, NW,
                  Washington, DC 20006.

Name                 Principal Occupation and Employment History
----                 -------------------------------------------
Marty Morgenstern... Mr. Morgenstern became an ex officio member of the CalPERS Board in January 1999 when he was appointed to the Board by Governor
                     Gray Davis. Mr. Morgenstein is on the Health Benefits and Investment
                     Committees. He has been the Director of the California Department of
                     Personnel Administration since 1981. Mr. Morgenstern also served as
                     Chair of the Center for Labor Research and Education at the University
                     of California at Berkeley's Institute of Industrial Relations from 1987 to 1994 and as a member of the Public Employment Relations Board from 1982 to 1987. His business address is c/o Department of Director,
                     Department of Personnel Administration, North Building, Suite 400,
                     1515 S Street, Sacramento, California 95814.

Mike Quevedo, Jr.... Mr. Quevedo was appointed to the Board by the California State Senate
                     Rules Committee and the Assembly Speaker in February 1998. He
                     serves on the Investment Committee. His term expires January 15,
                     2004. He has been the Business Manager for the Southern California
                     District Council of Laborers, a labor union, since 1994 and Vice
                     President of the Laborers' International Union of North America. He
                     has also served as Vice President and President of the Southern
                     California District Council of Laborers. Mr. Quevedo is the Co-
                     Chairman of the Laborers' Pension Trust, the Laborers' Health and
                     Welfare Trust, the Laborers' Vacation Trust, and the Laborers'
                     Training and Retraining Trust. Mr. Quevedo's business address is
                     c/o Southern California District Council of Laborers, 4399 Santa Anita
                     Avenue, Suite 204, El Monte, California 91731.

William B. Rosenberg Mr. Rosenberg has been an elected member of the Board since July
                     1993. He is the Vice Chair of the Benefits and Program Administration
                     and the Health Benefit Committees. He also serves on the Finance and
                     Investment Committees. Mr. Rosenberg, who is retired, spent more than seven years with CalPERS as a retirement specialist and 14 years as a consultant and contract compliance officer with the State
                     Department of Fair Employment and Housing. Mr. Rosenberg's current address is c/o 5362 North Algarrobo Street, Laguna Woods,
                     California 92653.

Charles P. Valdes... Mr. Valdes has been an elected member of the Board since 1984. His current term expires January 15, 2002. He is currently Chair of the
                     Performance and Compensation Committee and a member of the
                     Health Benefits, Finance and Ad Hoc Internal Board Governance
                     Committees. Mr. Valdes is a Deputy Attorney IV for the
                     California Department of Transportation. Mr. Valdes' current address is c/o California Department of Transportation, 1120 N Street,
                     Sacramento, California 95814.

   Executive Officers of CalPERS

Name             Principal Occupation and Employment History
----             -------------------------------------------
James E. Burton. Mr. Burton has been the Chief Executive Officer of CalPERS since
                 October 1994. Previously, Mr. Burton served as Assistant Executive
                 Officer for CalPERS investment operations, supervising investment operations in all asset classes, including both domestic and international public and private markets, coordinating internal investment policy, and representing CalPERS on investment-related legislation. Prior to joining CalPERS in 1992, Mr. Burton was Deputy
                 State Controller, advising the State Controller on public pension, government borrowing, and state finance issues. Burton's career in
                 California government also includes leadership positions as Executive
                 Director of the Commission on State Finance, Deputy Chief of Staff to
                 former Governor Jerry Brown, Executive Secretary of the Pooled
                 Money Investment Board, and Assistant Executive Officer of the State
                 Board of Control. Mr. Burton is currently Second Vice President and a member of the Executive Committee of the National Association of
                 State Retirement Administrators. He also serves on the National
                 Nominating Committee of NASD, Inc.

James H. Gomez.. Mr. Gomez was appointed to the position of Deputy Executive Officer of CalPERS in December of 1996. Prior to joining CalPERS,
                 Mr. Gomez was the Director of the California Department of
                 Corrections. Mr. Gomez also served the California Department of
                 Corrections as Chief Deputy Director from 1983 to 1989 and from
                 1989 to 1991 he was Deputy County Executive for Santa Clara County.
                 Prior to 1983, he held several senior management positions with the
                 California Department of Social Services, serving as Deputy Director of the department from 1978 to 1983. Mr. Gomez is a member of the
                 National Institute of Corrections Advisory Board.

Daniel M. Szente Mr. Szente has served as the Chief Investment Officer for CalPERS since July 2000 and is responsible for managing the public pension fund. Prior to joining CalPERS, he held the position of Executive Vice
                 President and Director of Research for Pennsylvania-based McGlinn
                 Capital Management from 1998 to 2000. Prior to that from 1995 to
                 1998, Mr. Szente was employed by the Howard Hughes Medical
                 Institute. Mr. Szente has more than 16 years' investment policy and management experience in the public sector, serving as Assistant
                 Director of Investments of the State Teachers Retirement System of
                 Ohio.

Vincent P. Brown Mr. Brown has served as Assistant Executive Officer for Financial and
                 Administrative Services of CalPERS since May 1995. He is
                 responsible for the overall management of a variety of CalPERS functions, including financial accounting systems, budgets, information technology, human resources, and administrative and general support programs. Prior to joining CalPERS, Mr. Brown served as Chief of
                 Administrative Services and Assistant Program Budget Manager for
                 the California Department of Finance. With over 20 years of public service, Mr. Brown has held numerous financial, administrative, and managerial positions in both the executive and legislative branches of government in New York and California.

Name             Principal Occupation and Employment History
----             -------------------------------------------
Barbara Hegdal.. Ms. Hegdal was named Assistant Executive Officer of the Member and
                 Benefit Services Branch for CalPERS in December of 1997.
                 Ms. Hegdal has worked for CalPERS in various capacities since 1976, including Chief of the Member Services Division, interim Assistant
                 Executive Officer of the Member and Benefit Services Branch, Chief
                 of the Benefit Application Services Division, Assistant Chief of the
                 Benefits Division, Manager of the Retirement Eligibility and Payment
                 Section for the Benefits Division, and Manager of the Management
                 Analysis Section for the Administration Division.

Robert D. Walton Mr. Walton is the Assistant Executive Officer in charge of
                 Governmental Affairs and Planning and Research for CalPERS and
                 represents CalPERS at the California Legislature and works with the
                 CalPERS federal lobbyist in Washington, D.C. He also oversees the
                 CalPERS Strategic Planning activities, Information Security, and the
                 Customer Service project, as well as the CalPERS Annual Plan.
                 Mr. Walton began working for CalPERS in March 1971 and has more than 26 years experience with CalPERS, including responsibility for
                 Financial Services, Human Resources, Public Affairs, Information
                 Technology, the Health Benefits Program, Actuarial Services, Field
                 Services, Administrative Support Services and the Long-Term Care
                 Program. He also served with the California Department of General
                 Services from 1974 to 1978.

Allen D. Feezor. Mr. Feezor became the Assistant Executive Officer of Health Benefits
                 Services for CalPERS in January 2000. Prior to joining CalPERS,
                 Mr. Feezor served as Vice President for Planning, Marketing, and
                 Managed Care for University Health Systems of Eastern Carolina. He
                 served as Chief Deputy Commissioner for the North Carolina
                 Department of Insurance from 1985 to 1995. From 1985 to 1988 he also served as chief executive of the 430,000-member North Carolina
                 Teachers', State Employees' and Retirees' Health Plan. Mr. Feezor has
                 also served as the Senior Washington (D.C.) Representative for the
                 Blue Cross/Blue Shield Association from 1978 to 1985. He serves on the Board of Directors of Pacific Business Group on Health and The
                 Integrated Health Association.

Robert Aguallo.. Mr. Aguallo has served as the Assistant Executive Officer of
                 Investment Operations for CalPERS since February 1995. Mr. Aguallo administers internal and external investment operations in all of
                 CalPERS major asset classes, including both domestic and international private and public markets, coordinating internal investment policy, and representing CalPERS on investment-related legislation at both the state and federal level. He advises the Chief Investment Officer on strategic investment policies and ensures applicability of policy and procedures to state law and regulations for the trust fund. Prior to his current position, Mr. Aguallo served six years as Assistant Executive
                 Officer for CalPERS Financial and Administrative Services.

Name                  Principal Occupation and Employment History
----                  -------------------------------------------
Kayla J. Gillan...... Ms. Gillan was appointed General Counsel of CalPERS in August 1996 and manages the CalPERS Legal Office. Ms. Gillan serves as chief legal advisor to the CalPERS Board of Administration and executive staff on pension and trust law, tax law, health care, investments, and corporate governance. Ms. Gillan has been with CalPERS since 1986, serving as Staff Counsel from 1986 to 1990 and as Deputy General
                      Counsel from 1990 to 1996. Prior to joining CalPERS, Gillan was in the private practice of law, specializing in labor and personal injury litigation.

Dr. Ronald L. Seeling Dr. Seeling has served as the Chief Actuary for CalPERS since October
                      1994 and oversees and directs the CalPERS actuarial staff and external consultants in establishing the liability and contribution requirements of the State of California, schools, and contracting agencies. He recommends the adjustment of reserves and changes in actuarial laws, rates, and tables. Dr. Seeling provides independent advice and counsel on actuarial issues to the CalPERS Board of administration and the
                      Benefits and Program Administration Committee. He is responsible for evaluating, developing, and implementing the actuarial policies and procedures of the Board. Prior to joining CalPERS, Dr. Seeling served as a managing consultant and actuary in the Atlanta office of William
                      M. Mercer, a benefit-consulting firm. He also served as legislative actuary for the State of Louisiana for six years prior to joining Mercer.

Patricia K. Macht.... Ms. Macht has served as Chief of the Office of Public Affairs for
                      CalPERS since August 1995 and is responsible for developing and administering communications and public relations programs for the system. She advises the Board of Administration and Executive Staff on communications issues and policies. Prior to her current position,
                      Ms. Macht worked for the California Integrated Waste Management
                      Board where over a four-year period she served as Assistant Director of
                      Public Affairs and Deputy Director of Waste Prevention and
                      Education. Prior to her career in public service, Ms. Macht was communications manager for AmeriGas Propane, a national energy company.

                       THE DEPOSITARY FOR THE OFFER IS:

                    COMPUTERSHARE TRUST COMPANY OF NEW YORK

        BY MAIL:           BY OVERNIGHT DELIVERY:       BY HAND DELIVERY:

    Computershare Trust       Computershare Trust       Computershare Trust
    Companyof New York        Companyof New York        Companyof New York
    Wall Street Station        Wall Street Plaza         Wall Street Plaza
       P.O. Box 1010        88 Pine Street, 19/th/    88 Pine Street, 19/th/
  New York, NY 10268-1010            Floor                     Floor
                              New York, NY 10005        New York, NY 10005

           FACSIMILE TRANSMISSION (FOR ELIGIBLE INSTITUTIONS ONLY):

                                (212) 701-7636

                CONFIRM RECEIPT OF FACSIMILE BY TELEPHONE ONLY:

                                (212) 701-7624

                               -----------------

   Questions and requests for assistance may be directed to the Information Agent or the Dealer Managers at their respective addresses and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may be obtained from the Information Agent as set forth below, and will be furnished promptly at our expense. Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Common Shares and any other required documents should be sent or delivered by each shareholder of Cabot or his broker, dealer, commercial bank, trust company or other nominee to the Depository at one of its addresses set forth above. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:


                      [LOGO] MacKenzie Partners, Inc. Logo
                               156 Fifth Avenue
                              New York, NY 10010
                          (212) 929-5500 Call Collect
                                      or
                         Call Toll-Free (800) 322-2885

                      E-mail: proxy@mackenziepartners.com

                    THE DEALER MANAGERS FOR THE OFFER ARE:

                             Goldman, Sachs & Co.

                                85 Broad Street
                           New York, New York 10004
                         Call Collect: (212) 902-1000
                                      or
                        Call Toll-Free: (800) 323-5678